Exhibit 2.1

INVESTMENT AGREEMENT

by and among

JH CAPITAL GROUP HOLDINGS, LLC,

JACOBSEN CREDIT HOLDINGS, LLC,

NJK HOLDING LLC,

KRAVETZ CAPITAL FUNDING LLC, and

EASTERLY ACQUISITION CORP.

Dated as of June 28, 2017

Section 8.6	Entire Agreement; Third Party Beneficiaries	62
Section 8.7	Severability	62
Section 8.8	Specific Performance	63
Section 8.9	Assignment	63
Section 8.10	Headings; Interpretation	63
Section 8.11	Governing Law	64
Section 8.12	Exclusive Jurisdiction	64
Section 8.13	WAIVER OF JURY TRIAL	64
Section 8.14	Trust Account Waiver	64
Section 8.15	Definitions	65

Annex A	Reorganization Steps

Exhibit A	Form of New Operating Agreement
Exhibit B	Form of Investor Restated Charter
Exhibit C	Form of Exchange Agreement
Exhibit D	Form of Tax Receivable Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of 2017 Omnibus Equity Incentive Plan
Exhibit G	Sponsor Letter

 v

Index of Defined Terms

Defined Term	Section

Account Agreements	3.21(a)
Acquired Units	Preamble
Adverse Recommendation Change	5.4(b)
Affiliate	8.15
Agreement	Preamble
Amended Operating Agreement	Recitals
Anti-Boycott Regulations	3.23(a)
Antitrust Approvals	5.3(a)
Antitrust Filings	5.3(a)
Antitrust Law	8.15
Available Cash	8.15
Business Combination	2.2(c)
Business Combination Deadline	7.1(b)(ii)
Business Day	8.15
Business Financial Statements	3.6(a)
Century	Recitals
Class A Units	Recitals
Class B Members	Recitals
Class B Units	Recitals
Class B-1 Unit	Recitals
Class B-2 Unit	Recitals
Closing	1.4(a)
Closing Date	1.4(a)
Closing Sponsor Payments	5.15(b)
Code	2.10(a)
Company	Preamble
Company Acquisition Proposal	5.6(c)(i)
Company Benefit Plan	3.11(b)
Company Disclosure Letter	III
Company Licenses	3.10(b)
Company Material Adverse Effect	III
Company Software Products	3.16(h)
Company Subsidiary	8.15
Company Systems	3.16(g)
Confidentiality Agreement	8.15
Consents	2.4(a)
Contract	2.4(b)
Convertible Promissory Note	8.15
Credit Control	Recitals
DGCL	2.3(c)
DOJ	5.3(a)

EAR	3.23(a)
Environmental Laws	3.12
ERISA	2.10(a)
ERISA Affiliate	2.10(a)
Exchange Act	2.4(a)
Exchange Agreement	Recitals
Extension Amendment	2.18
Extension Amendment Meeting	5.5(a)
Extension Amendments Approvals	2.18
Extension Proxy Statement	5.5(a)
FCPA	3.25(a)
Filings	2.4(a)
Founding Members	Preamble
FTC	5.3(a)
GAAP	8.15
Governmental Entity	2.4(a)
Hazardous Substances	8.15
HSR Act	8.15
Improper Payment Laws	3.25(a)
Indebtedness	8.15
Indemnitee	5.11(a)
Indemnitees	5.11(a)
Intellectual Property	8.15
Interests	Recitals
Investment Amount	1.1(b)(i)
Investment Company Act	2.17
Investor	Preamble
Investor Acquisition Proposal	5.6(c)(ii)
Investor Benefit Plan	2.10(a)
Investor Board	2.3(b)
Investor Bylaws	2.1
Investor Capital Stock	2.2(a)
Investor Capitalization Certificate	1.3
Investor Charter	2.1
Investor Class A Common Stock	8.15
Investor Class B Common Stock	8.15
Investor Disclosure Letter	II
Investor Material Adverse Effect	II
Investor Post-Closing Capital Stock	2.2(b)
Investor Pre-Closing Capital Stock	2.2(a)
Investor Pre-Closing Common Stock	1.2(a)
Investor Preferred Stock	2.2(a)
Investor Recommendation	2.3(b)
Investor Restated Charter	Recitals
Investor SEC Documents	2.5(a)
Investor SEC Financial Statements	2.5(c)

Investor Stockholder Approvals	2.18
Investor Stockholders Meetings	5.4(b)
Investor Transaction Stockholders Meeting	5.4(b)
Investor Warrant	1.2(c)
IPO	2.20
Jacobsen Holdings	Preamble
JH Group Company	Recitals
JHPDE	Recitals
KCF	Preamble
Knowledge	8.15
Laws	8.15
Leased Property	3.13(b)
Liens	8.15
Material Adverse Effect	8.15
Material Contracts	8.15
Materially Burdensome Regulatory Condition	5.3(b)
Mezzanine Exchange	5.21
Mezzanine Exchanged Shares	5.21
Mezzanine Lenders	Recitals
Mezzanine Loan Exchange Agreement	5.21
Minority Interests	1.1(a)(ii)
Money Laundering Laws	3.24
Nasdaq	8.15
New Credit America	Recitals
New Operating Agreement	Recitals
NJK Holding	Preamble
NLFP	Recitals
NLFP Group Companies	Recitals
OFAC	3.23(a)
OFAC Regulations	3.23(a)
Open Source Software	8.15
Order	8.15
Outside Date	7.1(b)(ii)
Permitted Lien	8.15
Person	8.15
Pre-Closing Class B-1 Units	Recitals
Pre-Closing Class B-2 Units	Recitals
Pre-Closing Distribution	1.1(c)
Pre-Closing Units	Recitals
Premium Cap	5.11(c)
Prior Operating Agreement	Recitals
Pro Rata Share	8.15
Proceeding	8.15
Prohibited Fund	3.25(d)
Prospectus	8.14
Proxy Statements	5.4(a)

Real Property Leases	3.13(b)
Receivables	3.21(a)
Redemption Shares	1.2(a)
Registration Rights Agreement	Recitals
Release	8.15
Reorganization	Recitals
Representatives	5.4(a)
Required Governmental Consents	6.1(e)
Sarbanes-Oxley Act	2.5(d)
Schedule of Members	1.1(d)
SEC	2.4(a)
Securities Act	2.4(a)
Specified Action	5.3(b)
Sponsor	5.15(b)
Sponsor Letter	8.15
Subsidiary	8.15
Takeover Laws	2.3(c)
Tax Receivable Agreement	Recitals
Tax Return	8.15
Taxes	8.15
Transaction Agreements	8.15
Transaction Proxy Statement	5.4(a)
Transactions	Recitals
Trust Account	2.20
Trust Agreement	2.20
Trust Agreement Amendment	2.18
Trustee	2.20
Units	Recitals
WARN Act	3.11(h)
Warrant Agreement	1.2(c)

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT, dated as of June 28, 2017 (this “Agreement”), is entered into by and among JH Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), Jacobsen Credit Holdings, LLC, a Delaware limited liability company and an entity controlled by Douglas Jacobsen (“Jacobsen Holdings”), NJK Holding LLC, a Delaware limited liability company and an entity controlled by Norman Kravetz (“NJK Holding”), Kravetz Capital Funding LLC, a California limited liability company and an entity controlled by Norman Kravetz (“KCF” and, together with Jacobsen Holdings and NJK Holding, the “Founding Members”), and Easterly Acquisition Corp., a Delaware corporation (“Investor”).

WITNESSETH:

WHEREAS, Jacobsen Holdings owns all of the issued and outstanding limited liability company interests of the Company (the “Interests”);

WHEREAS, the following companies (each, a “JH Group Company”) and their respective direct and indirect Subsidiaries comprise the business of JH Capital: JH Portfolio Debt Equities, LLC (“JHPDE”), Credit Control, LLC (“Credit Control”), Next Level Finance Partners, LLC (“NLFP”), Century DS, LLC (“Century”), New Credit America, LLC (“New Credit America”) and CreditMax Holdings, LLC;

WHEREAS, immediately prior to the execution and delivery of this Agreement, (a) the Limited Liability Company Agreement of the Company, dated as of December 6, 2016, was amended and restated (as so amended and restated, the “Amended Operating Agreement”) to provide for the withdrawal of Douglas Jacobsen as a member of the Company and the admission of Jacobsen Holdings as a member of the Company and (b) Jacobsen Holdings contributed all of its interests in JHPDE to the Company, which in turn contributed all of such interests of JHPDE to JHCG Holdings LLC, a wholly-owned Subsidiary of the Company;

WHEREAS, prior to the Closing, the Founding Members and the Company intend to and, subject to the terms, limitations and conditions set forth herein, have agreed to undertake, or cause to be undertaken, an internal reorganization in accordance with the steps set forth in Annex A attached hereto, pursuant to which (a) the following JH Group Companies and each of their direct and indirect Subsidiaries will become principally owned, directly or indirectly, by the Company: Credit Control, Century, New Credit America and CreditMax Holdings, LLC; (b) without duplication of the companies referenced in clause (a), the direct and indirect Subsidiaries of NLFP will become principally owned, directly or indirectly, by the Company (such Subsidiaries, the “NLFP Group Companies”) and (c) the Amended Operating Agreement will be amended and restated (as so amended and restated, the “Prior Operating Agreement”) to provide for, among other things, (i) the creation of two classes of Interests: Class B-1 Membership Interests and Class B-2 Membership Interests (the “Pre-Closing Class B-1 Units” and the “Pre-Closing Class B-2 Units,” respectively, and, together, the “Pre-Closing Units”); (ii) the conversion of the Membership Interests held by Jacobsen Holdings into Pre-Closing Class B-1 Units; (iii) the admission of KCF as a member of the Company and, in connection therewith, the issuance of Pre-Closing Class B-1 Units to KCF and (iv) the admission to the Company of NLFP and certain other Persons as members of the Company (Jacobsen Holdings, NLFP, KCF and such other Persons, collectively, the “Class B Members”) and, in connection therewith, the issuance of Pre-Closing Class B-2 Units to NLFP and such other Persons in accordance with the terms of the Prior Operating Agreement (such internal reorganization, the “Reorganization”);

WHEREAS, in accordance with and subject to the terms and conditions set forth herein, at the Closing, the Company, Investor and the Class B Members desire to amend and restate the Prior Operating Agreement in the form of Exhibit A hereto (as so amended and restated, the “New Operating Agreement”), pursuant to which, among other things, the Company will (a) admit Investor as a member of the Company, (b) create voting Class A Units as a new class of Interests of the Company (the “Class A Units”) and (c) convert the Pre-Closing Units held by the Class B Members immediately prior to Closing into non-voting Class B Units of the Company (the “Class B Units” and, together with the Class A Units, the “Units”), with each Pre-Closing Class B-1 Unit being converted into a Class B-1 Unit of the Company (a “Class B-1 Unit”) and each Pre-Closing Class B-2 Unit being converted into a Class B-2 Unit of the Company (a “Class B-2 Unit”);

WHEREAS, in accordance with and subject to the terms and conditions set forth herein and those set forth in the New Operating Agreement, at the Closing, the Company desires to issue to Investor, and Investor desires to accept from the Company, a number of Class A Units as set forth herein, in exchange for (a) Investor’s contribution of the Investment Amount to the Company and (b) Investor’s issuance of the shares of Investor Class B Common Stock to the Class B Members (collectively, and together with the Reorganization, the “Transactions”);

WHEREAS, in accordance with and subject to the terms and conditions set forth herein, at the Closing, Investor shall subject to obtaining the applicable Investor Stockholder Approvals, adopt the Second Amended and Restated Certificate of Incorporation of Investor (the “Investor Restated Charter”) in the form attached hereto as Exhibit B, to provide for, among other things, the revised capitalization of Investor, under which Investor will have the following two classes of capital stock, Investor Class A Common Stock and Investor Class B Common Stock;

WHEREAS, in accordance with and subject to the terms and conditions set forth herein, at the Closing, Investor, the Company and the Class B Members shall enter into an Exchange Agreement (the “Exchange Agreement”) in the form attached hereto as Exhibit C, pursuant to which the Class B Members will be entitled to exchange their respective Class B Units in the Company for, at the option of the Company, the transfer by the Company (or, at the option of Investor, the issuance by Investor) of the number of shares of Investor Class A Common Stock specified in the Exchange Agreement or a payment by the Company of the cash equivalent of such shares of Investor Class A Common Stock, on the terms and conditions set forth therein; and

WHEREAS, in accordance with and subject to the terms and conditions set forth herein, at the Closing, (a) Investor and the Class B Members will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”), in the form attached hereto as Exhibit D, and (b) Investor, the Class B Members party thereto and any Mezzanine Lenders participating in a Mezzanine Exchange will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit E.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, the Founding Members and Investor agree as follows:

Article I

THE TRANSACTIONS

Section 1.1            Contribution and Issuance of Units.

(a)           At the Closing, the Company shall:

(i)           issue to Investor, and Investor shall accept from the Company, free and clear of any Liens (other than restrictions arising under the New Operating Agreement), a number of Class A Units equal to the aggregate number of shares of Investor Class A Common Stock outstanding after giving effect to the number of Redemption Shares and Mezzanine Exchanged Shares (such Class A Units to be issued to Investor, the “Acquired Units”); and

(ii)          issue to each Class B Member, in exchange for the cancellation of each Class B Member’s Pre-Closing Units, and each Class B Member shall accept from the Company, free and clear of any Liens (other than restrictions arising under the New Operating Agreement), a number of Class B Units equal to such Class B Member’s Pro Rata Share of 18,700,000 Class B Units (it being understood that the 18,700,000 Class B Units shall be divided into Class B-1 Units and Class B-2 Units, with the holders of Pre-Closing Class B-1 Units receiving Class B-1 Units and the holders of Pre-Closing Class B-2 Units receiving Class B-2 Units); provided, that (A) if, as of the Closing, the Company does not own, directly or indirectly, one hundred percent (100%) of the outstanding interests of Credit Control, then the number of Class B Units issued to each Class B Member under this Section 1.1(a)(ii) shall be reduced by such Class B Member’s Pro Rata Share of 117,362 Class B Units, (B) if, as of the Closing, the Company does not own, directly or indirectly, one hundred percent (100%) of the outstanding interests of Century, then the number of Class B Units issued to each Class B Member under this Section 1.1(a)(ii) shall be reduced by such Class B Member’s Pro Rata Share of an amount calculated as follows: (i) (x) the amount, expressed as a percentage, of the outstanding interests of Century directly or indirectly held by third parties other than the Company or its wholly-owned Subsidiaries as of the Closing, divided by (y) 22%, multiplied by (ii) 947,926, and (C) if, as of the Closing, the Company does not own, directly or indirectly, one hundred percent (100%) of the outstanding interests of New Credit America, then the number of Class B Units issued to each Class B Member under this Section 1.1(a)(ii) shall be reduced by such Class B Member’s Pro Rata Share of an amount calculated as follows: (i) (x) the amount, expressed as a percentage, of the outstanding interests of New Credit America directly or indirectly held by third parties other than the Company or its wholly-owned Subsidiaries as of the Closing, divided by (y) 25.2%, multiplied by (ii) 402,194 (the interests in Credit Control and the NLFP Group Companies that, as of the date hereof or as of the Closing Date, are not, directly or indirectly, owned by the Company or its wholly-owned Subsidiaries are referred to herein as the “Minority Interests”).

(b)           In exchange for the Acquired Units, Investor shall, at the Closing:

(i)           contribute, or cause to be contributed, to the Company, an amount in cash equal to the Available Cash (such contributed amount, the “Investment Amount”); and

(ii)          issue to each Class B Member evidence of shares in book-entry form, representing a number of shares of Investor Class B Common Stock equal to (A) such Class B Member’s Pro Rata Share multiplied by (B) 18,700,000.

(c)           On the Closing Date and prior to the Closing, the Company or one or more JH Group Companies shall, or shall cause a Subsidiary of the Company or any JH Group Company to, make a cash distribution to Jacobsen Holdings and KCF in an aggregate amount equal to $1,000,000 (the “Pre-Closing Distribution”). The Pre-Closing Distribution shall be allocated between the Jacobsen Holdings and KCF in a manner mutually agreed to in writing by Jacobsen Holdings and KCF.

(d)          At the Closing, the Company, Investor and the Class B Members shall execute and deliver the New Operating Agreement, pursuant to which (i) all of the Pre-Closing Class B-1 Units shall be converted into Class B-1 Units and all of the Pre-Closing Class B-2 Units shall be converted into Class B-2 Units and (ii) the Company shall issue the Acquired Units to Investor. The New Operating Agreement shall include a schedule of the members of the Company (the “Schedule of Members”) reflecting the ownership of the Company.

Section 1.2           Treatment of Investor Pre-Closing Common Stock and Investor Warrants.

(a)           The parties hereto acknowledge and agree that, pursuant to the terms of the Investor Charter, each share of common stock, par value $0.0001 per share, of Investor (“Investor Pre-Closing Common Stock”) issued and outstanding immediately prior to the Closing with respect to which any Investor stockholder has validly exercised its redemption rights (“Redemption Shares”) provided for in Section 9.2 of the Investor Charter in respect of the Transactions or in Section 9.7 of the Investor Charter in respect of the Extension Amendment shall be redeemed in cash for an amount per share calculated in accordance with Section 9.2 or Section 9.7, as applicable, of the Investor Charter. At or as promptly as practicable after the earlier of (x) the Closing and (y) the time required by the Investor Charter, Investor shall make the cash payments required under Section 9.2 and Section 9.7 of the Investor Charter in respect of each such Redemption Share. As of the Closing, all such Redemption Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any shares of Investor Pre-Closing Common Stock or shares of Investor Pre-Closing Common Stock held in book entry form representing such Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments referred to in the immediately preceding sentence.

(b)           As of the Closing, each share of Investor Pre-Closing Common Stock issued and outstanding immediately prior to the Closing (other than any Redemption Shares) shall be automatically converted into shares of Investor Class A Common Stock in accordance with the terms of the Investor Restated Charter.

(c)           The parties hereto acknowledge that each warrant to purchase shares of Investor Pre-Closing Common Stock issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of July 29, 2015, by and between Investor and Continental Stock Transfer & Trust Company (including the Private Placement Warrants (as defined therein)) (an “Investor Warrant”), to the extent then outstanding, shall remain outstanding and shall be subject to the terms of the Warrant Agreement.

Section 1.3            Investor Capitalization Certificate. Not more than two (2) Business Days prior to the Closing, Investor shall deliver to the Founding Members written notice (the “Investor Capitalization Certificate”) setting forth (a) the aggregate amount of cash proceeds that will be required to satisfy the redemption payments in respect of any Redemption Shares and (b) the number of shares of Investor Pre-Closing Common Stock outstanding as of the Closing (after giving effect to the number of Redemption Shares and Mezzanine Exchanged Shares).

Section 1.4            Closing; Closing Deliverables.

(a)           Unless this Agreement is earlier terminated pursuant to Article VII, the closing of the Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022 at 10:00 a.m. local time, as soon as practicable and in any event within three (3) Business Days after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as the Company and Investor shall agree. The date and time on which the Closing occurs is referred to herein as the “Closing Date.”

(b)          Subject to the terms and conditions in this Agreement, at the Closing (i) the Company shall deliver all documents and certificates to be delivered pursuant to Section 6.3 and (ii) Investor shall (A) pay, by wire transfer of immediately available funds to the account specified by the Company to Investor at least two (2) Business Days before the scheduled Closing Date, an amount equal to the Investment Amount; and (B) deliver all documents and certificates to be delivered pursuant to Section 6.2.

Article II

REPRESENTATIONS AND WARRANTIES OF INVESTOR

The following representations and warranties by Investor are qualified in their entirety by reference to the disclosures set forth in (a) the disclosure letter delivered by Investor to the Company simultaneously with the execution of this Agreement (the “Investor Disclosure Letter”) and (b) the Investor SEC Documents filed with the SEC after April 29, 2015 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Investor SEC Documents or any other similar disclosure in any Investor SEC Documents to the extent that such disclosure is predictive or forward-looking in nature). Each disclosure set forth in the Investor Disclosure Letter shall qualify the Section to which it corresponds; provided that (i) disclosure in any Section of such Investor Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the Investor Disclosure Letter that such disclosure is applicable to such other Section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Investor Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Investor (an “Investor Material Adverse Effect”). Subject to the foregoing, Investor represents and warrants to the Company and the Founding Members as follows:

Section 2.1            Corporate Organization. Investor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Investor is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. The copies of the amended and restated certificate of incorporation (the “Investor Charter”) and bylaws (the “Investor Bylaws”) of Investor, as most recently filed with the Investor SEC Documents prior to the date of this Agreement, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 2.2            Capitalization.

(a)           The authorized capital stock of Investor consists of 100,000,000 shares of Investor Pre-Closing Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Investor Preferred Stock” and, together with Investor Pre-Closing Common Stock, the “Investor Pre-Closing Capital Stock” and, together with the Investor Post-Closing Capital Stock, the “Investor Capital Stock”). As of the date of this Agreement, there were 25,000,000 shares of Investor Pre-Closing Common Stock issued and outstanding, no shares of Investor Preferred Stock issued and outstanding and 16,750,000 shares of Investor Pre-Closing Common Stock issuable upon the exercise of outstanding Investor Warrants, and 265,000 Investor Warrants issuable upon conversion of the Convertible Promissory Note. Except as set forth in the preceding sentence and as contemplated by the Sponsor Letter, and any Mezzanine Loan Exchange Agreement, no shares of capital stock or other equity securities of Investor are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Investor Pre-Closing Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free and clear of any Liens. Upon the issuance of the shares of Investor Class B Common Stock in accordance with Section 1.1(b)(ii), all such shares will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any Liens. At Closing, Investor shall have reserved for issuance a sufficient number of shares of Investor Class A Common Stock to satisfy the exchange rights granted under the Exchange Agreement with respect to the Class B Units.

(b)           Immediately following the Closing, the only issued and outstanding shares of Investor Capital Stock will consist of (i) a number of shares of Investor Class A Common Stock equal to the number of shares of Investor Class A Common Stock set forth in the Investor Capitalization Certificate and (ii) the number of shares of Investor Class B Common Stock issued to the Class B Members pursuant to Section 1.1(b)(ii) (such Investor Class A Common Stock and Investor Class B Common Stock, the “Investor Post-Closing Capital Stock”).

(c)           Section 2.2(c) of the Investor Disclosure Letter sets forth as of the date of this Agreement the number of issued and outstanding Investor Warrants, the exercise prices with respect thereto and the number of shares of Investor Pre-Closing Common Stock into which such Investor Warrants are exercisable; provided, that no Investor Warrants are exercisable until after the consummation of a Business Combination (as defined in Article II of the Investor Charter) (“Business Combination”) as set forth in the Warrant Agreement. Except (i) as set forth in this Section 2.2(c), (ii) as described in Section 2.2(c) of the Investor Disclosure Letter, (iii) as contemplated by the Sponsor Letter and (iv) for rights of holders of the Investor Pre-Closing Common Stock to redeem their shares of Investor Pre-Closing Common Stock into cash held in the Trust Account pursuant to the Investor Charter, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Investor is a party or by which it is bound obligating Investor to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Investor Pre-Closing Common Stock or any other equity interests of Investor or other voting securities of Investor or obligating Investor to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or to redeem, purchase or otherwise acquire any of the foregoing, and Investor has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of Investor or the value of Investor Pre-Closing Common Stock or any other equity interests of Investor. Except as set forth in this Agreement and the other Transaction Agreements, there are no contractual obligations of Investor pursuant to which Investor could be required to register shares of Investor Pre-Closing Capital Stock or Investor Post-Closing Capital Stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”). There are no bonds, debentures, notes or other Indebtedness of Investor having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of Investor may vote. Except for the Sponsor Letter, any Mezzanine Loan Exchange Agreement or as set forth in Section 2.2(c) of the Investor Disclosure Letter, and except for, as of the Closing, the Registration Rights Agreement and the Exchange Agreement, Investor is not a party to any stockholder agreement, investment agreement, side letter, subscription agreement or other similar Contract with respect to the voting or transfer of any of its securities.

(d)           Except for Solaris Merger Sub Inc., a Delaware corporation that has not engaged in any business activities or incurred any liabilities or obligations, Investor does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.

Section 2.3            Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)           Investor has full corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform and comply with its obligations hereunder and thereunder, and, subject to the receipt of Investor Stockholder Approvals, to consummate the Transactions and the other transactions contemplated by such other Transaction Agreements. The execution and delivery by Investor of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance and compliance by Investor of its obligations herein and therein, and the consummation by Investor of the Transactions and the other transactions contemplated by such other Transaction Agreements have been duly authorized by all necessary corporate action on the part of Investor, subject to receipt of the Investor Stockholder Approvals. Investor has or, at the Closing, will have, duly executed and delivered this Agreement and each of the other Transaction Agreements to which it is or will be a party, and, assuming the due authorization, execution and delivery by the counterparties to this Agreement and the other Transaction Agreements, this Agreement and the other Transaction Agreements constitute (or, in the case of any Transaction Agreement to be executed and delivered at the Closing, will constitute) its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           The Board of Directors of Investor (the “Investor Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement, the consummation of the Transactions, the other Transaction Agreements and the consummation of the other transactions contemplated by such other Transaction Agreements, in each case, upon the terms and subject to the conditions set forth herein and therein, (ii) determining that the terms of the Agreement and the other Transactions constitute a Business Combination and are fair to, and in the best interests of, Investor and the Investor stockholders, (iii) directing that this Agreement and the matters that are the subject of the Investor Stockholder Approvals be submitted to the stockholders of Investor for adoption and approval, (iv) recommending that its stockholders adopt this Agreement and approve the matters that are the subject of the Investor Stockholder Approvals (the “Investor Recommendation”) and (v) declaring that this Agreement, the Transactions, the other Transaction Agreements and the other transactions contemplated by such other Transaction Agreements are advisable. Such resolutions referred to above have not been amended or rescinded by the Investor Board.

(c)           The resolutions of the Investor Board adopted pursuant to Section 2.3(b) are sufficient to render inapplicable to this Agreement, the Transactions, the other Transaction Agreements and the transactions contemplated thereby the restrictions of Section 203 of the Delaware General Corporation Law (the “DGCL”). No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply to this Agreement, the Transactions, the other Transaction Agreements or the other transactions contemplated by such other Transaction Agreements.

Section 2.4            Consents and Approvals; No Conflicts.

(a)           Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statements, (ii) the filing of (A) the Extension Amendment with the Secretary of State of the State of Delaware and (B) the Investor Restated Charter with the Secretary of State of the State of Delaware, (iii) the Investor Stockholder Approvals, (iv) filings, permits, authorizations, Consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (B) the Securities Act, (C) notice pursuant to the rules and regulations of the Nasdaq, and (D) the HSR Act and any other applicable Antitrust Laws and (v) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity, the failure of which, with respect to clause (v), to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect, no Consents of, or Filings with, any federal, state, or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a “Governmental Entity”) are necessary for the consummation by Investor of the Transactions or the other transactions contemplated by such other Transaction Agreements.

(b)           Neither the execution and delivery by Investor of this Agreement nor any of the other Transaction Agreements to which Investor is or will be a party, nor the consummation by Investor of the Transactions or the other transactions contemplated by such other Transaction Agreements, nor compliance by Investor with any of the terms or provisions hereof and thereof, will (i) conflict with or violate any provision of the Investor Charter (or, as of the Closing, the Investor Restated Charter) or Investor Bylaws, (ii) assuming that the authorizations, Consents and approvals referred to in Section 2.4(a) and the Investor Stockholder Approvals are duly obtained in accordance with the DGCL, (x) violate any (1) Law or (2) Order, in either case, applicable to Investor or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Investor under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation (each, including all amendments thereto, a “Contract”) to which Investor is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect.

Section 2.5            SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           Investor has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Investor with the SEC under the Securities Act or the Exchange Act (the “Investor SEC Documents”) since April 29, 2015, together with any exhibits, amendments, restatements or supplements to any Investor SEC Documents, and will file or furnish all Investor SEC Documents, together with any exhibits, amendments, restatements or supplements thereto, required to be filed or furnished, as applicable, by it subsequent to the date of this Agreement through and including the Closing Date, with the SEC.

(b)           As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Investor SEC Document complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes Oxley Act, as the case may be, applicable to such Investor SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The consolidated financial statements of Investor included in the Investor SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Investor’s accountants with respect thereto (the “Investor SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Investor SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Investor (on a consolidated basis) as of the respective dates of and for the periods referred to in the Investor SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Investor SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Investor are maintained in accordance with applicable Law in all material respects. At the Closing, all such books and records will be in the possession of Investor. No financial statements of any Person other than Investor are required by GAAP to be included in the consolidated financial statements of Investor. Investor does not have, nor has ever had, any “off-balance sheet financing arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

(d)           Investor is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) except as set forth in Section 2.5(d) of the Investor Disclosure Letter, the applicable listing and corporate governance rules and regulations of the Nasdaq.

(e)           Investor has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since April 29, 2015 relating to the Investor SEC Documents and all written responses of Investor thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Investor SEC Documents and none of the Investor SEC Documents is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations, pending or, to the Knowledge of Investor, pending, in each case regarding any accounting practices of Investor.

(f)           Investor has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Investor’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Investor in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Investor’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Investor’s management has completed an assessment of the effectiveness of Investor’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Investor SEC Document, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Investor’s management’s most recently completed evaluation of Investor’s internal control over financial reporting, (i) Investor had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Investor’s ability to record, process, summarize and report financial information and (ii) Investor does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Investor’s internal control over financial reporting.

(g)           Investor does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a balance sheet of Investor (including the notes thereto), except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Investor SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Investor SEC Financial Statements and (iii) for liabilities and obligations arising out of or in connection with this Agreement, the other Transaction Agreements, the Transactions or the other transactions contemplated by such other Transaction Agreements and disclosed prior to the date hereof to the Company.

Section 2.6            Absence of Certain Changes or Events. Except as contemplated by this Agreement and the other Transaction Agreements, since April 29, 2015 through the date hereof, (a) Investor has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have an Investor Material Adverse Effect.

Section 2.7            Information Supplied. None of the information supplied or to be supplied by Investor for inclusion or incorporation by reference in the Proxy Statements will, at the date it or any amendment or supplement is filed with the SEC or mailed to holders of the shares of Investor Pre-Closing Common Stock or at the time of the applicable Investor Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that no representation or warranty is made by Investor to such portions thereof that relate expressly to the Founding Members, the Company or any Company Subsidiaries or to statements made therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein). The Proxy Statements will, as of the mailing date and as of the date of the applicable Investor Stockholders Meeting, comply as to form in all material respects with the requirements of the DGCL and the Exchange Act and the rules and regulations thereunder, except that, with respect to the Transaction Proxy Statement, no representation is made by Investor with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Founding Members, the Company or any Company Subsidiaries for inclusion or incorporation by reference therein.

Section 2.8            Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Investor, threatened against Investor or any of their assets, rights or properties or any of the officers or directors of Investor, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Investor Material Adverse Effect. None of Investor or any of their properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Investor Material Adverse Effect.

Section 2.9            Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an Investor Material Adverse Effect, (a) Investor is in compliance and has been in compliance with all Laws and Orders applicable to Investor or any of its properties, rights or assets, and (b) Investor has not received any written communication during the past year from a Governmental Entity that alleges that Investor is not in compliance with any Law. Investor holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to each (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 2.10          No Employees or Benefit Plans.

(a)          Neither Investor nor any of its ERISA Affiliates employs or otherwise engages any individual as an employee or consultant. There is no plan, agreement, program, policy or other arrangement that is an Investor Benefit Plan. For purposes hereof, “Investor Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any stock grant, stock purchase, stock option, equity or equity-based award, severance, employment, consulting, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Investor or any of its ERISA Affiliates, or to which Investor or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Investor (including their dependents or beneficiaries) or with respect to which Investor or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a Governmental Entity. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(b)          Neither the execution nor delivery of this Agreement nor the consummation of the Transactions shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former employee or director of Investor or any of its Affiliates, (ii) the entitlement of any present or former employee or director of Investor or any of its Affiliates to severance or termination pay or benefits or (iii) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(c)          Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any payment or benefit to any present or former officer, director, consultant or employee of Investor or any of its Affiliates or (ii) the entitlement of any present or former officer, director, consultant or employee of Investor or any of its Affiliates to severance or termination pay or benefits.

(d)          No material liability under Title IV of ERISA has been incurred by Investor or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of Investor, no condition exists that could reasonably be likely to result in Investor or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. Neither Investor nor any of its ERISA Affiliates has sponsored, maintained or contributed to, or has had an obligation to contribute to, a defined benefit pension plan or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code within the six (6) years prior to the date hereof. Neither Investor nor any of its ERISA Affiliates has, or has ever had, any obligation to contribute to or other liability with respect to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

Section 2.11         Properties. Except as set forth in Section 2.11 of the Investor Disclosure Letter, Investor does not own or lease any real property or personal property. Except as set forth in Section 2.11 of the Investor Disclosure Letter, there are no options or other Contracts under which Investor has a right or obligation to acquire or lease any interest in real property or personal property. Investor has good and valid title to, or a valid leasehold in, all of its property or assets, free and clear of any Liens, other than Permitted Liens.

Section 2.12         Taxes. Investor has timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Investor is not the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of Investor (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Investor has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Investor has not granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Investor. There are no disputes, claims, audits, examinations or other proceedings pending or threatened in writing regarding any material Taxes of Investor or the assets of Investor. Investor has not been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that Investor is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. Investor has made available to the Company true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed. There are no Liens (except Permitted Liens) for material Taxes on any of the assets of Investor. Investor is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements, in each case that are not primarily related to Taxes). Investor (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Investor) and (b) has no liability for the Taxes of any Person (other than Investor) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise. Investor has not been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transactions are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Investor has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law). Investor will not be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing, (ii) closing agreement executed prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) with respect to a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount received prior to the Closing outside of the ordinary course of business.

Section 2.13          Material Contracts.

(a)           Section 2.13(a) of the Investor Disclosure Letter contains a complete and accurate list of all Material Contracts to which Investor is a party in effect as of the date of this Agreement. Each such Material Contract has been delivered to, or made available for review by, the Company and is a true and correct copy of such Material Contract (including all amendments thereto).

(b)           (i) There is no breach or violation of or default by Investor under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Investor or, to Investor’s Knowledge, with respect to a third party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 2.14          Intellectual Property. Except for its corporate name, Investor does not own, license or otherwise have any right, title or interest in any Intellectual Property.

Section 2.15          Indebtedness. Except for the Convertible Promissory Note, Investor does not have any Indebtedness.

Section 2.16          Broker’s Fees. Except for the fees of Citigroup Global Markets Inc. and the fees of Cantor Fitzgerald set forth in Section 2.16 of the Investor Disclosure Letter, neither Investor nor any of its officers or directors on behalf of Investor has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions contemplated hereby.

Section 2.17          Investment Company Act. Investor is not and has not been an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 2.18          Stockholder Votes. The only votes of the holders of any class or series of Investor Capital Stock necessary to approve this Agreement, the Transactions, the Extension Amendment, the Trust Agreement Amendment, the other Transaction Agreements and the other transactions contemplated by such other Transaction Agreements are (a) the approval of the Transactions, as Investor’s initial Business Combination, by the majority of the votes cast by the Investor stockholders present in person or represented by proxy at and entitled to vote thereon at the special meeting called to vote on the Transactions, as prescribed by Section 9.2(e) of the Investor Charter; (b)with respect to the issuance of shares of Investor Class B Common Stock under Section 1.1(b)(ii), the approval of a majority of the votes cast at such meeting pursuant to the applicable Nasdaq rules; (c) a majority of the votes cast by the Investor stockholders present at such meeting and entitled to vote thereon to approve the 2017 Omnibus Equity Incentive Plan; and (d) the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Investor Pre-Closing Common Stock, in order to approve (i) an amendment to the Trust Agreement and the Investor Charter as may be necessary to extend the twenty-four (24) month time period within which Investor must consummate a Business Combination until February 5, 2018 (such amendments, the “Trust Agreement Amendment” and the “Extension Amendment,” respectively, and such approvals, the “Extension Amendments Approvals”) and (ii) the Investor Restated Charter ((a) through (d) collectively, the “Investor Stockholder Approvals”).

Section 2.19          Affiliate Transactions. Except as set forth in Section 2.19 of the Investor Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Investor, on the one hand, and any Affiliates of Investor or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Investor SEC Documents.

Section 2.20          Trust Account. The Amended and Restated Investment Trust Agreement (the “Trust Agreement”) by and between Investor and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of October 13, 2015, is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. Except as set forth in Section 2.20 of the Investor Disclosure Letter, there are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Investor SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the cash proceeds of the initial public offering of Investor (the “IPO”) and private placements of its securities, substantially all of which proceeds have been deposited by the Trustee in a trust account (the “Trust Account”) pursuant to the Trust Agreement for the benefit of Investor, certain of its stockholders and the underwriters of its IPO. As of the date of this Agreement, the Trust Account consists of no less than $200,000,000 invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem shares of the Investor Pre-Closing Common Stock in accordance with the provisions of the Investor Charter.

Section 2.21          Investment Purpose.

(a)           Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Units, is able to bear the economic risk of such investment, has not relied upon any representations, warranties or agreements other than those set forth in this Agreement and can afford the complete loss of such investment. Investor is aware that there are substantial risks incident to the purchase of beneficial ownership of the Acquired Units. Investor is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act).

(b)           Investor is acquiring beneficial ownership in the Acquired Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. Investor has no contract or agreement with any Person to sell or transfer or pledge to such Person or anyone else any of the Acquired Units or its indirect beneficial ownership thereof, and Investor has no present plans to enter into any such contract or agreement.

(c)           Investor understands and acknowledges that the Acquired Units are not freely transferable and have not been registered under any federal, state or local securities Laws and are being offered and sold in reliance upon exemptions provided therein for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered thereunder or unless an exemption from such registration is available.

Section 2.22          No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article II (as qualified by the Investor Disclosure Letter hereto) and the representations and warranties set forth in the other Transaction Agreements, neither Investor nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Investor or any of its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Investor or (b) the accuracy or completeness of any documentation, forecasts, projections, estimates or other information provided by Investor, any Affiliate of Investor or any Person acting on any of their behalf to the Company, any Affiliate of the Company or any Person acting on any of their behalf.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures set forth in the disclosure letter delivered by the Company to Investor simultaneously with the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds; provided that (a) disclosure in any Section of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the Company Disclosure Letter that such disclosure is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto and (b) the mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries (a “Company Material Adverse Effect”). Subject to the foregoing, the Company represents and warrants to Investor as follows:

Section 3.1            Organization. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of formation and limited liability company agreement of the Company have been furnished to Investor, and are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.2            Company Capitalization.

(a)           As of the date of this Agreement, Jacobsen Holdings holds all of the Interests authorized for issuance. All of the Interests have been duly authorized and validly issued.

(b)           As of the Closing and after giving effect to the conversion of the Pre-Closing Units into Class B Units, the aggregate number of authorized Interests of the Company, and the holders thereof, will be set forth on the Schedule of Members. Upon the issuance of the Class A Units in accordance with Section 1.1(a)(i) in exchange for the contribution of the Investment Amount in accordance with Section 1.1(b)(i) and the issuance of the shares of Investor Class B Common Stock in accordance with Section 1.1(b)(ii), all such Units will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any Liens (other than restrictions arising under the New Operating Agreement).

(c)           Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Interests or other equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which members of the Company may vote.

(d)           As of the date hereof, the Company does not have any Subsidiaries other than JHCG Holdings LLC, JHPDE and the Subsidiaries of JHPDE. Except as set forth in Section 3.2(d) of the Company Disclosure Letter, as of Closing, (i) neither the Company nor any Company Subsidiary will be a party to any voting Contract with respect to the voting of any of its securities (other than the New Operating Agreement) and (ii) there will be no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Company Subsidiary is a party, or by which any Company Subsidiary is bound, obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of any Company Subsidiary or obligating any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing.

Section 3.3            Company Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list, as of Closing, of each of the Company Subsidiaries and each such Company Subsidiary’s entity type and jurisdiction of incorporation or organization. As of Closing, each Company Subsidiary will be a corporation, limited liability company or limited partnership duly organized, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of its organization, and will have all requisite corporate, limited liability company, limited partnership or other organizational power and authority to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and will be duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the Closing, the copies of the organizational documents of the Company Subsidiaries will have been furnished to Investor, and will be true, complete and correct copies of such documents.

Section 3.4            Authority; Execution and Delivery; Enforceability.

(a)           The Company has full limited liability company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform and comply with each of its obligations hereunder and thereunder and to consummate the Transactions and the other transactions contemplated by such other Transaction Agreements. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance and compliance by the Company with its obligations herein and therein, and the consummation by it of the Transactions and the other transactions contemplated by such other Transaction Agreements have been duly authorized by all necessary limited liability company action on the part of the Company. The Company has or, at the Closing, will have, duly executed and delivered this Agreement and each of the other Transaction Agreements to which it is or will be a party, and, assuming the due authorization, execution and delivery by the counterparties to this Agreement and such other Transaction Agreements, this Agreement and such other Transaction Agreements constitute (or, in the case of any Transaction Agreement to be executed and delivered by the Company at the Closing, will constitute) its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Neither the Company nor any of its “affiliates” or “associates” is, as of the date of this Agreement, nor at any time during the last three (3) years has been, an “interested stockholder” of Investor as defined in DGCL Section 203.

(b)           Jacobsen Holdings, as the sole member of the Company, has unanimously adopted resolutions approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 3.5            Consents and Approvals; No Conflicts.

(a)          Except for (i) Filings, permits, authorizations, Consents, notice to and approvals as may be required under, and other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, (ii) the consents, Filings, approvals and notices with applicable state debt collection and other similar regulators, in each case, that are set forth in Section 3.5(a)(ii) of the Company Disclosure Letter and (iii) such other Consents or other Filings with, any Governmental Entity, the failure of which, with respect to clause (iii), to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by the Company of the Transactions or the other transactions contemplated by the other Transaction Agreements.

(b)           Neither the execution and delivery by the Company of this Agreement nor any of the other Transaction Agreements to which the Company is or will be a party, nor the consummation by the Company of the Transactions or any of the other transactions contemplated by such other Transaction Agreements, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of formation or the limited liability company agreement of the Company or, as of the Closing, any of the organizational documents of any of the Company Subsidiaries or (ii) (x) assuming that the authorizations, Consents and approvals referred to in Section 3.5(a)(ii) of the Company Disclosure Letter are duly obtained in accordance with applicable Law, violate any (1) Law or (2) Order, in either case, applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or, as of the Closing, any of the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or, as of the Closing, any of the Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6            Reports; Financial Statements; Undisclosed Liabilities.

(a)          The Company has delivered to Investor copies of the audited financial statements of each JH Group Company, together with the notes thereto, as of and for the periods ending December 31, 2015 and December 31, 2016 (the “Business Financial Statements”). The applicable Business Financial Statements have been prepared in accordance with GAAP consistently applied except as described therein and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the applicable JH Group Company and its Subsidiaries as of the dates and for the periods indicated therein. The accountants of the Company and the Company Subsidiaries have not notified the Company or any Company Subsidiary of any deficiencies in the design or operation of the internal controls of the Company or any Company Subsidiary in connection with the audits of the Business Financial Statements. The applicable Business Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in members’ equity of the applicable JH Group Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Business Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Business Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of the Company and the Company Subsidiaries are maintained in accordance with applicable Law in all material respects. At the Closing, all such books and records will be in the possession of the Company or any of its Subsidiaries. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

(b)          Except as set forth in Section 3.6(b) of the Company Disclosure Letter, the Company does not and, as of the Closing, the Company Subsidiaries will not, have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a balance sheet (including the notes thereto) of the Company the Company Subsidiaries, except liabilities or obligations (i) disclosed, reflected or reserved against in the most recent balance sheet included in the Business Financial Statements or the notes thereto that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (ii) incurred in the ordinary course of business since the date of the most recent balance sheet included in the Business Financial Statements and (iii) arising out of or in connection with this Agreement, the other Transaction Agreements, the Transactions or the other transactions contemplated by such other Transaction Agreements.

Section 3.7            Absence of Certain Changes or Events. Since December 31, 2015 through the date hereof, (a) the Company and, as of Closing, each Company Subsidiary have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, except as it may relate to the matters contemplated by this Agreement, the Transactions, the other Transaction Agreements or the other transactions contemplated by the other Transaction Agreements, in each case, except as set forth in Section 3.7(a) of the Company Disclosure Letter, and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8            Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Transaction Proxy Statement will, at the date it or any amendment or supplement is filed with the SEC or mailed to holders of the Investor Pre-Closing Common Stock or at the time of the Investor Transaction Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate expressly to Investor or to statements made therein based on information supplied by or on behalf of Investor Sub for inclusion or incorporation by reference therein).

Section 3.9            Legal Proceedings. Except as disclosed in Section 3.9 of the Company Disclosure Letter, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company, or, as of the Closing, against any Company Subsidiary or any of their respective assets, rights or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as disclosed in Section 3.9 of the Company Disclosure Letter, neither the Company nor, as of Closing, any Company Subsidiary nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.10          Compliance with Laws.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 3.10(a) of the Company Disclosure Letter, (i) the Company is and, as of Closing, the Company Subsidiaries will be in compliance with all Laws and Orders applicable to the Company, any Company Subsidiary or any of their respective properties, rights, assets, businesses or operations and (ii) the Company has not and, as of the Closing, no Company Subsidiary will have, received any written communication since December 31, 2015 from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance with any Law.

(b)           The Company holds and, as of Closing, each Company Subsidiary (or an employee thereof, as applicable) will hold all licenses, franchises, permits, certificates of authority, authorizations, approvals, registrations and similar consents (collectively, “Company Licenses”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding any such Company License (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such Company License is valid, binding and in full force and effect and the holder thereof is not in breach of the terms thereof. Provided that all Consents required thereunder have been obtained, no Company License shall be suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired or become suspended, terminated, modified, limited, cancelled, revoked, not renewed or impaired, in whole or in part, as a result of the execution and delivery by the Company of, or the consummation by the Company of the transactions contemplated by, this Agreement. Section 3.10(b) of the Company Disclosure Letter sets forth a true, correct and complete list, in all material respects, of all Company Licenses as of the date of this Agreement, copies of which have been made available to Investor prior to the date hereof.

Section 3.11          Employee Matters.

(a)           Section 3.11(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has provided or made available to Investor true, correct and complete copies, as applicable, of: (i) the plan document, including any amendments thereto, all related trust documents, insurance contracts or other funding vehicles, and the most recent summary plan description together with the summary or summaries of all material modifications thereto, (ii) a written description of such Company Benefit Plan if such Company Benefit Plan is not set forth in a written document, (iii) the most recently prepared actuarial report, (iv) the two (2) most recent annual reports (Form 5500 series), (v) the two (2) most recent financial statements and (vi) the most recent determination or opinion letter from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b)           No material liability under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of the Company, no condition exists that could reasonably be likely to result in the Company or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. No Company Benefit Plan is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has sponsored, maintained or contributed to, or has had an obligation to contribute to, a defined benefit pension plan or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code within the six (6) years prior to the date hereof. No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any of its ERISA Affiliates has, or has ever had, any obligation to contribute to or other liability with respect to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. For purposes hereof, “Company Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and any stock grant, stock purchase, stock option, equity or equity-based award, severance, employment, consulting, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of the Company or, as of the Closing, any Company Subsidiary (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a Governmental Entity.

(c)           Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, there exists no reason why any such determination or opinion letter should be revoked or not be reissued.

(d)           Each Company Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, any fiduciary thereof, the Company or, as of Closing, any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           Except as otherwise contemplated under this Agreement or except pursuant to the terms of Company Benefit Plans which have been provided or made available to Investor as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former employee or director of the Company or any of Company Subsidiary, (ii) the entitlement of any present or former employee or director of the Company or any Company Subsidiary to severance or termination pay or benefits or (iii) the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(f)           The Company is not and, as of the Closing, no Company Subsidiary will be a party to or bound by any collective bargaining agreement, agreement with any works council, or labor Contract. No labor union, labor organization, works council, or group of employees of the Company or, as of Closing, any Company Subsidiary has made a pending demand for recognition or certification. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with any labor relations tribunal or authority, and there have been no such efforts within the past three (3) years. The Company has not and, as of the Closing, no Company Subsidiary will have engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for the Company or any Company Subsidiary. There are no, and during the twelve (12) month period immediately prior to the date hereof there have been no, labor strikes, disputes, lockouts, work slowdowns, group work stoppages, picketing or similar labor activities involving any group of employees of the Company or, as of Closing, any Company Subsidiary pending or, to the Knowledge of the Company, threatened against or affecting the Company or, as of Closing, any Company Subsidiary.

(g)           Since December 31, 2016, except as required by the terms of any Company Benefit Plan or as required by applicable Law, neither the Company nor, as of Closing, any Company Subsidiary has (i) increased the compensation or benefits of any director, employee or consultant other than in the ordinary course of business, (ii) increased benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entered into any employment, consulting, indemnification, severance, termination, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, employee or consultant other than in the ordinary course of business, or (iv) established, adopted or amended any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, employee or consultant.

(h)           The Company is and, as of Closing, the Company Subsidiaries will have been in compliance with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, wages and hours (including overtime and classification of workers as independent contractors and/or classification of employees as exempt from the requirements of the Fair Labor Standards Act or similar laws), child labor, immigration, employment discrimination, retaliation, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance. The Company has not effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and similar Laws, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or, as of Closing, any Company Subsidiary, without complying with all provisions of the WARN Act or implemented any early retirement, separation or window program within the past five (5) years, nor has the Company or, as of Closing, any Company Subsidiary planned or announced any such action or program for the future. Except as set forth in Section 3.11(h) of the Company Disclosure Letter, there are no, and during the twelve (12) month period immediately prior to the date hereof have been no, material charges of unfair labor practices, grievances, claims, complaints or other employment-related proceedings pending, or to the Knowledge of the Company, threatened by, on behalf of, or with respect to any current or former employee, applicant or independent contractor or group of employees, applicants or independent contractors of the Company or, as of Closing, any Company Subsidiary.

Section 3.12          Environmental Matters. Except as would not reasonably be expected to result in, individually or in the aggregate, material liability, the Company is and, as of the Closing, the Company Subsidiaries will be in compliance, and at all times since December 31, 2015, have complied, with all applicable laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (a) the protection or restoration of the environment or natural resources, (b) the handling, storage, use, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There has been no Release at, on, under, or from any real properties currently owned, operated or leased by the Company or, as of Closing, any Company Subsidiary, nor was there a Release at any real property formerly owned, operated or leased by the Company or, as of Closing, any Company Subsidiary during the period of such ownership, operation, or tenancy, nor has the Company or, as of Closing, any Company Subsidiary arranged for the transportation, disposal or treatment of Hazardous Substances at or to any location, in each case, such that Company or any Company Subsidiary has or would reasonably be expected to incur material liabilities. There are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or, as of Closing, any Company Subsidiary of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to result in, either individually or in the aggregate, material liability. The Company has made available to Investor true, correct and complete copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to Company’s or, as of Closing, any Company Subsidiary’s compliance with Environmental Laws or the environmental condition of any real property that Company or any Company Subsidiary currently or formerly have owned, operated, or leased.

Section 3.13          Properties.

(a)           The Company does not and, as of Closing, the Company Subsidiaries will not, own any real property.

(b)           Section 3.13(b) of the Company Disclosure Letter contains a true, correct and complete description of all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments, modifications and documentation evidencing exercise of any options or extensions thereto (the “Real Property Leases”), with respect to all real property leased by the Company or any Company Subsidiary, in each case, as of the date hereof (the “Leased Property”). Section 3.13(b) of the Company Disclosure Letter also includes, for each Leased Property, its address and location at such address, a general description of its use and size (including headcount) and value, yearly rent and any security deposits, guaranties and/or letters of credit provided to the applicable landlord, and the correct name, address and telephone number of the respective landlords.

(c)           (i) The Company has and, as of Closing, each Company Subsidiary will have had, valid leasehold or sublease interests or other comparable Contract rights in or relating to the Leased Property free and clear of all Liens, except for Permitted Liens, (ii) the Company has and, as of Closing, each Company Subsidiary will have, complied with the terms of all of the Real Property Leases and all of the Real Property Leases are in full force and effect, enforceable in accordance with their terms against the Company or any Company Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, (iii) the Company has not and, as of the Closing, no Company Subsidiary will have, received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any of the Real Property Leases, (iv) none of the Leased Property is subject to any options, rights of first offer, rights of first refusal or other rights of any Person to lease, use or occupy any Leased Property or any portion thereof, and no Person other than the Company and the Company Subsidiaries has any right to use, occupy or lease all or any portion of the Leased Property, and (v) the Leased Property constitutes all real property currently leased, used, occupied or held for use in connection with the business of the Company and, as of Closing, the Company Subsidiaries.

Section 3.14          Material Contracts.

(a)           Section 3.14(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts of the Company and the Company Subsidiaries in effect as of the date of this Agreement. Each such Material Contract has been delivered to, or made available for review by, Investor and is a true and correct copy of such Material Contract (including all amendments thereto).

(b)           Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract of the Company and, as of the Closing, the Company Subsidiaries is legal, valid, binding and enforceable against the Company or a Company Subsidiary, as the case may be, and to the Knowledge of the Company, the other parties thereto, in accordance with its terms subject to proper authorization and execution of such Material Contract by the other party thereto and except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) no party has repudiated any material provision of any Material Contract of the Company and, as of the Closing, the Company Subsidiaries, (ii) the Company is not and, as of the Closing, no Company Subsidiary will be in default under, in breach of, or in receipt of any claim of default or breach under, any material term in any Material Contract of the Company and the Company Subsidiaries, (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach by the Company or, as of the Closing, any Company Subsidiary under any Material Contract of the Company and the Company Subsidiaries, and, to the Knowledge of the Company, there is no existing or threatened breach or cancellation by the other parties to any Material Contract of the Company and, as of the Closing, the Company Subsidiaries, and (iv) the Company has not and, as of the Closing, no Company Subsidiary will have received any written notice of any default or event that with or without notice or lapse of time, or both, would constitute a default by the Company and the Company Subsidiaries under any Material Contract of the Company and the Company Subsidiaries.

Section 3.15          Taxes.

(a)           Each of the Company and the Company Subsidiaries have timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. The Company is not and, as of the Closing, no Company Subsidiary will be the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of the Company (whether or not shown on any Tax Returns) that are due have been fully and timely paid and all material Taxes of the Company Subsidiaries (whether or not shown on any Tax Returns) that will have been due as of the Closing will have been fully and timely paid. Each of the Company and, as of the Closing, the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The Company has not and, as of the Closing, no Company Subsidiary will have granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against the Company or, as of the Closing, any Company Subsidiary. There are no disputes, claims, audits, examinations or other proceedings pending or threatened in writing regarding any material Taxes of the Company or, as of the Closing, the Company Subsidiaries or the assets of the Company or, as of the Closing, the Company Subsidiaries. The Company has not and, as of the Closing, no Company Subsidiary will have been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that the Company or any Company Subsidiary is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. The Company has made available to Investor true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens (except Permitted Liens) for material Taxes on any of the assets of the Company. As of the Closing, there will be no Liens (except Permitted Liens) for material Taxes on any of the assets of any Company Subsidiary. The Company is not and, as of the Closing, no Company Subsidiary will be a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or any customary Tax indemnification provisions in ordinary course commercial agreement or arrangements, in each case that are not primarily related to Taxes). The Company is not and, as of the Closing, no Company Subsidiary will have been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company). The Company does not and, as of the Closing, no Company Subsidiary will have any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. The Company has not been and, as of the Closing, no Company Subsidiary will have been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Transactions are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not and, as of the Closing, no Company Subsidiary will have participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law). The Company will not be and, as of the Closing, no Company Subsidiary will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to Closing, (ii) closing agreement executed prior to Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) with respect to a transaction consummated prior to Closing, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing outside of the ordinary course of business. As of the Closing, the Company and each of the Company Subsidiaries will be properly treated as a partnership or an entity disregarded as separate from its owner for U.S. federal income Tax purposes.

Section 3.16          Intellectual Property.

(a)           Section 3.16(a) of the Company Disclosure Letter sets forth a list of all material Company Intellectual Property that is owned or licensed by the Company and the Company Subsidiaries. Such list includes all Company Intellectual Property that has been registered or for which the Company or, as of the Closing, any Company Subsidiary has filed an application for registration and specifies, where applicable, (i) the name of the applicant or registrant of record and the current owner, (ii) the jurisdiction where the application or registration is located, (iii) the application or registration number, (iv) the filing date and issuance, registration or grant date and (v) the prosecution or registration status. All necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid and all necessary responses to office actions, affidavits of use and other documents, applications and certificates in connection with such Company Intellectual Property have been timely filed with the relevant authorities or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

(b)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or, as of the Closing, a Company Subsidiary either: (i) is the sole owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens, other than Permitted Liens, and (ii) to the Knowledge of the Company, is entitled to use each item of licensed Company Intellectual Property in the operation of its business as currently conducted in all material respects.

(c)           With respect to each item of Company Intellectual Property, (i) the item is valid, enforceable and subsisting, (ii) to the Knowledge of the Company, the item is not subject to any outstanding injunction, judgment, order, decree or ruling prohibiting the Company’s or, as of the Closing, any Company Subsidiary’s use thereof, (iii) no action, suit or proceeding is pending, or has been, to the Knowledge of the Company, threatened by any Person, that challenges the legality, validity, enforceability, use or ownership of the item and (iv) to the Knowledge of the Company, there exists no facts, circumstances or information that would, or reasonably could be expected to, render any such Intellectual Property invalid or unenforceable or adversely affect, limit, restrict, impair or impede the ability of the Company or, as of the Closing, any Company Subsidiary to use and practice such Intellectual Property after the Closing Date.

(d)           Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Intellectual Property and operation of the Company’s and the Company Subsidiaries’ businesses (or any products thereof or materially used therein) do not infringe, conflict with, misappropriate, or otherwise violate any rights of any Person in or to any Intellectual Property, (ii) no Proceeding is currently pending or, to the Knowledge of the Company, threatened in writing by any Person that the current use by the Company or, as of the Closing, any Company Subsidiary of the Company Intellectual Property or the operation of the Company’s and the Company Subsidiaries’ businesses (or any products thereof or materially used therein) infringes the Intellectual Property of a third party, (iii) no Proceeding is currently pending or has been threatened in writing against any third party involving an infringement, misappropriation or other violation by such third party of any Company Intellectual Property and (iv) to the Knowledge of the Company no third party is engaging in any activity that infringes, misappropriates or otherwise violates any Company Intellectual Property.

(e)           To the Knowledge of the Company, the Company Intellectual Property is all of the Intellectual Property used in or necessary for the operation of the Company’s business. Except as set forth on Section 3.16(e) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement, the consummation of the Transactions and the fulfillment of and compliance with the terms and conditions of this Agreement by the Company do not or will not (as the case may be), with the passing of time or the giving of notice or both, alter, impair or extinguish any rights of the Company or, as of the Closing, any Company Subsidiary in the Company Intellectual Property.

(f)           Except as set forth on Section 3.16(f) of the Company Disclosure Letter, the Company and the Company Subsidiaries have taken commercially reasonable steps, consistent with generally-accepted industry standards, to obtain, maintain and protect the Company Intellectual Property. The Company and the Company Subsidiaries require and have required (and have obtained from) each current and former employee, officer, consultant and contractor performing work for the Company’s or the Company Subsidiaries’ respective businesses who may develop or has developed (alone or with others) any Intellectual Property, to whom any Company Intellectual Property may be or have been provided or disclosed, or who otherwise may have or has any involvement with any Company Intellectual Property, to execute sufficient employment agreements, non-disclosure agreements and assignment of invention and works of authorship agreements that (i) assign to the Company or any Company Subsidiary all right, title and interest in and to any Intellectual Property arising from or developed in connection with such employees’, consultants’ or contractors’ work for or on behalf of the Company or any Company Subsidiary and (ii) provide reasonable protection for the confidential and proprietary information of the Company and the Company Subsidiaries. To the Knowledge of the Company, since December 31, 2015 through the date hereof, there has been no unauthorized disclosure of any confidential or proprietary information of the Company or any Company Subsidiary or any breach of any obligations of confidentiality with respect to the Company’s and the Company Subsidiaries’ respective businesses.

(g)           The computer, information technology and data processing systems, facilities and services used or currently planned to be used in the conduct of the Company’s and the Company Subsidiaries’ respective businesses, including all software, hardware, networks, interfaces, platforms and related systems and services used or currently planned to be used therein (collectively, “Company Systems”), are (i) in good working condition and (ii) reasonably sufficient for the immediate and anticipated future needs of the Company’s and the Company Subsidiaries’ respective businesses as intended to be operated by the Company and the Company Subsidiaries in the next twelve (12) months. All Company Systems are owned by, operated by or are under the control of the Company or, as of the Closing, the Company Subsidiaries and are not wholly or partly dependent on any systems, facilities or services that are not under the ownership, operation or control of the Company or, as of the Closing, a Company Subsidiary. There has been no failure, breakdown or continued substandard performance of any Company Systems that has caused a material disruption or interruption in or to the operation of the Company’s or, as of the Closing, any Company Subsidiary’s respective businesses. The Company has in place and, as of the Closing, the Company Subsidiaries will have in place, industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans, procedures, and facilities.

(h)           Section 3.16(h) of the Company Disclosure Letter sets forth a complete and accurate list of all Open Source Software that has been or is being used, incorporated into and/or distributed with any products developed, modified, manufactured, distributed or sold by or on behalf of the Company or, to the Knowledge of the Company, any Company Subsidiary (“Company Software Products”) in any way, and including for each such Open Source Software, a description of the manner in which such Open Source Software has been used or incorporated into the Company Software Products and identifying the applicable licenses governing the use of each such Open Source Software. To the Knowledge of the Company, neither the Company nor, as of the Closing, any Company Subsidiary has used any Open Source Software in any manner that would or could (i) require the disclosure or distribution in source code form of any Company Software Products or any material portion thereof, (ii) require the licensing of any Company Software Products or any material portion thereof under any Open Source Software license or (iii) impose any other material limitation, restriction or condition on the right of the Company or, as of the Closing, any Company Subsidiary to use or distribute any Company Software Products. To the Knowledge of the Company, with respect to any Open Source Software that has been incorporated into and/or distributed with any Company Software Products, or otherwise used by the Company or any Company Subsidiary the Company or such Company Subsidiary has been and are in compliance with all applicable Open Source Software licenses with respect thereto.

Section 3.17          Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (a) all insurance policies with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect, (b) the Company is not and, as of the Closing, no Company Subsidiary will be, in breach or default, and the Company has not (and, as of the Closing, no Company Subsidiary will have) taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of such insurance policies, (c) the Company has not and, as of the Closing, no Company Subsidiary will have received any written notice of cancellation of any of such insurance policies and (d) all appropriate insurers under such insurance policies have been timely notified of all potentially insurable losses actually known to the Company and pending Proceedings, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 3.18          Broker’s Fees. None of the Company, the Company Subsidiaries or any of their officers or directors, on behalf of the Company or any Company Subsidiary, has employed any financial advisor, broker or finder in a manner that would result in any liability of Investor for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 3.19          Affiliate Transactions; Sufficiency of Assets. As of the date hereof, except as set forth in Section 3.19 of the Company Disclosure Letter, (a) there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any Affiliates of the Company, on the other hand, in each case, that involve, individually or in the aggregate, annual payment obligations in excess of $120,000, (b) neither the Company nor any member or Affiliate of the Company (other than any of the Company Subsidiaries) provides or causes to be provided any assets, services or facilities to any of the Company Subsidiaries pursuant to any Contract, in each case, that are material to the Company and the Company Subsidiaries, and (c) no Company Subsidiary provides or causes to be provided any assets, services or facilities to the Company or any member or Affiliate of the Company (other than any of the Company Subsidiaries), in each case, that involve, individually or in the aggregate, annual payment obligations in excess of $120,000. The assets set forth on the Business Financial Statements (including the notes thereto) of the JH Group Companies and their Subsidiaries constitute all of the material assets necessary to conduct their business in all material respects as it is conducted as of the date of this Agreement.

Section 3.20          Agreements with Regulatory Agencies. The Company is not, and, as of the Closing, no Company Subsidiary will be, subject to any cease-and-desist or other similar Order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2015, has adopted any extraordinary board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that materially relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, nor has the Company received any written notice from any Governmental Entity indicating that it intends to issue, Order, or request any of the foregoing.

Section 3.21           Receivables.

(a)           All currently outstanding secured or unsecured loans, advances, credit lines or credit card receivables that were acquired by the Company or, as of the Closing, any Company Subsidiary from third parties or originated by the Company or the Company Subsidiaries (whether or not currently held by the Company or the Company Subsidiaries) (collectively, the “Receivables”) were originated, solicited or acquired, as the case may be, in all material respects in accordance with the Company’s written policies regarding such matters as in effect at the time of such origination, solicitation or acquisition and true and complete copies of such policies have been provided to Investor. The Company and the Company Subsidiaries own good and valid title to, and are the sole owner of record and holder of, each Receivable that has an outstanding balance (whether or not including a principal balance) as of the Closing and the indebtedness evidenced thereby, and the liens securing the same, free and clear of all Liens other than Liens set forth in Section 3.21(a) of the Company Disclosure Letter. The Company has and, as of the Closing, the Company Subsidiaries will have, in each case, in all material respects kept complete and accurate books and records in connection with the Receivables. To the Knowledge of the Company, there are no oral modifications or amendments related to the Receivables that are not reflected in the Company’s and the Company Subsidiaries’ books and records. To the Knowledge of the Company, no defenses as to the enforceability of any Receivables have been asserted that are not reflected in the Company’s and the Company Subsidiaries’ books and records. To the Knowledge of the Company, there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, in each case, in respect of any Receivables.

(b)           To the Knowledge of the Company, each Receivable (including any note, written agreement with respect to an account, credit agreement or security instrument related to the Receivables (the “Account Agreements”) with respect to such Receivable) is a valid and legally binding obligation of each borrower thereon, in the full amount thereof set forth in the books and records of the Company and the Company Subsidiaries, is enforceable against such obligors (as a matter of law without regard to the ability of such borrower to pay) in accordance with its terms, except as such enforcement may be limited by: (i) Laws affecting the enforcement of creditors’ rights generally and by general equitable principles; (ii) the rights of borrowers under 12 C.F.R. 226.12(c), 12 C.F.R. 226.13(d) and the Servicemembers Civil Relief Act; (iii) account fraud (including by virtue of a lack of authorization by any Person to act on behalf of another Person), including with respect to lost or stolen credit cards, deceased borrowers, legal proceedings (including any collection or billing matters) and chargeback disputes; and (iv) reasonable and customary waivers by the Company of certain terms of the Receivables on a case-by-case basis, all of the foregoing that are reflected in the books and records of the Company and the Company Subsidiaries.

(c)           Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with the material terms and conditions of each Account Agreement and (ii) no default, breach or other event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default or breach by the Company and the Company Subsidiaries under any Account Agreement.

Section 3.22          Hedging. The Company does not and, as of the Closing, each Company Subsidiary will not, engage in any physical or financial electricity hedge contracts, currency or interest rate hedge contracts, exchange-traded futures or options transactions, over-the-counter transactions or derivatives thereof, interest rate swap agreements or similar transactions.

Section 3.23          Compliance with Trade Controls.

(a)           To the Knowledge of the Company, the Company and the Company Subsidiaries are, and have been during the last three (3) years, in material compliance with all applicable export control and economic sanctions Laws of the United States and other countries, including but not limited to the U.S. Export Administration Regulations (“EAR”) (15 C.F.R. 730 et seq.), the EAR’s rules on Restrictive Trade Practices or Boycotts (13 C.F.R. Part 760, the “Anti-Boycott Regulations”), and the economic sanctions rules and regulations implemented under statutory authority and/or Presidential Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 C.F.R. Part 500 et seq., collectively, the “OFAC Regulations”).

(b)           To the Knowledge of the Company, (i) in the three (3)-year period immediately preceding the date of this Agreement, the Company has not and (ii) as of the Closing, no Company Subsidiary has, directly or indirectly, (A) provided any services, goods, software or technology to any person or entity in Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, the Crimea region (since December 2014), and Libya (during 2011), or otherwise exported, re-exported, sold or otherwise transferred any goods, software or technology that are subject to the EAR in violation of the EAR or in violation of any OFAC Regulations; (B) been a party to or a beneficiary under any Contract under which such goods have been sold or services provided, directly or indirectly, to customers in countries subject to sanctions under the OFAC Regulations without the proper license or other authorization from the U.S. Government; or (C) engaged in any other transactions with any Person with whom U.S. Persons are prohibited from dealing under the EAR or the OFAC Regulations, including any Person designated by OFAC on the list of Specially Designated Nationals and Blocked Persons, the list of Foreign Sanctions Evaders or the Sectoral Sanctions Identifications list, unless the Company or such Company Subsidiary had proper authorization under the EAR and/or OFAC Regulations to engage in such transactions or dealings.

(c)           To the Knowledge of the Company, in the three (3)-year period immediately preceding the date of this Agreement, there has not been and there is no material Legal Proceeding by any Governmental Entity with respect to a violation of any applicable U.S. or non-U.S. export control, import or economic sanctions Laws, including the EAR and the OFAC Regulations, that is now pending or threatened with respect to the Company.

(d)           To the Knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with all applicable U.S. and non-U.S. customs Laws and regulations, including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of goods or services by the Company or, as of the Closing, any Company Subsidiary. To the Knowledge of the Company, there is no material Legal Proceeding by any Governmental Entity with respect to a violation of any applicable U.S. or non-U.S. customs Laws that is now pending or threatened with respect to the Company or, as of the Closing, any Company Subsidiary.

Section 3.24         Anti-Money Laundering. To the Knowledge of the Company, the operations of the Company and the Company Subsidiaries are and have been conducted at all times in material compliance with all applicable anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, “Money Laundering Laws”) and no material claim by or before any Governmental Entity involving the Company or any Company Subsidiary with respect to Money Laundering Laws is pending and, to the Knowledge of the Company, no such claims are threatened or contemplated.

Section 3.25         Ethical Practices. To the Knowledge of the Company, neither the Company nor any Company Subsidiary, or any of their respective directors, officers, employees, agents or consultants, or any other Person acting for, or on behalf of, the Company or any Company Subsidiary, directly or indirectly, has:

(a)           violated or is in violation of the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable Laws regarding illegal payments and gratuities (collectively with the FCPA, the “Improper Payment Laws”);

(b)           made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing, or to any non-governmental individual or entity, that is prohibited under any applicable Improper Payment Laws or otherwise for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality or to secure any improper advance or inducing such payee to enter into a commercial arrangement in violation of applicable Law;

(c)          been notified of any investigation by any Governmental Entity with regard to any actual or alleged payment in violation of the Laws referred to in clause (a) above;

(d)           used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(e)           made any false or fictitious entries in any books or records of the Company or any Company Subsidiary relating to any Prohibited Fund.

Section 3.26          No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III (as qualified by the Company Disclosure Letter hereto) and the representations and warranties set forth in the other Transaction Agreements, neither the Company nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) the Company or any Company Subsidiary, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to the Company or the Company Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts, projections, estimates or other information provided by the Company, any Affiliate of the Company or any Person acting on any of their behalf to Investor, any Affiliate of Investor or any Person acting on any of their behalf.

Article IV

REPRESENTATIONS AND WARRANTIES
OF THE FOUNDING MEMBERS

The following representations and warranties are made by each Founding Member as to itself and not as to any other Person and are made severally and not jointly. Subject to the foregoing, each Founding Member, as applicable, hereby represents and warrants, severally and not jointly, as to itself, to Investor as follows:

Section 4.1            Organization. Such Founding Member is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has requisite organizational power and authority and any necessary governmental authorizations to own, lease and to the extent applicable, operate its properties, including the Interests, and to conduct its businesses as now being conducted.

Section 4.2            Authority; Execution and Delivery; Enforceability. Such Founding Member has full organizational power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party, to perform and comply with each of its obligations hereunder and thereunder, and to consummate the Transactions and the other transactions contemplated by such other Transaction Agreements. The execution and delivery by such Founding Member of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance and compliance by such Founding Member with its obligations herein and therein and the consummation by it of the Transactions and the other transactions contemplated by such other Transaction Agreements have been duly authorized by all necessary organization action on the part of such Founding Member. Such Founding Member has or, at the Closing, will have, duly executed and delivered this Agreement and each of the other Transaction Agreements to which it is or will be a party, and, assuming the due authorization, execution and delivery by the counterparties to this Agreement and such other Transaction Agreements, this Agreement and such other Transaction Agreements constitute (or, in the case of any Transaction Agreement to be executed and delivered at the Closing, will constitute) its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.3            Consents and Approvals; No Conflicts.

(a)           Except for (i) Filings, permits, authorizations, Consents, notice to and approvals as may be required under, and other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, (ii) the consents, Filings, approvals and notices with applicable state debt collection and other similar regulators and (iii) such other Consents or other Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by such Founding Member of the Transactions or the other transactions contemplated by such other Transaction Agreements.

(b)           Neither the execution and delivery by such Founding Member of this Agreement nor any of the other Transaction Agreements to which such Founding Member is or will be a party, nor the consummation by such Founding Member of the Transactions or any of the other transactions contemplated by such other Transaction Agreements, nor compliance by such Founding Member with any of the terms or provisions hereof and thereof, will (i) conflict with or violate any provision of the organizational documents of such Founding Member or (ii) assuming that the authorizations, Consents and approvals referred to in Section 3.4(a) are duly obtained in accordance with applicable Law, (x) violate any (1) Law or (2) Order, in either case, applicable to such Founding Member or any of its respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Founding Member under, any of the terms, conditions or provisions of any Contract to which such Founding Member is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4            Title to Interests. Jacobsen Holdings holds good and valid title to the Interests held by it and the Interests held by Jacobsen Holdings are free and clear of any and all Liens. Neither Founding Member is a party to any convertible securities, calls, preemptive rights, options, warrants, purchase rights or other Contracts (other than this Agreement or, at the Closing, the other Transaction Agreements to which such Founding Member is or will be a party) that would require such Founding Member to sell, transfer or otherwise dispose of such Interests or prohibit or conflict with such Founding Member’s obligations with respect to the Interests under this Agreement. Except for this Agreement (or, at the Closing, the other Transaction Agreements to which such Founding Member is or will be a party), such Founding Member is not a party to any voting, trust, proxy or other Contract with respect to the voting of the Interests. Except for the Minority Interests or as otherwise set forth in the Company Disclosure Letter, as of the Closing, the JH Group Companies (other than NLFP but including each NLFP Group Company) will be principally owned, directly or indirectly, by the Company. As of the date hereof, (a) JHPDE has good and valid title to 60% of the interests of Credit Control Holdings Inc. and 19.7% of the equity interests of CreditMax Holdings, LLC, (b) KCF has good and valid title to 80.3% of the equity interests of CreditMax Holdings, LLC; (c) NJK Holding has good and valid title to the interests of NLFP held by NJK Holding and (d) (i) NLFP has good and valid title to all of the interests to all of the direct NLFP Group Companies and (ii) any direct NLFP Group Company referenced in clause (d)(i) that holds an interest in any indirect NLFP Group Company has good and valid title to such interests.

Section 4.5            Legal Proceedings. There are no Proceedings pending, or to the actual knowledge of such Founding Member, threatened against such Founding Member or any of its assets, rights or properties challenging or seeking to prevent, enjoin or otherwise delay the Transactions or that would reasonably be expected to adversely affect the validity or enforceability of this Agreement.

Section 4.6            Information Supplied. None of the information supplied or to be supplied by such Founding Member for inclusion or incorporation by reference in the Transaction Proxy Statement will, at the date it or any amendment or supplement is filed with the SEC or mailed to holders of the Investor Pre-Closing Common Stock or at the time of the Investor Transaction Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (except that no representation or warranty is made by such Founding Member to such portions thereof that relate to Investor or to statements made therein based on information supplied by or on behalf of Investor for inclusion or incorporation by reference therein).

Section 4.7           Broker Fees. None of such Founding Member, any of its officers or directors, on behalf of such Founding Member or any other Person has employed any financial advisor, broker or finder in a manner that would result in any liability of Investor for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 4.8           Investment Purpose.

(a)          Such Founding Member has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Investor Post-Closing Capital Stock issued under Section 1.1(b)(ii), is able to bear the economic risk of such investment, has not relied upon any representations, warranties or agreements other than those set forth in this Agreement and can afford the complete loss of such investment. Such Founding Member is aware that there are substantial risks incident to the purchase of beneficial ownership of the Investor Post-Closing Capital Stock issued under Section 1.1(b)(ii), including those summarized in Investor’s Annual Report on Form 10-K for the year ended December 31, 2016 on file with the SEC. Such Founding Member is an “accredited investor” (as defined in Rule 501 promulgated under the Securities Act).

(b)          Such Founding Member is acquiring beneficial ownership in the Investor Post-Closing Capital Stock issued under Section 1.1(b)(ii) for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. Other than the Exchange Agreement and the Registration Rights Agreement, such Founding Member has no contract or agreement with any Person to sell or transfer or pledge to such Person or anyone else any shares of the Investor Post-Closing Capital Stock issued under Section 1.1(b)(ii) or its indirect beneficial ownership thereof, and such Founding Member has no present plans to enter into any such contract or agreement.

(c)          Such Founding Member understands and acknowledges that the Investor Post-Closing Capital Stock issued under Section 1.1(b)(ii) is not freely transferable and has not been registered under any federal, state or local securities Laws and is being offered and sold in reliance upon exemptions provided therein for transactions not involving any public offering and, therefore, cannot be resold or transferred unless it is subsequently registered thereunder or unless an exemption from such registration is available.

Section 4.9           No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, and the representations and warranties set forth in the other Transaction Agreements to which such Founding Member is or will be a party, neither such Founding Member nor any of its other Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to such Founding Member.

Article V

COVENANTS

Section 5.1           Investor Conduct of Businesses Prior to Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or Closing, Investor shall, except to the extent that the Company shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement or any of the other Transaction Agreements, or as set forth in Section 5.1 of the Investor Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or any of the other Transaction Agreements or as set forth in Section 5.1 of the Investor Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Investor shall not:

(a)          incur any Indebtedness;

(b)          adjust, split, combine or reclassify any Investor Capital Stock;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Investor Capital Stock, other than with respect to the Redemption Shares as expressly contemplated by Section 1.2;

(d)          issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the Convertible Promissory Note, the Sponsor Letter and, at the Closing, any Mezzanine Loan Exchange Agreement;

(e)          increase or decrease the authorized number of shares of any class or series of Investor Capital Stock, except pursuant to the Investor Restated Charter;

(f)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity;

(g)          acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

(h)          (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, other than normal renewals in the ordinary course of business or (ii) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement or (iii) terminate, materially amend, renew or waive any material provision of any Contract with the Sponsor;

(i)           hire any employee, engage any consultant or adopt any Investor Benefit Plan;

(j)           settle any material Proceeding;

(k)          amend its certificate of incorporation or bylaws, except for the Extension Amendments and, at the Closing, the Investor Restated Charter;

(l)           merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

(m)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws;

(n)          enter into any material new line of business;

(o)          make, or commit to make, any capital expenditures;

(p)          other than in the ordinary course of business consistent with past practice or as may be required by applicable Laws, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(q)          take, or intentionally or negligently fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

(r)          agree to take, make any commitment to take, or adopt any resolutions of the Investor Board or similar governing body in support of, any of the actions prohibited by this Section 5.1.

Section 5.2           Company Conduct of Businesses Prior to the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall, and shall cause each Company Subsidiary to, and each Founding Member shall cause each JH Group Company that such Founding Member controls to, and such controlling Founding Member shall cause such controlled JH Group Company to cause such JH Group Company’s Subsidiaries to, except to the extent that Investor shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement, (including as may be necessary to effect the Reorganization) or any of the other Transaction Agreements, or as set forth in Section 5.2 of the Company Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships, and to use commercially reasonable efforts to terminate prior to the Closing the services agreements set forth in Section 3.19(A) of the Company Disclosure Letter. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement (including as may be necessary to effect the Reorganization) or any of the other Transaction Agreements or as set forth in Section 5.2 of the Company Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the prior written consent of Investor (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each Company Subsidiary not to, and each Founding Member shall cause each JH Group Company that such Founding Member controls not to, and such controlling Founding Member shall cause such controlled JH Group Company to cause such JH Group Company’s Subsidiaries not to:

(a)          incur any Indebtedness, except (i) for any Indebtedness incurred (A) in the ordinary course of business consistent with past practice under any revolving credit facility of the Company or any JH Group Company and their respective Subsidiaries or (B) under any accordion feature under the Contracts governing any of the existing Indebtedness of the Company or any JH Group Company and their respective Subsidiaries, (ii) for any Indebtedness among the Company and any JH Group Company and their respective Subsidiaries, (iii) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to the Company or the applicable JH Group Company (or Subsidiary thereof) than such existing Indebtedness and in the same amount as such existing Indebtedness, or (iv) Indebtedness that does not exceed $1,000,000 individually or $5,000,000 in the aggregate;

(b)          adjust, split, combine or reclassify any capital stock, equity interests or Interests;

(c)          make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any Interests (except (i) dividends or other distributions paid by any of the Subsidiaries of the Company to the Company or any of its other Subsidiaries, (ii) for such of the foregoing actions taken by any JH Group Company or any of its respective Subsidiaries to the extent such action is required pursuant to the terms of the organizational documents of such company or any Contract to which such company is a party, (iii) any tax distributions required by the organizational documents of the Company, any JH Group Company or any of their respective Subsidiaries and (iv) the Pre-Closing Distribution);

(d)          issue, sell or otherwise permit to become outstanding any additional Interests or shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any Interests or shares of capital stock;

(e)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity other than a wholly-owned Company Subsidiary or, prior to the consummation of the Reorganization, any JH Group Company (or any Subsidiary thereof), other than in the ordinary course of business;

(f)           except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith) or as required by any Material Contract, acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

(g)          terminate, materially amend, renew or waive any material provision of any Material Contract, other than (i) normal terminations or renewals in the ordinary course of business and (ii) other amendments, modifications or terminations that do not materially impact economic terms of such agreements in a manner adverse to the Company or any Company Subsidiary;

(h)          except as required under a Company Benefit Plan, as required by applicable Law or in the ordinary course of business, (i) materially increase the compensation or benefits of any director, employee or consultant, (ii) materially increase benefits payable under any existing severance or termination pay policies or employment agreements in respect of any director, employee or consultant, (iii) enter into any employment, consulting, severance, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, employee or consultant, (iv) establish, adopt or materially amend any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, employee or consultant, or (v) fund any rabbi trust in respect of any payments or benefits to be provided to any director, employee or consultant;

(i)           settle any Proceeding, except in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on the business of it or the Company Subsidiaries;

(j)           amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or comparable governing documents;

(k)          merge or consolidate itself or any Company Subsidiary with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any Company Subsidiary;

(l)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable Laws;

(m)         enter into any new material line of business;

(n)          except in the ordinary course of business, make any changes in its policies and practices with respect to its business operations, practices and policies, in each case except as may be required by such operations, policies and practices or by any applicable Laws, regulations, guidelines or policies imposed by any Governmental Entity;

(o)          make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate, other than (i) as disclosed in the Company’s capital expenditure budget set forth in Section 5.2(o) of the Company Disclosure Letter or (ii) any such capital expenditures made, committed to make or incurred in the ordinary course of business;

(p)          other than in the ordinary course of business consistent with past practice or as may be required by applicable Laws, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(q)          take or fail to take any action that could reasonably be expected to cause the loss, lapse or abandonment of any material Company Intellectual Property;

(r)           take, or intentionally or negligently fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

(s)          agree to take, make any commitment to take, or adopt any resolutions of the applicable governing body in support of, any of the actions prohibited by this Section 5.2.

Section 5.3           Regulatory Approvals.

(a)          Each of Investor and the Company shall use their reasonable best efforts to obtain the expiration or early termination of any waiting periods, or any applicable approvals required, under the HSR Act or other Antitrust Law (the “Antitrust Approvals”), and shall (i) make or cause to be made the registrations, declarations and Filings required of such party under the HSR Act and any other Antitrust Law listed in Section 5.3 of the Investor Disclosure Letter (“Antitrust Filings”) with respect to the Transactions as promptly as reasonably practicable and advisable after the date of this Agreement (and in any event within fifteen (15) Business Days after the date of this Agreement), and any Filing fees associated therewith shall be borne by Investor and such initial Filings from Investor and the Company shall request early termination of any applicable waiting period under the HSR Act, (ii) agree not to extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed, (iii) subject to applicable Law, furnish to the other party as promptly as reasonably practicable all information reasonably required for any application or other Filing to be made by the other party pursuant to any applicable Law in connection with the Transactions, (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or any other Governmental Entity in respect of such Antitrust Filings, this Agreement or the Transactions, (v) promptly notify the other party of any material communication between that party and the FTC, the DOJ or any other Governmental Entity in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the Transactions and of any material communication received or given in connection with any Proceeding by a private party relating to the Transactions, (vi) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ or any other Governmental Entity or in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or other Proceeding relating to this Agreement or the Transactions, (vii) not participate or agree to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Entity in respect of any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and their Affiliates on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the Transactions, and (ix) act in good faith and reasonably cooperate with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Entity under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement or the Transactions.

(b)          In furtherance and not in limitation of the foregoing, but subject to the following sentences of this Section 5.3(b), each of Investor and the Company shall take all commercially reasonable steps that are reasonably necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted by the FTC, the DOJ or any other Governmental Entity, in each case, with respect to the Transactions under any Antitrust Law and (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or materially delay the consummation of the Transactions, so as to enable the parties hereto to close the Transactions expeditiously and as promptly as reasonably practicable; provided, however, that, without the prior written consent of the Company, Investor shall not: (A) propose, negotiate, commit to or effect, by consent decree, hold separate Orders, Contract or otherwise, any sale, divesture, disposition or license of, any of the assets, properties, businesses, product lines or services of Investor, any of its Affiliates, the Company or any Company Subsidiary, or any interest or interests therein; (B) otherwise take or commit to take actions that after the Closing Date would limit Investor’s, any of its Affiliates’, the Company’s or any Company Subsidiary’s freedom of action with respect to, or its or their ability to retain, one or more of the assets, properties, businesses, product lines or services of Investor, any of its Affiliates, the Company or any Company Subsidiary or any interest or interests therein; (C) terminate or assign, or agree to terminate or assign, any Contract or business relationship or (D) agree or commit to take any of the foregoing actions (clauses (A) through (D), a “Specified Action”). In connection with any Antitrust Approval, but subject to the immediately preceding sentence, Investor shall (I) defend vigorously through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing prior to the consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action and (II) consult regularly with the Company with respect to, keep the Company appraised of, and consider in good faith any strategies, suggestions and recommendations of the Company with respect to, the matters contemplated by clause (I). Notwithstanding anything to the contrary in this Agreement, in connection with any Antitrust Approval, no party hereto shall be required to take, or agree or commit to take, any actions that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on the Company, any Company Subsidiary or Investor (in any case, measured on a scale relative to Investor, the Company and any Company Subsidiary on a combined basis) (a “Materially Burdensome Regulatory Condition”).

Section 5.4           Preparation of the Transaction Proxy Statement; Investor Transaction Stockholders Meeting.

(a)          As promptly as practicable after the date of this Agreement (and, in the case of filing, in any event no later than fifteen (15) Business Days after the date hereof, assuming all information required to be provided by the Founding Members, the Company, or the Company Subsidiaries has been provided to Investor at least five (5) Business Days prior to such time), Investor shall prepare and file with the SEC a preliminary proxy statement to be sent to the stockholders of Investor relating to the Investor Transaction Stockholders Meeting (as such filing is amended or supplemented, the “Transaction Proxy Statement” and, together with the Extension Proxy Statement, the “Proxy Statements”) for the purposes of (i) providing Investor’s stockholders with the opportunity to redeem their shares of Investor Pre-Closing Common Stock in connection with the Transactions and (ii) soliciting proxies from Investor’s stockholders to obtain the Investor Stockholder Approvals (other than the Extension Amendments Approvals) and the other matters to be voted on at a meeting of the holders of Investor Pre-Closing Common Stock to be called and held for such purpose. Investor shall file the definitive Transaction Proxy Statement with the SEC and cause the Transaction Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Investor Board, within three (3) Business Days of (A) in the event the preliminary Transaction Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Transaction Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC. Investor shall use its reasonable best efforts to have the Transaction Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable. The Company and the Founding Members shall furnish all information as may be reasonably necessary in connection with the preparation, filing and distribution of the Transaction Proxy Statement. Except with respect to any matters subject to an SEC request for relief as set forth in Section 5.4(a) of the Investor Disclosure Letter, Investor will cause the Transaction Proxy Statement to comply as to form in all material respects with the Exchange Act. If at any time prior to Closing any information relating to Investor, the Company, the Founding Members or any of their respective Affiliates, directors or officers, should be discovered by Investor, the Company or the Founding Members that should be set forth in an amendment or supplement to the Transaction Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Investor. Investor shall notify the Company promptly of, in the event the preliminary Transaction Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, in the event the preliminary Transaction Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, the issuance of any stop order, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Transaction Proxy Statement or for additional information and shall supply the Company with copies of all written correspondence between it or any of its or its Affiliates’ directors, officers, members, employees, agents, advisors and other representatives (collectively, the “Representatives”), on the one hand, and the SEC or its staff, on the other hand, with respect to the Transaction Proxy Statement or the Transactions.

(b)          Investor shall, as soon as practicable following effectiveness of the Transaction Proxy Statement (but in any event, subject to applicable Law, no later than twenty (20) Business Days following the date on which the Transaction Proxy Statement is furnished to the Investor stockholders), duly call, give notice of, convene and hold a meeting of its stockholders (the “Investor Transaction Stockholders Meeting” and, together with the Extension Amendment Meeting, the “Investor Stockholders Meetings”) for the purpose of seeking to obtain the Investor Stockholder Approvals (other than the Extension Amendments Approvals). Investor shall, through the Investor Board, make the Investor Recommendation, include such Investor Recommendation in the Transaction Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of obtaining the Investor Stockholder Approvals (other than the Extension Amendments Approvals) and (ii) take all other action necessary or advisable to secure the Investor Stockholder Approvals (other than the Extension Amendments Approvals). Neither the Investor Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose to withhold, withdraw or modify or qualify, in a manner adverse to the Company, the approval, determination of advisability, or recommendation by the Investor Board or such committee of the matters that are the subject of the Investor Stockholder Approvals, (ii) make any public statement in connection with the Investor Transaction Stockholders Meeting by or on behalf the Investor Board that would reasonably be expected to have the same effect as the matters prohibited by clause (i), (iii) approve, determine to be advisable, or recommend, or propose to approve, determine to be advisable, or recommend, any Investor Acquisition Proposal or (iv) cause or permit Investor to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Investor Acquisition Proposal (any action described in clauses (i) through (iv), an “Adverse Recommendation Change”). Investor shall, subject to applicable Law, adjourn or postpone the Investor Transaction Stockholders Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Investor Pre-Closing Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Investor has not received proxies representing a sufficient number of shares necessary to obtain the Investor Stockholder Approvals (other than the Extension Amendments Approvals). Unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and Investor shall submit this Agreement and the Transactions and the other matters that are the subject of the Investor Stockholder Approvals (other than the Extension Amendments Approvals), for stockholder approval at the Investor Transaction Stockholders Meeting.

Section 5.5           Extension of Business Combination Deadline.

(a)          If the Extension Proxy Statement has not been filed as of the date hereof then, as promptly as practicable after the date of this Agreement (and, in the case of filing, in any event no later than two (2) Business Days hereafter), Investor shall prepare and file with the SEC a preliminary proxy statement (the “Extension Proxy Statement”) to be sent to the stockholders of Investor relating to an annual meeting of the stockholders of Investor (the “Extension Amendment Meeting”) for the purposes of (i) providing Investor’s stockholders with the opportunity to redeem their shares of Investor Pre-Closing Common Stock in connection with the Extension Amendment, (ii) soliciting proxies from Investor’s stockholders to obtain the Extension Amendments Approvals and the other matters to be voted on at a meeting of the holders of the Investor Pre-Closing Common Stock to be called and held for such purpose and (iii) electing directors to the Investor Board. Investor shall file the definitive Extension Proxy Statement with the SEC and cause the Extension Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Investor Board, within three (3) Business Days of (A) in the event the preliminary Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (B) in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC. Investor shall use its reasonable best efforts to have the Extension Proxy Statement cleared by the SEC under the Exchange Act as soon after filing as practicable. Investor will cause the Extension Proxy Statement to comply as to form in all material respects with the Exchange Act. If at any time prior to the Closing any information relating to Investor or its Affiliates, directors or officers, should be discovered by Investor that should be set forth in an amendment or supplement to the Extension Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Investor shall promptly notify the Company and the Founding Members and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Investor. Investor shall notify the Company promptly of, in the event the preliminary Extension Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, in the event the preliminary Extension Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, the issuance of any stop order, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Extension Proxy Statement or for additional information and shall supply the Company with copies of all written correspondence between it or any of its or its Affiliates’ Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Extension Proxy Statement or the Extension Amendment.

(b)          Investor shall, as soon as practicable following effectiveness of the Extension Proxy Statement (but in any event no later than August 1, 2017), duly call, give notice of, convene and hold the Extension Amendment Meeting for the purpose of seeking and obtaining the Extension Amendments Approvals. Investor shall, through the Investor Board, make the Investor Recommendation as it applies to the Extension Amendments Approvals, include such Investor Recommendation in the Extension Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of obtaining the Extension Amendments Approvals and (ii) take all other action necessary or advisable to secure the Extension Amendments Approvals. Neither the Investor Board nor any committee thereof shall make an Adverse Recommendation Change as it relates to the Extension Amendments Approvals. Investor shall adjourn or postpone the Extension Amendment Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Investor Pre-Closing Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Investor has not received proxies representing a sufficient number of shares necessary to obtain the Extension Amendments Approvals. Unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and Investor shall submit the Extension Amendments Approvals for stockholder approval at the Extension Amendment Meeting.

(c)          If the Extension Amendments Approvals are obtained, then Investor shall, as promptly as practicable (but in any event no later than the date on which Investor is required to file a Current Report on Form 8-K disclosing the preliminary voting results of the Extension Amendment Meeting (or, if earlier, August 4, 2017)), (i) file the Extension Amendment with the Secretary of State of the State of Delaware and (ii) provide written notice to the Company and the Founding Members of the redemption payments that Investor is required to make under the Investor Charter in respect of any Redemption Shares in connection with the Extension Amendment.

Section 5.6           No Solicitation; No-Shop.

(a)          The Company and the Founding Members shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Company Acquisition Proposal and shall not enter into any Contract with respect to any Company Acquisition Proposal until the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 7.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 7.1 hereof, none of the Company, the Founding Members or any Company Subsidiary shall, directly or indirectly, through any Affiliate or any of its or their Representatives, directly or indirectly, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Company Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to any Person relating to, any Company Acquisition Proposal other than information to any other Person that is traditionally provided in the regular course of business to third parties where the Company and its Representatives have no reason to believe that such information may be utilized to evaluate any such Company Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Company Acquisition Proposal.

(b)          Investor shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Investor Acquisition Proposal and shall not enter into any Contract with respect to any Investor Acquisition Proposal until the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 7.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 7.1, Investor shall not, directly or indirectly, through any Affiliate or any of its or their Representatives, directly or indirectly, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Investor Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to or request any information from any Person relating to, any Investor Acquisition Proposal other than information to or from any other Person that is traditionally provided in the regular course of business to third parties where Investor and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Investor Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Investor Acquisition Proposal.

(c)          For purposes of this Agreement:

(i)          “Company Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A) the acquisition of twenty percent (20%) or more of any class of the equity interests of the Company or any Company Subsidiary pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which the Company or any Company Subsidiary issues or would issue, or such Person or Persons acquires or would acquire, twenty percent (20%) or more of any class of the equity interests of the Company or any Company Subsidiary or (C) a transaction pursuant to which such Person or Persons acquires or would acquire in any manner, directly or indirectly, any assets of the Company or any Company Subsidiary thereof constituting twenty percent (20%) or more of the fair market value of the assets of the Company and the Company Subsidiaries taken as a whole.

(ii)         “Investor Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A) the acquisition of twenty percent (20%) or more of any class of the equity interests of another Person pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which another Person issues or would issue, or Investor, its stockholders or any of its Subsidiaries acquire or would acquire, twenty percent (20%) or more of any class of the equity interests of such other Person, (C) a transaction pursuant to which Investor or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person constituting twenty percent (20%) or more of the fair market value of the assets of such other Person or (D) any other transaction that may constitute a Business Combination.

Section 5.7           Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Investor and the Company. Thereafter, neither Investor nor the Company will issue any press release or make any statements which are public or are reasonably likely to become public to the extent relating to the Transactions without the other party’s prior written consent, not to be unreasonably withheld, conditioned or delayed, except, upon the advice of counsel, as may be required by applicable Law or any stock exchange rule; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent containing only such information as was contained in a press release or other public statement previously issued or made in accordance with this Section 5.7.

Section 5.8           Notification of Certain Matters. Each party shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with this Agreement or the Transactions; or (b) such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or materially delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VI not being satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VI, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VI to be satisfied.

Section 5.9           Access to Information.

(a)          Upon reasonable notice and subject to applicable Laws and privileges relating to the exchange of information, (i) Investor shall and shall cause its Subsidiaries to, and (ii) the Company shall and shall use commercially reasonable efforts to cause each Company Subsidiary to, afford to the officers, employees, accountants, counsel and other Representatives of Investor and the Company, during normal business hours during the period prior to Closing, reasonable access to all of its and its Subsidiaries’ properties, books, Contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, each such party shall, and shall cause its Subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary “clean-room” arrangements agreed between the parties, (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (B) all other information concerning its business, properties and personnel as the other party may reasonably request. Each such party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.

(b)          This Section 5.9 shall not require Investor and the Company or any of its Subsidiaries to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such party would reasonably be expected to result in (i) any violation of any Contract or Law to which such party is a party or is subject or cause any privilege (including attorney-client privilege) which such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information or violate or prejudice the rights of the other party’s or its Subsidiaries’ customers or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto. Each of Investor and the Company will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the preceding sentence apply.

(c)          The information provided pursuant to this Section 5.9 shall be used solely for the purpose of the Transactions, and unless and until the Transactions are consummated, such information shall be kept confidential by the recipient thereof in accordance with, and such recipient shall otherwise abide by and be subject to the terms and conditions of the Confidentiality Agreement. If this Agreement is terminated, Investor and the Company shall and shall cause each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to this Section 5.9.

Section 5.10         Commercially Reasonable Efforts.

(a)          The parties hereto shall reasonably cooperate with each other and use their commercially reasonable efforts to as promptly as reasonably practicable prepare and file all necessary documentation, to effect all applications, notices, petitions and Filings, to obtain as promptly as reasonably practicable all permits, Consents, approvals and authorizations of all third parties and Governmental Entities which are reasonably necessary or advisable to consummate the Transactions, and to comply with the terms and conditions of all such permits, Consents, approvals and authorizations of all such Governmental Entities. The parties shall reasonably cooperate with each other in connection therewith (including the furnishing of any information (subject to applicable Laws and privileges) and any reasonable undertaking or commitments that may reasonably be required to obtain any such approvals). Each of Investor and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, in each case subject to applicable Laws and privileges relating to the exchange of information, all the information relating to Investor or the Company, as the case may be, and any of their respective Subsidiaries, which appears in any Filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as reasonably practicable. Subject to applicable Laws and privileges, each such party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will reasonably consult with each other with respect to the obtaining of all permits, Consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each such party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. Each such party shall reasonably consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Transactions. Each such party shall use its reasonable best efforts to (i) take all action reasonably necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and (ii) if any Takeover Law becomes applicable to any of the Transactions, take all action to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Takeover Law on the Transactions.

(b)          In furtherance and not in limitation of the foregoing, but subject to the following sentences of this Section 5.10(b), each of Investor and the Company shall take all commercially reasonable steps that are reasonably necessary to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or materially delay the Closing, and (ii) avoid or eliminate each and every impediment, if any, that is asserted by any Governmental Entity, in each case, with respect to the Transactions so as to enable the Closing to occur as promptly as reasonably practicable. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Affiliates (including any Company Subsidiary) shall be required to take, or agree or commit to take, any Specified Action, whether pursuant to any consent decree, hold separate Order, or otherwise. Notwithstanding anything to the contrary in this Agreement, no party hereto shall be required to take, or agree or commit to take, any actions that, individually or in the aggregate, would reasonably be expected to constitute a Materially Burdensome Regulatory Condition.

(c)          Nothing in this Agreement, including this Section 5.10, obligates Investor, the Company or any Founding Member to waive any of the conditions to such party’s obligations to consummate the Transactions as set forth in Article VI.

(d)          Notwithstanding anything in this Section 5.10 to the contrary, this Section 5.10 does not apply to any Antitrust Approvals or Antitrust Filings, both of which are governed exclusively by Section 5.3.

Section 5.11         Directors’ and Officers’ Insurance and Indemnification.

(a)          From and after Closing, all rights to indemnification and advancement of expenses for acts or omissions occurring through Closing in favor of the current or former directors and officers of Investor, the Company and their respective Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) as provided in Investor’s or the Company’s, as applicable, certificate of incorporation and by-laws, and the organizational documents of such Subsidiaries as currently in effect, and all rights with respect thereto, shall survive the Transactions and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b)          In the event that either Investor or the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Investor shall, and shall cause the Company to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.11.

(c)          For a period of six (6) years after Closing, Investor shall or shall cause the Company to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Investor may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the Indemnitees arising from facts or events which occurred at or before Closing (including the Transactions); provided, however, that Investor shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the aggregate annual premium paid as of the date of this Agreement by Investor for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Investor shall cause to be maintained policies of insurance that provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Investor may obtain at or prior to Closing a six-year “tail” policy under Investor’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence.

(d)          The provisions of this Section 5.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s certificate of incorporation, bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the applicable party or its respective Subsidiaries in effect as of the date of this Agreement.

(e)          Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Investor or the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to or in substitution for any such claims under such policies.

(f)          The Indemnitees entitled to the indemnification and insurance set forth in this Section 5.11 are intended to be third party beneficiaries of this Section 5.11. This Section 5.11 shall survive the consummation of the Transactions and shall be binding on all successors and assigns of Investor and the Company.

Section 5.12         Control of Operations. Notwithstanding anything else in this Agreement that may be deemed to the contrary (other than Section 5.1 and Section 5.2), nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before Closing, and control over all such matters shall remain in the hands of the relevant party.

Section 5.13         Stock Exchange Listing. Investor shall use reasonable best efforts to (a) cause the shares of Investor Class A Common Stock to continue to satisfy the Nasdaq listing requirements as of the Closing and (b) cause to be listed on the Nasdaq (subject to official notice of issuance prior to the Closing) the shares of Investor Class A Common Stock that may be issuable in satisfaction of the exchange rights granted under the Exchange Agreement with respect to the Class B Units.

Section 5.14         Section 16 Matters. Prior to Closing, Investor shall take all such steps as may be required to cause any dispositions of Investor Capital Stock (including derivative securities with respect to Investor Capital Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Investor to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15         Trust Account.

(a)          Immediately following the Closing, the obligations of Investor to dissolve or liquidate within a specified time period as contained in the Investor Charter will be terminated and Investor shall have no obligation whatsoever to dissolve and liquidate the assets of Investor by reason of the consummation of the Transactions or otherwise, and no stockholder of Investor shall be entitled to receive any amount from the Trust Account except with respect to such stockholder’s Redemption Shares in accordance with Section 1.2. At least forty-eight (48) hours prior to the Closing Date, Investor shall provide notice to the Trustee in accordance with Section 1(i) of the Trust Agreement and shall deliver any other documents, opinions, or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee on the Closing Date and prior to Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Investor and thereafter Investor shall cause the Trust Account and the Trust Agreement to terminate.

(b)          Immediately following Investor’s receipt of the funds held in the Trust Account on the Closing Date, prior to the Closing, Investor shall (i) pay the amount outstanding under the Convertible Promissory Note to the extent of any outstanding amount that has not been converted into Investor Warrants, the fees of Citigroup Global Markets Inc. and the fees of Cantor Fitzgerald, in each case, as set forth in Section 2.16 of the Investor Disclosure Letter, and all reasonable (with respect to expenses incurred since April 27, 2017) and documented accounts payable of Investor, and (ii) reimburse Easterly Acquisition Sponsor, LLC (“Sponsor”) for any reasonable (with respect to expenses incurred since April 27, 2017) and documented out-of-pocket expenses paid by Sponsor prior to the Closing (the aggregate amount contemplated by clauses (i) and (ii), the “Closing Sponsor Payments”).

Section 5.16         Sponsor Lock-Up Restriction. Investor shall not release, amend or waive the lock-up restrictions set forth in the Letter Agreement, by and between Sponsor and Investor, and shall enforce any violations thereof in accordance with its terms.

Section 5.17         Investor Stock Plan. Investor shall take all necessary action to, subject to Investor Stockholder Approvals, adopt and approve the 2017 Omnibus Equity Incentive Plan in the form attached hereto as Exhibit I.

Section 5.18         Organizational Documents. Prior to the Closing, Investor shall use reasonable best efforts to cause each of the Investor Restated Charter to be in full force and effect as of the Closing.

Section 5.19         Governance.

(a)          Effective as of the Closing, Investor shall cause the Investor Board to be reconstituted such that the size of the Investor Board is five members, with (i) one individual selected by Investor, which individual is set forth in Section 5.19 of the Investor Disclosure Letter (or, if such individual is unable to serve, such other individual selected by Investor), (ii) two individuals who qualify as “independent” under applicable Nasdaq rules, which individuals shall be jointly selected in good faith by the Founding Members and Investor, with one such individual being an individual that qualifies as an “audit committee financial expert” under the Sarbanes-Oxley Act and with the other such individual being an individual with regulatory expertise in the industries in which the Company, the JH Group Companies and each of their respective Subsidiaries operate and (iii) two individuals selected by the Founding Members, both of whom are set forth in Section 5.19 of the Company Disclosure Letter (or, if such individuals are unable to serve, such other individuals selected by the Founding Members). For so long as the aggregate number of shares of Investor Class A Common Stock and Investor Class B Common Stock beneficially owned by Jacobsen Holdings, any entity controlled by Douglas Jacobsen and all of their respective affiliates represents at least ten percent (10%) of the total number of issued and outstanding shares of Investor Class A Common Stock and Investor Class B Common Stock, then Jacobsen Holdings shall have a right to nominate one individual to be included in the slate of director nominees at each election of directors by the stockholders of Investor. For so long as the aggregate number of shares of Investor Class A Common Stock and Investor Class B Common Stock beneficially owned by KCF, any entity controlled by Norman Kravetz and all of their respective affiliates represents at least ten percent (10%) of the total number of issued and outstanding shares of Investor Class A Common Stock and Investor Class B Common Stock, then KCF shall have a right to nominate one individual to be included in the slate of director nominees at each election of directors by the stockholders of Investor.

(b)          Investor shall (i) cause each officer of Investor to be removed from such position, with such removal effective as of the Closing, and (ii) take all necessary actions so that the persons designated by the Company are appointed to the Investor officer positions designated by the Company, such appointment to be effective as of the Closing.

(c)          As promptly as practicable following the date hereof and prior to the Closing, the Company and the Investor shall conduct a compensation study to determine the appropriate director (including chairman) and senior officer compensation for the organization following the Closing, which compensation structure and arrangements shall be implemented as of the Closing.

Section 5.20         Reorganization. The Company and the Founding Members shall use reasonable best efforts to consummate the Reorganization prior to the Closing as set forth on Annex A, such that, immediately following the consummation of the Reorganization, each JH Group Company is, directly or indirectly, principally owned by the Company, and neither the Company nor any Founding Member shall amend the steps set forth on Annex A without the prior written consent of Investor (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the anything herein to the contrary (including the steps set forth on Annex A), if, as of the Closing, any of the Minority Interests are outstanding and such outstanding Minority Interests result in a reduction to the number of Class B Units issuable to the Class B Members under Section 1.1(a)(ii), then the failure by the Company and the Founding Members to complete such steps in respect of the Minority Interests shall not be considered a breach or other violation of this Section 5.20.

Section 5.21         Mezzanine Loans. Prior to the Closing Date, the Company may approach the holders of the outstanding mezzanine loans of any of the JH Group Companies and their respective Subsidiaries (the “Mezzanine Lenders”) for the purpose of discussing and negotiating the terms (if any) on which the Mezzanine Lenders, or any of them, may be willing to exchange (a “Mezzanine Exchange”) an aggregate principal amount of their mezzanine loans not to exceed $35,000,000 for shares of Investor Class A Common Stock (the “Mezzanine Exchanged Shares”) upon the Closing. If the Company determines to proceed with any Mezzanine Exchange in accordance with the immediately preceding sentence then, prior to the Closing, the Company, any Mezzanine Lenders participating in such Mezzanine Exchange and Investor shall enter into one or more mezzanine loan exchange agreements (a “Mezzanine Loan Exchange Agreement”), which Mezzanine Loan Exchange Agreements shall value the Investor Class A Common Stock offered to any Mezzanine Lenders participating in a Mezzanine Exchange at a per share price equal to ten dollars ($10); provided that such Mezzanine Exchange shall be on terms no less favorable to such Mezzanine Lenders than the best terms offered by the Investor and the Company (in consultation with each other) to potential investors in the Investor Class A Common Stock as an incentive to invest in Investor (it being understood that if the per share price offered to any potential investor is less than ten dollars ($10) per share, then the Mezzanine Lenders participating in a Mezzanine Exchange shall be entitled to participate at the lowest per share price offered to such potential investors). If the Company determines to proceed with any Mezzanine Exchange, then each of the Company and Investor shall use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Mezzanine Loan Exchange Agreements on the terms and conditions described therein.

Article VI

CONDITIONS TO THE TRANSACTIONS

Section 6.1           Conditions to Obligations of Each Party. The obligations of the Company, the Founding Members and Investor to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company, the Founding Members and Investor):

(a)          Investor Stockholder Approvals. Investor shall have obtained the Investor Stockholder Approvals.

(b)          Listing.

(i)          The shares of Investor Class A Common Stock issuable in satisfaction of the exchange rights granted under the Exchange Agreement with respect to the Class B Units shall have been approved for listing on the Nasdaq, subject to official notice of issuance; and

(ii)         As of the Closing (after giving effect to any Redemption Shares and any Mezzanine Exchanged Shares), Investor shall have satisfied all of the conditions and requirements to the continued listing of the shares of Investor Class A Common Stock on the Nasdaq (including the requirement under Section 5505(a)(3) of the applicable Nasdaq rules to have at least 300 Round Lot Holders).

(c)          Investor Net Tangible Assets. Investor shall have at least $5,000,001 of net tangible assets following the exercise by the holders of shares of Investor Pre-Closing Common Stock issued in Investor’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Investor Pre-Closing Common Stock held by them into a pro rata share of the Trust Account in accordance with the Investor Charter.

(d)          Statutes and Injunctions. No Order shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Transactions and shall continue in effect.

(e)          Governmental Consents. (i) the waiting period applicable to the Transactions under the HSR Act and any other applicable Antitrust Laws shall have expired or early termination shall have been granted, (ii) all consents, authorizations or approvals of state regulatory authorities governing the Company’s or any Company Subsidiary’s debt collection and other similar licenses, as well as the expiration of any applicable regulatory waiting period, in each case, that may be required in the various states in which the Company or any JH Group Company or any of their respective Subsidiaries operates that are required in connection with the transactions contemplated by this Agreement shall have been received and (iii) any other approvals the failure of which to be obtained would reasonably be expected to be, individually, or in the aggregate, material to Investor, the Company and the Company Subsidiaries taken as a whole, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (clauses (i) through (iii) being referred to herein as the “Required Governmental Consents”), and no such Required Governmental Consent shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

Section 6.2           Conditions to Obligations of the Company and the Founding Members to Effect the Transactions. The obligations of the Company and the Founding Members to consummate the Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a)          Representations and Warranties of Investor. The representations and warranties of Investor set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Investor Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have an Investor Material Adverse Effect; provided that the representations and warranties of Investor set forth in (i) Section 2.2(a), (ii) Section 2.2(b), (iii) Section 2.2(c), (iv) Section 2.3, (v) Section 2.6(b), (vi) Section 2.16 and (vii) Section 2.18 shall be true and correct (other than, in the case of Section 2.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). The Company shall have received a certificate, dated as of the Closing Date, validly executed and signed on behalf of Investor by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(b)          Performance of Obligations of Investor. Investor shall have performed or complied with all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it in all material respects and the Company shall have received a certificate, dated as of the Closing Date, validly executed and signed on behalf of Investor by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(c)          No Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance which shall have resulted in an Investor Material Adverse Effect and no change or event shall have occurred that would reasonably be expected to result in such an Investor Material Adverse Effect.

(d)          Investor Restated Charter. The Investor Restated Charter shall be in full force and effect.

(e)          Transaction Agreements. At Closing, the Sponsor Letter shall be in full force and effect and Investor shall have delivered a duly executed counterpart signature page to each of the following Transaction Agreements:

(i)          the Exchange Agreement;

(ii)         the New Operating Agreement;

(iii)        the Registration Rights Agreement; and

(iv)        the Tax Receivable Agreement.

Section 6.3           Conditions to Obligation of Investor to Effect the Transactions. The obligation of Investor to consummate the Transactions is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Investor on behalf of itself, except that the condition set forth in Section 6.3(e) may not be waived without the prior written consent of the Company):

(a)          Representations and Warranties of the Company and the Founding Members. The representations and warranties of the Company and the Founding Members set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect; provided, that the representations and warranties of the Company set forth in (i) Section 3.2(a), (ii) Section 3.2(b), (iii) Section 3.3 (iv) Section 3.4, (v) Section 3.7(b), (vi) Section 3.18, (vii) Section 4.2 and (viii) Section 4.4 shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Investor shall have received a certificate, dated as of the Closing Date, validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(b)          Performance of Obligations of the Company and the Founding Members. Each of the Company and the Founding Members shall have performed or complied with, as applicable, all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by them in all material respects and Investor shall have received a certificate, dated as of the Closing Date, validly executed and signed on behalf of the Company by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(c)          No Company Material Adverse Effect. Since the date hereof, there shall not have been any event or circumstance which shall have resulted in a Company Material Adverse Effect and no change or event shall have occurred that would reasonably be expected to result in such a Company Material Adverse Effect.

(d)          Transaction Agreements. At Closing, the Sponsor Letter shall be in full force and effect and the Company, each Founding Member and each other Class B Member shall have delivered a duly executed counterpart signature page to each of the following Transaction Agreements:

(i)          the Exchange Agreement;

(ii)         the New Operating Agreement;

(iii)        the Registration Rights Agreement; and

(iv)        the Tax Receivable Agreement.

(e)          Reorganization. The Reorganization shall have been consummated; provided that, if, as of the Closing, any of the Minority Interests are outstanding and such outstanding Minority Interests result in a reduction to the number of Class B Units issuable to the Class B Members under Section 1.1(a)(ii), then the failure of the Reorganization steps in respect of the Minority Interests to be so consummated shall not constitute a failure of the condition set forth in this Section 6.3(e).

Article VII

TERMINATION

Section 7.1           Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Transactions may be abandoned at any time prior to Closing, whether before or after the Investor Stockholder Approvals:

(a)          By the mutual written consent of the Company and Investor.

(b)          By either of the Company or Investor:

(i)          if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable or if any Governmental Entity that must grant a Required Governmental Consent has denied approval of the Transactions and such denial has become final and non-appealable;

(ii)         if the Transactions shall not have been consummated by the later of (A) August 4, 2017 or (B) if the stockholders of Investor have duly approved the Extension Amendment (the deadline for consummating a Business Combination set forth in such Extension Amendment, the “Business Combination Deadline”), the earlier of (x) such Business Combination Deadline and (y) December 31, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to Investor or the Company if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (I) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Transactions set forth in Article VI prior to the Outside Date or (II) the failure of the Closing to occur by the Outside Date; provided, further that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to the Investor or the Company on the basis that the Reorganization has not occurred as of the Outside Date if such failure is in respect of any of the Minority Interests remaining outstanding and such outstanding Minority Interests result in a reduction to the number of Class B Units issuable to the Class B Members under Section 1.1(a)(ii);

(iii)        if the Investor Stockholder Approvals (other than the Extension Amendments Approvals) shall not have been obtained upon a vote taken thereon at the Investor Transaction Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c)          By Investor, if the Company or the Founding Members shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, (i) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is not cured by the earlier of the Outside Date and thirty (30) days following written notice of such breach to the Company or the Founding Members, or by its nature or timing is incapable of being cured during such period; provided, that Investor is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement,

(d)          By the Company, if (i) Investor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, (A) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured by the earlier of the Outside Date and thirty (30) days following written notice of such breach to Investor, or by its nature or timing is incapable of being cured during such period; provided, that the Company or the Founding Members are not then in material breach of any of their representations, warranties, covenants or agreements set forth in this Agreement; or (ii) the Investor Board shall have (A) failed to recommend in the Proxy Statements that the stockholders of Investor approve the matters that are the subject of the Investor Stockholder Approvals; (B) made an Adverse Recommendation Change; (C) resolved to take any of the actions described in (A) or (B) or (D) failed to reaffirm the Investor Recommendation within two (2) Business Days after the Company requests in writing that such reaffirmation be taken.

Section 7.2           Effect of Termination. In the event of the termination of this Agreement by either Investor or the Company as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Investor, other than this Section 7.2, Section 7.3 and Article VIII, which provisions shall survive such termination; provided, however, that, subject to the terms of this Agreement, if such termination shall result from the willful failure of any party to perform an agreement or covenant contained herein, nothing in this Section 7.2 shall relieve any party of any liability as a result of such failure or breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

Section 7.3           Expenses. All fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

Section 7.4           Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.1 or an amendment or waiver of this Agreement pursuant to Section 8.1 or Section 8.2 shall, in order to be effective, require, in the case of the Company, Investor, action by their respective Boards of Directors (or other governing body) or a duly authorized committee thereof. Termination of this Agreement prior to Closing shall not require the approval of the stockholders of Investor.

Article VIII

MISCELLANEOUS

Section 8.1           Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Investor contemplated hereby, by written agreement of Investor, the Company and the Founding Members at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by Investor stockholders unless, to the extent required, approved by such Investor stockholders.

Section 8.2           Extension; Waiver. At any time prior to Closing, parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either of Investor or the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.3           Nonsurvival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the parties hereto contained herein shall not survive the Closing, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 8.8.

Section 8.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company or the Founding Members, to:

JH Capital Group Holdings, LLC

21800 Oxnard Street, Fifth Floor

Woodland Hills, CA, 91367

Attention:  Glenn S. Corey

Telephone No:  (818) 251-9911

Facsimile:  (818) 251-9917

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Attention:  Sven Mickisch

Telephone No.:  (212) 735-3554

Facsimile: (917) 777-3554

and

Advisors LLP

11911 San Vicente Blvd Suite 265

Los Angeles CA 90049

Attention:  Leigh Morris

Telephone No.:  (310) 472-4111

Facsimile: (310) 472-5433

(b)	if to Investor, to:

Easterly Acquisition Corp.

375 Park Avenue, 21st Floor

New York, NY 10152

Attention:  Avshalom Kalichstein

Telephone No:  (646) 712-8300

Facsimile:  (646) 383-9413

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attention:  Alexander Johnson

Telephone No.:  (212) 918-3030

Facsimile:  (212) 918-3100

Section 8.5           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Section 8.6           Entire Agreement; Third Party Beneficiaries. This Agreement (including the Annex, schedules and Exhibits hereto and the documents and the instruments referred to herein and therein), the Sponsor Letter, the Confidentiality Agreement and any other agreements entered into contemporaneously and in connection herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.11 are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.7           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 8.8           Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be directly or indirectly assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, following the Reorganization, this Agreement and the rights, interests and obligations of any Founding Member hereunder may be assigned (whether by operation of law or otherwise) by such Founding Member without the consent of any party if such assignment is to one or more Class B Members that, following the Reorganization, are controlled by any Founding Member. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10         Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Investor Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available,” “delivered” or “provided” or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of the Company, made available and delivered to Investor and its Representatives prior to the date of this Agreement and, in the case of Investor, made available to the Company and its Representatives prior to the date of this Agreement in the electronic data room maintained by Investor or delivered to the Company and its Representatives. Unless otherwise specified, all references to “$” refer to United States dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and schedules annexed hereto or referred to herein, and the Investor Disclosure Letter and the Company Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Investor Disclosure Letter or the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 8.11         Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.12         Exclusive Jurisdiction. Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware of, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 8.4.

Section 8.13         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14         Trust Account Waiver. The Company and the Founding Members acknowledge that Investor is a blank check company with the powers and privileges to effect a Business Combination. The Company and the Founding Members further acknowledge that, as described in the prospectus dated July 29, 2015 (the “Prospectus”), substantially all of Investor’s assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Investor, certain of its public stockholders and the underwriters of the IPO. The Company and the Founding Members acknowledge that they have been advised by Investor that, except with respect to interest earned on the funds held in the Trust Account that may be released to Investor to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Investor completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Investor fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Investor in limited amounts to permit Investor to pay the costs and expenses of its liquidation and dissolution, and then to Investor’s public stockholders. For and in consideration of Investor entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and the Founding Members hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account (other than the right at Closing to require that Investor make the capital contribution of the Investment Amount as contemplated by Section 1.1(b)(i)) and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Investor.

Section 8.15         Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Annex, Exhibits, schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.15 or on the corresponding page number of the Index of Defined Terms:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “control” has the meaning specified in Rule 405 under the Securities Act.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Available Cash” means the amount of cash in U.S. dollars equal to (a) unrestricted cash and cash equivalents, determined in accordance with GAAP, held by Investor outside of the Trust Account, plus (b) the amount of the funds contained in the Trust Account, minus (c) deferred underwriting fees payable to Citigroup Global Markets Inc. and Cantor Fitzgerald as set forth in Section 2.16 of the Investor Disclosure Letter, minus (d) any reasonable (with respect to expenses incurred since April 27, 2017) and documented out-of-pocket transaction expenses of Investor that are accrued and unpaid as of Closing, minus (e) any outstanding amount under the Convertible Promissory Note that has not been converted into Investor Warrants, minus (f) any obligation of Investor to fund the redemption price in respect of the exercise of any redemption rights by Investor stockholders pursuant to Section 9.2 or Section 9.7 of the Investor Charter, minus (g) without duplication of any amount set forth in clauses (c) through (f), the aggregate amount of any Closing Sponsor Payments.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York or the County of Los Angeles are authorized or required by Law to be closed.

“Company Subsidiary” means any entity that would be a Subsidiary of the Company after giving effect to the Reorganization. For the avoidance of doubt, this definition shall also apply to each reference to the defined term “Subsidiary” where the context clearly indicates that such Subsidiary is or, as of the Closing and after giving effect to the Reorganization, would be, a Subsidiary of the Company.

“Confidentiality Agreement” means the Non-Disclosure Agreement, dated April 27, 2017, by and between the Company and Investor, as the same may be amended, supplemented or otherwise modified by the parties.

“Convertible Promissory Note” means the Convertible Promissory Note, dated as of March 17, 2016, issued by Investor to Sponsor.

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any substance, material, or waste that poses a hazard or threat to human health, safety, natural resources, or the environment or that is listed, defined, regulated, or forms the basis of liability under any Environmental Law, including “hazardous substances” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (b) capitalized lease obligations, (c) letters of credit, (d) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (e) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (f) amounts in respect of checks in transit, (g) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (h) all liabilities relating to securitization or factoring programs or arrangements, and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner, in each case, other than (i) deposits and (ii) federal or other similar governmental funds borrowings.

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

“Investor Class A Common Stock” means the shares of Investor’s Class A Common Stock to be authorized by the Investor Restated Charter.

“Investor Class B Common Stock” means the shares of Investor’s Class B Common Stock to be authorized by the Investor Restated Charter and having no economic value but entitling the holder thereof to one (1) vote per share.

“Knowledge” means the actual knowledge of the individuals set forth in Section 8.15 of the Investor Disclosure Letter, in the case of Investor, or Section 8.15 of the Company Disclosure Letter, in the case of the Company.

“Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Liens” means, any liens, charges, transfer restrictions, preemptive rights, encumbrances, adverse rights or claims and security interests whatsoever, excluding transfer restrictions imposed by securities Laws.

“Material Adverse Effect” means, with respect to Investor, on the one hand, or the Company, on the other hand, any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (a) has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and Investor’s Subsidiaries or the Company Subsidiaries, taken as a whole, except to the extent such material adverse effect results from (i) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and Investor’s Subsidiaries or the Company Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of Investor’s Subsidiaries or the Company Subsidiaries, operate, (ii) any changes in conditions generally affecting any of the industries in which such party and Investor’s Subsidiaries or the Company Subsidiaries operate, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and Investor’s Subsidiaries or the Company Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, (iii) any decline in the credit rating of such party or the securities of such party (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (iv) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and Investor’s Subsidiaries or the Company Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of Investor’s Subsidiaries or the Company Subsidiaries, operate, (v) any matter described in the Investor Disclosure Letter or the Company Disclosure Letter, as applicable, (vi) the execution and delivery of this Agreement or the public announcement, performance, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such party or any of Investor’s Subsidiaries or the Company Subsidiaries, with customers, employees, suppliers or other Persons or any litigation arising from this Agreement or the Transactions, (vii) any retrospective or prospective change in applicable Laws, regulation or GAAP (or authoritative interpretations thereof) or the enforcement, implementation or interpretation thereof, (viii) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and Investor’s Subsidiaries or the Company Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of Investor’s Subsidiaries or the Company Subsidiaries, operate, (ix) any action permitted or required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party or with the other party’s express written consent, (x) any failure by the party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (xi) any change affecting the international, national, regional, state, provincial or local financial industry except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and Investor’s Subsidiaries or the Company Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, or (xii) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and Investor’s Subsidiaries or the Company Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of Investor’s Subsidiaries or the Company Subsidiaries, operate; or (b) would prevent or materially delay the consummation by Investor, the Company or the Founding Members, as applicable, of the Transactions on a timely basis.

“Material Contracts” shall mean (a) with respect to the Company or any Company Subsidiary, (i) any Contract which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by the Company or any Company Subsidiary in any material respect, (ii) any Contract with or to a labor union or guild (including any collective bargaining agreement), (iii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness in excess of $500,000 (other than (A) any lending activities in the normal course of business by Credit Control relating to its collection activities and (B) deposit liabilities, trade payables, and securities sold under repurchase agreements), (iv) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or the Company Subsidiaries, taken as a whole, (v) any Contract that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $500,000 per annum (other than any such Contracts that are terminable by the Company or any Company Subsidiary on sixty (60) days or less notice without any required payment or other conditions (other than the condition of notice)), (vi) any Contract that relates to the marketing, advertising or promotion of products or services involving in any such case payments by the Company or any Company Subsidiary of more than $500,000 per year; (vii) any Contract that requires Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction; and (viii) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any Company Subsidiary of assets with a fair market value in excess of $500,000; provided, that in no event shall a Company Benefit Plan qualify as a Material Contract; or (b) with respect to Investor, (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Investor with the SEC, (ii) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Investor of assets, securities, or properties, or relating to any Business Combination, (iii) any Contract relating to the Trust Account or the assets thereof, (iv) any Contract with any officer, director or Affiliate of Investor or with any underwriter of the IPO or (v) any other Contract under which Investor is obligated to make payment or incur costs in excess of $100,000 in any year.

“Nasdaq” means The NASDAQ Capital Market.

“Open Source Software” means all software or other materials distributed as “open source,” “free software,” “copyleft software,” or under similar licensing or distribution terms, including without limitation, any software or material that requires as a condition of use, modification, or distribution that other software incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, and (vii) any purchase money security interests, equipment leases or similar financing arrangements.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing or, to the Knowledge of the Person in question, investigation or inquiry (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Pro Rata Share” means, with respect to each Class B Member, a fraction (expressed as a percentage), the numerator of which is the number of Class B Units that, as of the Closing, will be set forth on the Schedule of Members opposite the name of such Class B Member and the denominator of which is the total number of Class B Units that, as of the Closing, will be set forth on the Schedule of Members.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the indoor or outdoor environment.

“Sponsor Letter” means that certain letter agreement by and among Investor, Sponsor, the Company and the Founding Members, dated as of the date of this Agreement, and attached hereto as Exhibit G.

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under GAAP.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” shall mean all taxes of any kind imposed by any Governmental Entity, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, excise, employment, withholding, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity.

“Transaction Agreements” means this Agreement, the New Operating Agreement, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Sponsor Letter, any Mezzanine Loan Exchange Agreement and any agreement, document or certificate necessary to effect the Reorganization.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

JH CAPITAL GROUP HOLDINGS, LLC

By:	/s/ Douglas Jacobsen
	Name:	Douglas Jacobsen
	Title:	Manager

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer

[Signature Page to Investment Agreement]

FOUNDING MEMBERS:

JACOBSEN CREDIT HOLDINGS, LLC

By:	/s/ Douglas Jacobsen
	Name:	Douglas Jacobsen
	Title:	Manager

NJK HOLDING LLC

By:	/s/ Norman Kravetz
	Name:	Norman Kravetz
	Title:	Manager

KRAVETZ CAPITAL FUNDING LLC

By:	/s/ Norman Kravetz
	Name:	Norman Kravetz
	Title:	Manager

[Signature Page to Investment Agreement]

Annex A

Reorganization Steps

ANNEX A

Project Washington

Reorganization Steps

June 26, 2017

1

Project Washington Reorganization Steps June 26, 2017 1 ANNEX A

Pre-Transaction Structure – Jacobsen Entities

Doug Jacobsen
Jacobsen Credit Holdings LLC
JH Portfolio Debt Equities, LLC
JH Capital Group Holdings LLC
JHCG Holdings LLC
Rick Saffer
40%
60%
Credit Control, LLC (S Corp)
100%
Pinreid, LLC
100%
JH Portfolio Debt Equities 2, LLC
100%
JH Mortgage Resolution, LLC
100%
JH Capital (V.I.), Inc..
50%
JH Met Asset Entity, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
19.7% & CMAX convertible note
100%
Remnant Capital LLC
50%
JH CX Asset Entity, LLC
50%
RBE Capital Partners LLC
80%
JH Reviver, LLC
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX NDSE, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

2

Pre - Transaction Structure – Jacobsen Entities Credit Control, LLC (S Corp) JH Met Asset Entity, LLC Rick Saffer Doug Jacobsen JH Portfolio Debt Equities, LLC 60% 40% JH Portfolio Debt Equities 4, LLC RBE Capital Partners LLC JH Reviver, LLC JH CX Asset Entity, LLC CreditMax Holdings, LLC JH Portfolio Debt Equities 2, LLC CMAX Finance, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC 50% 50% 96.16% 80% 19.7% & CMAX convertible note 50% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend 2 Remnant Capital LLC JH Capital (V.I.), Inc.. JH Mortgage Resolution, LLC Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC 100% 100% 100% 100% Pinreid, LLC 100%

Pre-Transaction Structure – Kravetz Entities

Norman Kravetz
Monique Jacobsen
95%
5%
Pacific Capital Holdings, LLC
100%*
NJK Holding, LLC
80%
CMAX Finance Partners IV, LLC
Kravetz Capital Funding, LLC
Next Level Finance Partners, LLC
50%
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
RBE Capital Partners LLC
80.3%
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX NDSE, LLC

Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

3

3 * Kravetz Capital Funding, LLC (“KCF”) is owned 47.175% by Norman Kravetz (“NK”), 47.175% by Glenda Kravetz (“GK”) and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). 50% RBE Capital Partners LLC CreditMax Holdings, LLC Next Level Finance Partners, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80% 80.3% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Settlement Marketing Group, LLC Kravetz Capital Funding, LLC Pre - Transaction Structure – Kravetz Entities NJK Holding, LLC 95% 5% Monique Jacobsen 100%*

4 JH Capital Group Pre - Transaction Structure Notes and Assumptions • All ownership interests are assumed to be 100% unless specifically indicated otherwise. • It is assumed that Class B Members of CreditMax Holdings, LLC (“ CMAX ”), who held a 35.5% interest in CMAX , have been bought out. • JH Portfolio Debt Equities, LLC (“ JHPDE ”) is expected to dissolve Pinreid , LLC in connection with Project Washington, although timing is to be confirmed. • Minority ownership is as follows (and is assumed to stay in place): – KCF – 47.175% NK; 47.175% GK ; 5.65% Consumer Financial Insite , LLC (which is itself owned 99%/1% by NK and GK , respectively). – Credit Control, LLC (“Credit Control”) – 40% Rick Saffer (“RS”) – Next Level Finance Partners, LLC (“ NLFP ”) - • 7.4% Metropolitan Partners Fund III, LP • 5.3332% Metropolitan Partners Fund II, LP • 4.0669% Metropolitan Principal Holdings 2, LLC • 3.1999% Ability Insurance Co. – JH Met Asset Entity, LLC - 50% COCD Asset Holdings, LLC (an entity held indirectly by NK) – JH Reviver - 20% Reviver Financial, LLC – JH Portfolio Debt Equities 4, LLC – 3.84% Oliphant Financial, LLC – JH CX Asset Entity, LLC – 50% CX Asset Holdings, LLC (an entity held indirectly by NK)

PRE - SIGNING STEPS Section 1 5

NJK Holding Buy-Out

Norman Kravetz
Monique Jacobsen
95%
5%
Pacific Capital Holdings, LLC
100%*
NJK Holding, LLC
80%
CMAX Finance Partners IV, LLC
Kravetz Capital Funding, LLC
Next Level Finance Partners, LLC
50%
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
RBE Capital Partners LLC
80.3%
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC
CreditMax Holdings, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX NDSE, LLC

6

50% RBE Capital Partners LLC CreditMax Holdings, LLC Next Level Finance Partners, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80% 80.3% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend 6 Settlement Marketing Group, LLC Kravetz Capital Funding, LLC NJK Holding Buy - Out NJK Holding, LLC 95% 5% Monique Jacobsen 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively).

NJK Holding Buy-Out

5% interest in
NJK Holding, LLC
1
Norm Kravetz
Monique Jacobsen
Note
95%
5%
NJK Holding, LLC

7

• Step 1 : Monique Jacobsen sells her 5% interest in NJK Holding, LLC (“NJK”) to NK in exchange for a $400,750 note. NJK Holding Buy - Out NJK Holding, LLC 95% 5% 1 Monique Jacobsen Norm Kravetz 5% interest in NJK Holding, LLC Note 7

JH Portfolio Debt Equities Clean-Up

Doug Jacobsen
Jacobsen Credit Holdings LLC
JH Portfolio Debt Equities, LLC
JH Capital Group Holdings LLC
JHCG Holdings LLC
Rick Saffer
40%
60%
Credit Control, LLC (S Corp)
100%
JH Portfolio Debt Equities 2, LLC
50%
JH Met Asset Entity, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
80%
JH Reviver, LLC
19.7% & CMAX convertible note
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX NDSE, LLC
50%
RBE Capital Partners LLC
50%
JH CX Asset Entity, LLC
100%
Remnant Capital LLC
100%
JH Capital (V.I.), Inc..
100%
JH Mortgage Resolution, LLC
100%
Pinreid, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

8

JH Portfolio Debt Equities Clean - Up Credit Control, LLC (S Corp) Rick Saffer Doug Jacobsen JH Portfolio Debt Equities, LLC 60% 40% JH Portfolio Debt Equities 4, LLC JH Reviver, LLC CreditMax Holdings, LLC CMAX Finance, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC 19.7% & CMAX convertible note Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC JH Met Asset Entity, LLC JH Portfolio Debt Equities 2, LLC 50% 96.16% 80% 100% RBE Capital Partners LLC JH CX Asset Entity, LLC 50% 50% Remnant Capital LLC JH Capital (V.I.), Inc.. JH Mortgage Resolution, LLC 100% 100% 100% Pinreid, LLC 100% 8

JH Portfolio Debt Equities Clean-Up

1
2
Doug Jacobsen
100% interest in Remnant Capital LLC in exchange for $21,469
100% interest in Remnant Capital LLC
JH Portfolio Debt Equities, LLC
Recovery MedAdvocate Partners LLC
Remnant Capital LLC

9

Doug Jacobsen JH Portfolio Debt Equities, LLC Remnant Capital LLC JH Portfolio Debt Equities Clean - Up • Step 1 : JHPDE sells its 100% interest in Remnant Capital LLC to Douglas Jacobsen (“DJ”) for $21,469. • Step 2 : DJ contributes his 100% interest in Remnant Capital LLC to Recovery MedAdvocate Partners, LLC. 1 100% interest in Remnant Capital LLC in exchange for $21,469 Recovery MedAdvocate Partners LLC 2 100% interest in Remnant Capital LLC 9

Doug Jacobsen JH Portfolio Debt Equities, LLC JH Capital (V.I.), Inc.. JH Mortgage Resolution, LLC JH Portfolio Debt Equities Clean - Up • Step 1 : JHPDE sells its 100% interest in JH Capital (V.I.), Inc. to DJ for $20,637. • Step 2 : JHPDE sells its 100% interest in JH Mortgage Resolution, LLC (f/k/a Apex Financial Management, LLC) to DJ for $29,141. 1 100% interest in JH Capital (V.I.), Inc. in exchange for $20,637 2 100% interest in JH Mortgage Resolution, LLC in exchange for $29,141 10

JH Portfolio Debt Equities Clean - Up • Step 1 : Pinreid, LLC dissolves under applicable law, distributing its assets and liabilities to JHPDE. Doug Jacobsen JH Portfolio Debt Equities, LLC Pinreid, LLC 1 Dissolution Note: This dissolution may happen after signing but is shown as a pre - signing step for purposes of illustration. 11

JH Capital Group Holdings LLC

Doug Jacobsen
Jacobsen Credit Holdings LLC
JH Portfolio Debt Equities, LLC
JH Capital Group Holdings LLC
JHCG Holdings LLC
Rick Saffer
40%
60%
Credit Control, LLC (S Corp)
100%
JH Portfolio Debt Equities 2, LLC
50%
JH Met Asset Entity, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
80%
JH Reviver, LLC
19.7% & CMAX convertible note
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX NDSE, LLC
50%
RBE Capital Partners LLC
50%
JH CX Asset Entity, LLC
100%
Remnant Capital LLC
100%
JH Capital (V.I.), Inc..
100%
JH Mortgage Resolution, LLC
100%
Pinreid, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

12

JH Capital Group Holdings LLC Credit Control, LLC (S Corp) Rick Saffer Doug Jacobsen JH Portfolio Debt Equities, LLC 60% 40% JH Portfolio Debt Equities 4, LLC JH Reviver, LLC CreditMax Holdings, LLC CMAX Finance, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC 19.7% & CMAX convertible note Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC JH Met Asset Entity, LLC JH Portfolio Debt Equities 2, LLC 50% 96.16% 80% 100% RBE Capital Partners LLC JH CX Asset Entity, LLC 50% 50% Remnant Capital LLC JH Capital (V.I.), Inc.. JH Mortgage Resolution, LLC 100% 100% 100% Pinreid, LLC 100% 12

JH Capital Group Holdings LLC Doug Jacobsen JH Portfolio Debt Equities, LLC Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC 100% interests in JH Capital Group Holdings LLC and JH Portfolio Debt Equities LLC • Step 1 : DJ contributes his 100% interest in JH Capital Group Holdings LLC (“JHCG”) and JHPDE to Jacobsen Credit Holdings LLC (“JCH”). JH Portfolio Debt Equities, LLC JH Capital Group Holdings LLC JHCG Holdings LLC 1 13

JH Capital Group Holdings LLC Doug Jacobsen Jacobsen Credit Holdings LLC 100% interest in JH Portfolio Debt Equities LLC • Step 2 : JCH contributes its 100% interest in JHPDE to JHCG as its initial capital contribution JH Portfolio Debt Equities, LLC JH Capital Group Holdings LLC JHCG Holdings LLC 2 JH Portfolio Debt Equities, LLC 14

JH Capital Group Holdings LLC Doug Jacobsen Jacobsen Credit Holdings LLC 100% interest in JH Portfolio Debt Equities LLC • Step 3 : JHCG contributes its 100% interest in JHPDE to JHCG Holdings LLC (“JHCG Holdings”) as its initial capital contribution JH Portfolio Debt Equities, LLC JH Capital Group Holdings LLC JHCG Holdings LLC 3 JH Portfolio Debt Equities, LLC 15

CreditMax Holdings, LLC

Norman Kravetz
Monique Jacobsen
95%
5%
Pacific Capital Holdings, LLC
100%*
NJK Holding, LLC
80%
CMAX Finance Partners IV, LLC
Kravetz Capital Funding, LLC
Next Level Finance Partners, LLC
50%
RBE Capital Partners LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
80.3%
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX NDSE, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

16

50% RBE Capital Partners LLC CreditMax Holdings, LLC Next Level Finance Partners, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80% 80.3% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Settlement Marketing Group, LLC Kravetz Capital Funding, LLC NJK Holding, LLC 95% 5% Monique Jacobsen CreditMax Holdings, LLC 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). 16

CreditMax Holdings, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80.3% 2 1 3 • Step 1 : Pacific Capital Holdings, LLC (“Pacific Capital”) distributes its 100% interest in CMAX Finance Partners IV, LLC to NK. • Step 2 : NK contributes such interest to KCF for additional membership interests in KCF. • Step 3 : KCF contributes such interest to CMAX for additional membership interests in CMAX. CreditMax Holdings, LLC Kravetz Capital Funding, LLC 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). 17

F reorganization of Credit Control, LLC

Doug Jacobsen
Jacobsen Credit Holdings LLC
JH Portfolio Debt Equities, LLC
JH Capital Group Holdings LLC
JHCG Holdings LLC
Rick Saffer
40%
60%
Credit Control, LLC (S Corp)
100%
Pinreid, LLC
100%
JH Portfolio Debt Equities 2, LLC
100%
JH Mortgage Resolution, LLC
100%
JH Capital (V.I.), Inc.
50%
JH Met Asset Entity, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
19.7% & CMAX convertible note
100%
Remnant Capital LLC
50%
JH CX Asset Entity, LLC
50%
RBE Capital Partners LLC
80%
JH Reviver, LLC
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX NDSE, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

18

Credit Control, LLC (S Corp) Rick Saffer Doug Jacobsen JH Portfolio Debt Equities, LLC 60% 40% JH Portfolio Debt Equities 4, LLC JH Reviver, LLC CreditMax Holdings, LLC CMAX Finance, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC 19.7% & CMAX convertible note Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC F reorganization of Credit Control, LLC JH Met Asset Entity, LLC JH Portfolio Debt Equities 2, LLC 50% 96.16% 80% 100% RBE Capital Partners LLC JH CX Asset Entity, LLC 50% 50% Remnant Capital LLC JH Capital (V.I.), Inc.. JH Mortgage Resolution, LLC 100% 100% 100% Pinreid, LLC 100% 18

F reorganization of Credit Control, LLC 1 • Step 1 : JHPDE and RS form a new corporation, Credit Control Holdings Inc. (“Credit Control Holdings”). Credit Control, LLC (S corp) Rick Saffer 60% 40% Credit Control Holdings Inc. JH Portfolio Debt Equities, LLC 19

F reorganization of Credit Control, LLC Credit Control, LLC (S corp) Rick Saffer 60% 40% Credit Control Holdings Inc. 2 • Step 2 : JHPDE and RS contribute their 60% and 40% interests, respectively, in Credit Control to Credit Control Holdings in exchange for 60% and 40%, respectively, of the single class of outstanding stock of Credit Control Holdings. JH Portfolio Debt Equities, LLC 20

F reorganization of Credit Control, LLC Rick Saffer 60% 40% Credit Control Holdings Inc. • Step 3 : Credit Control Holdings makes an election on Form 8869 to treat Credit Control as a qualified subchapter S subsidiary (“Qsub”) effective as of the same date as Step 2. As a result of this election, the transaction should qualify as a reorganization described in Section 368(a)(1)(F) of the Code, Credit Control Holdings should succeed to Credit Control’s S corporation election and Credit Control should become a Qsub of Credit Control Holdings with the same EIN as Credit Control. See Rev. Rul. 2008 - 18. • Step 4 : Effective prior to Credit Control being contributed to JHCG, Credit Control makes a check - the - box election on Form 8832 to become a disregarded entity for U.S. federal income tax purposes. Credit Control, LLC 3 4 CTB election Qsub election JH Portfolio Debt Equities, LLC 21

JH Capital Group Interim Structure

Doug Jacobsen
Norman Kravetz
JH Portfolio Debt Equities, LLC
Rick Saffer
40%
60%
Credit Control Holdings Inc.
Credit Control, LLC
100%
JH Portfolio Debt Equities 2, LLC
50%
JH Met Asset Entity, LLC
80%
JH Reviver, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
50%
JH CX Asset Entity, LLC
50%
50%
RBE Capital Partners LLC
19.7% & CMAX convertible note
80.3%
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX Finance Partners IV, LLC
CMAX NDSE, LLC
Pacific Capital Holdings, LLC
* KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively).
100%*
Kravetz Capital Funding, LLC
NJK Holding, LLC
80%
Next Level Finance Partners, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

22

JH Capital Group Interim Structure Credit Control Holdings Inc. JH Met Asset Entity, LLC 50% Rick Saffer Doug Jacobsen JH Portfolio Debt Equities, LLC 60% 40% JH Portfolio Debt Equities 4, LLC RBE Capital Partners LLC JH Reviver, LLC JH CX Asset Entity, LLC CreditMax Holdings, LLC Next Level Finance Partners, LLC JH Portfolio Debt Equities 2, LLC NJK Holding, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80% 50% 50% 96.16% 80% 19.7% & CMAX convertible note 50% 80.3% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Settlement Marketing Group, LLC Note: DJ’s interest in JHPDE is indirect, as shown on following slide. Kravetz Capital Funding, LLC Credit Control, LLC 100% 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). 22

JH Capital Group Interim Structure JHPDE Detailed Ownership Doug Jacobsen JH Portfolio Debt Equities, LLC Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC 23

BRIDGE LOAN CLOSING Section 2 24

Bridge Loan Closing Doug Jacobsen JH Portfolio Debt Equities, LLC Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC Citi $$ Stock Pledge • Citi lends $50,000,000 to JHCG Holdings under a bridge loan facility. • JHCG Holdings pledges its membership interests in JHPDE to support such borrowing. JHPDE, in turn, pledges its 60% stock interest in Credit Control Holdings and its membership interests and note in CMAX. • Under the bridge loan and other borrowings, Credit Control LLC and Credit Control Holdings will be made excluded assets. Credit Control Holdings Inc. 60% Credit Control, LLC CreditMax Holdings, LLC 19.7% & CMAX convertible note Stock/Note Pledge Stock Pledge 25

26 PRE - ACQUISITION STEPS Section 3

JH Capital Group Interim Structure

Jacobsen Credit Holdings LLC
JH Portfolio Debt Equities, LLC
Rick Saffer
40%
60%
Credit Control Holdings Inc.
Credit Control, LLC
100%
JH Portfolio Debt Equities 2, LLC
50%
JH Met Asset Entity, LLC
80%
JH Reviver, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
50%
JH CX Asset Entity, LLC
50%
50%
RBE Capital Partners LLC
19.7% & CMAX convertible note
80.3%
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX Finance Partners IV, LLC
CMAX NDSE, LLC
Norman Kravetz
Pacific Capital Holdings, LLC
NJK Holding, LLC
* KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively).
100%*
Kravetz Capital Funding, LLC
80%
Next Level Finance Partners, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

27

JH Capital Group Interim Structure Credit Control Holdings Inc. JH Met Asset Entity, LLC 50% Rick Saffer 60% 40% JH Portfolio Debt Equities 4, LLC RBE Capital Partners LLC JH Reviver, LLC JH CX Asset Entity, LLC CreditMax Holdings, LLC Next Level Finance Partners, LLC JH Portfolio Debt Equities 2, LLC NJK Holding, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80% 50% 50% 96.16% 80% 19.7% & CMAX convertible note 50% 80.3% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Settlement Marketing Group, LLC Kravetz Capital Funding, LLC Credit Control, LLC Jacobsen Credit Holdings LLC JH Portfolio Debt Equities, LLC 100% 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). 27

Next Level Finance Partners, LLC

Jacobsen Credit Holdings LLC
JH Portfolio Debt Equities, LLC
Norman Kravetz
Pacific Capital Holdings, LLC
NJK Holding, LLC
Rick Saffer
40%
60%
Credit Control Holdings Inc.
Credit Control, LLC
* KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively).
100%*
50%
JH CX Asset Entity, LLC
Kravetz Capital Funding, LLC
80%
Next Level Finance Partners, LLC
100%
JH Portfolio Debt Equities 2, LLC
50%
50%
RBE Capital Partners LLC
50%
JH Met Asset Entity, LLC
80%
JH Reviver, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
19.7% & CMAX convertible note
96.16%
80.3%
JH Portfolio Debt Equities 4, LLC
CreditMax Holdings, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX Finance Partners IV, LLC
CMAX NDSE, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

28

Credit Control Holdings Inc. JH Met Asset Entity, LLC 50% Rick Saffer JH Portfolio Debt Equities, LLC 60% 40% JH Portfolio Debt Equities 4, LLC RBE Capital Partners LLC JH Reviver, LLC JH CX Asset Entity, LLC CreditMax Holdings, LLC Next Level Finance Partners, LLC JH Portfolio Debt Equities 2, LLC NJK Holding, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80% 50% 50% 96.16% 80% 19.7% & CMAX convertible note 50% 80.3% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Settlement Marketing Group, LLC Kravetz Capital Funding, LLC Credit Control, LLC Next Level Finance Partners, LLC Jacobsen Credit Holdings LLC 100% 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). 28

Next Level Finance Partners, LLC

NJK Holding, LLC
Minority Interest Holders
80%
20%
Next Level Finance Partners, LLC
1
New NLFP, LLC

29

• Step 1 : NLFP creates a new limited liability company (“New NLFP”). Next Level Finance Partners, LLC Next Level Finance Partners, LLC NJK Holding, LLC 80% Minority Interest Holders 20% 1 New NLFP, LLC 29

Next Level Finance Partners, LLC

NJK Holding, LLC
Minority Interest Holders
80%
20%
Next Level Finance Partners, LLC
2
New NLFP, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC

30

Next Level Finance Partners, LLC Next Level Finance Partners, LLC NJK Holding, LLC 80% Minority Interest Holders 20% New NLFP, LLC • Step 2 : NLFP contributes to New NLFP its 100% interests in each of (i) Settlement Marketing Group, LLC, (ii) Century DS, LLC, and (iii) New Credit America, LLC. 2 Century DS, LLC New Credit America, LLC Settlement Marketing Group, LLC 30

Next Level Finance Partners, LLC
Post-Restructuring Org Chart

NJK Holding, LLC
Minority Interest Holders
80%
20%
Next Level Finance Partners, LLC
New NLFP, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC

31

Next Level Finance Partners, LLC Post - Restructuring Org Chart Next Level Finance Partners, LLC NJK Holding, LLC 80% Minority Interest Holders 20% New NLFP, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC Settlement Marketing Group, LLC 31

Credit Control

Doug Jacobsen
Jacobsen Credit Holdings LLC
JH Capital Group Holdings LLC
JHCG Holdings LLC
Third-Party Bridge Loan
Stock Pledge
JH Portfolio Debt Equities, LLC
Rick Saffer
Stock Pledge
40%
60%
Credit Control Holdings Inc.
Credit Control, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

32

Credit Control Holdings Inc. Rick Saffer 60% 40% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Credit Control, LLC Credit Control Doug Jacobsen JH Portfolio Debt Equities, LLC Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC Third - Party Bridge Loan Stock Pledge Stock Pledge 32

Credit Control Holdings Inc. Rick Saffer 60% 40% Credit Control, LLC Credit Control Doug Jacobsen JH Portfolio Debt Equities, LLC Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC 3 2 1 • Step 1 : JHPDE distributes its 60% interest in Credit Control Holdings to JHCG Holdings. • Step 2 : JHCG Holdings distributes such interest to JHCG. • Step 3 : JHCG distributes such interest to JCH. 33

JH Capital Group Updated Structure

Jacobsen Credit Holdings LLC
Rick Saffer
60%
40%
Credit Control Holdings Inc.
Credit Control, LLC
JH Portfolio Debt Equities, LLC
100%
JH Portfolio Debt Equities 2, LLC
50%
JH Met Asset Entity, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
80%
JH Reviver, LLC
19.7% & CMAX convertible note
50%
JH CX Asset Entity, LLC
50%
50%
RBE Capital Partners LLC
80.3%
CreditMax Holdings, LLC
CMAX Finance, LLC
CMAX Finance Partners III, LLC
CMAX Finance Partners IV, LLC
CMAX NDSE, LLC
Norman Kravetz
Pacific Capital Holdings, LLC
* KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively).
100%*
Kravetz Capital Funding, LLC
NJK Holding, LLC
80%
Next Level Finance Partners, LLC
New NLFP, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC
Legend
Symbol
U.S. Federal Income Tax Treatment
Disregarded Entity
Partnership
Corporation

34

Credit Control Holdings Inc. JH Met Asset Entity, LLC 50% Rick Saffer 60% 40% JH Portfolio Debt Equities 4, LLC RBE Capital Partners LLC JH Reviver, LLC JH CX Asset Entity, LLC CreditMax Holdings, LLC JH Portfolio Debt Equities 2, LLC NJK Holding, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC CMAX Finance, LLC Pacific Capital Holdings, LLC CMAX Finance Partners IV, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC Norman Kravetz 80% 50% 50% 96.16% 80% 19.7% & CMAX convertible note 50% 80.3% Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Settlement Marketing Group, LLC Kravetz Capital Funding, LLC Credit Control, LLC JH Portfolio Debt Equities, LLC Jacobsen Credit Holdings LLC Next Level Finance Partners, LLC New NLFP, LLC Note: JCH’s interest in JHPDE is indirect, as shown on following slide. 100% 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). JH Capital Group Updated Structure 34

JH Capital Group Updated Structure JHPDE Detailed Ownership Doug Jacobsen JH Portfolio Debt Equities, LLC Disregarded Entity Partnership Corporation U.S. Federal Income Tax Treatment Symbol Legend Jacobsen Credit Holdings LLC JH Capital Group Holdings LLC JHCG Holdings LLC 35

Contributions to JH Capital Group

Jacobsen Credit Holdings LLC
Norman Kravetz
Rick Saffer
NJK Holding, LLC
100%
80%
40%
60%
Credit Control Holdings Inc.
2
Next Level Finance Partners, LLC
New NLFP, LLC
Kravetz Capital Funding, LLC
1
3
Credit Control, LLC
CreditMax Holdings, LLC (80.3%)
RBE Capital Partners, LLC (50%)
JH Capital Group Holdings, LLC

36

Credit Control Holdings Inc. Rick Saffer 60% 40% JH Capital Group Holdings, LLC Norman Kravetz Contributions to JH Capital Group Credit Control, LLC 1 CreditMax Holdings, LLC (80.3%) RBE Capital Partners, LLC (50%) 2 • Step 1 : Credit Control Holdings contributes its 100% interest in Credit Control to JHCG in exchange for membership interests therein. • Step 2 : NLFP contributes its 100% interest in New NLFP to JHCG in exchange for membership interests therein. • Step 3 : KCF contributes its interest in each of CMAX and RBE to JHCG in exchange for membership interests therein. Kravetz Capital Funding, LLC NJK Holding, LLC 3 Next Level Finance Partners, LLC 80% New NLFP, LLC Jacobsen Credit Holdings LLC 100% 36

CreditMax Holdings, LLC Contribution and Recapitalization

Rick Saffer
40%
60%
Jacobsen Credit Holdings LLC
Credit Control Holdings Inc.
Norman Kravetz
100%
NJK Holding, LLC
Kravetz Capital Funding, LLC
80%
Next Level Finance Partners, LLC
[ ]%
[ ]%
[ ]%
[ ]%
JH Capital Group Holdings, LLC
1
JHCG Holdings LLC
80.3%
JH Portfolio Debt Equities, LLC
19.7% & CMAX convertible note
2
Conversion of CMAX convertible note
CreditMax Holdings, LLC

37

80.3% • Step 1 : JHCG contributes its interest in CMAX to JHCG Holdings, which in turn, contributes such interest to JHPDE. • Step 2 : JHPDE converts its CMAX convertible note into equity in CMAX, increasing its interest to 100%. CreditMax Holdings, LLC Contribution and Recapitalization Credit Control Holdings Inc. Rick Saffer 60% 40% JH Capital Group Holdings, LLC Norman Kravetz [ ]% [ ]% [ ]% JH Portfolio Debt Equities, LLC 1 19.7% & CMAX convertible note 80% [ ]% Next Level Finance Partners, LLC NJK Holding, LLC Kravetz Capital Funding, LLC CreditMax Holdings, LLC 2 Conversion of CMAX convertible note Jacobsen Credit Holdings LLC JHCG Holdings LLC 100% 37

RBE Capital, LLC Dissolution

Norman Kravetz
Jacobsen Credit Holdings LLC
Rick Saffer
40%
60%
Credit Control Holdings Inc.
100%
NJK Holding, LLC
Kravetz Capital Funding, LLC
80%
Next Level Finance Partners, LLC
[ ]%
[ ]%
[ ]%
[ ]%
JH Capital Group Holdings, LLC
1
JHCG Holdings LLC
JH Portfolio Debt Equities, LLC
50%
50%
2
Dissolution
RBE Capital Partners LLC

38

RBE Capital, LLC Dissolution 50% RBE Capital Partners LLC • Step 1 : JHCG contributes its 50% interest in RBE Capital Partners LLC (“RBE”) to JHCG Holdings, which in turn, contributes such interest to JHPDE. • Step 2 : RBE liquidates/dissolves under applicable local law. Credit Control Holdings Inc. Rick Saffer 40% JH Capital Group Holdings, LLC [ ]% [ ]% 50% 1 2 Dissolution Norman Kravetz [ ]% 80% [ ]% NJK Holding, LLC Kravetz Capital Funding, LLC 60% Jacobsen Credit Holdings LLC JH Portfolio Debt Equities, LLC JHCG Holdings LLC 100% Next Level Finance Partners, LLC 38

JH Capital Group Post-Reorganization Structure

Jacobsen Credit Holdings LLC
Rick Saffer
40%
60%
Credit Control Holdings Inc.
[ ]%
[ ]%
Norman Kravetz
100%**
NJK Holding, LLC
Kravetz Capital Funding, LLC
80%
Next Level Finance Partners, LLC
[ ]%
[ ]%
JH Capital Group Holdings, LLC
JHCG Holdings LLC
JH Portfolio Debt Equities, LLC
Credit Control, LLC
New NLFP, LLC
100%
100%
JH Portfolio Debt Equities 2, LLC
CreditMax Holdings, LLC
50%*
50%*
JH Met Asset Entity, LLC
JH CX Asset Entity, LLC
CMAX NDSE, LLC
CMAX Finance, LLC
96.16%
80%
JH Portfolio Debt Equities 4, LLC
JH Reviver, LLC
CMAX Finance Partners III, LLC
CMAX Finance Partners IV, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC

39

Credit Control Holdings Inc. Rick Saffer JH Portfolio Debt Equities, LLC 60% 40% JH Capital Group Holdings, LLC Norman Kravetz CMAX Finance, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC CMAX Finance Partners IV, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC 80% Credit Control, LLC JH Met Asset Entity, LLC JH Portfolio Debt Equities 4, LLC JH Reviver, LLC JH Portfolio Debt Equities 2, LLC 50%* 96.16% 80% Settlement Marketing Group, LLC JH CX Asset Entity, LLC 50%* [ ]% [ ]% [ ]% * Note that Norman Kravetz will hold indirectly the other 50% of the interests in JH CX Asset Entity, LLC and JH Met Asset Entity, LLC. NJK Holding, LLC Kravetz Capital Funding, LLC [ ]% New NLFP, LLC CreditMax Holdings, LLC Jacobsen Credit Holdings LLC JHCG Holdings LLC JH Capital Group Post - Reorganization Structure 100% 100% 100%** ** KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). Next Level Finance Partners, LLC 39

PROJECT WASHINGTON CLOSING STEPS Section 4 40

JH Capital Group Final Structure

** KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively).
Jacobsen Credit Holdings LLC
Easterly Acquisition Corp.
Note: Class B shares in Easterly are not depicted.
Norman Kravetz
Rick Saffer
40%
60%
100%**
NJK Holding, LLC
Credit Control Holdings Inc.
Kravetz Capital Funding, LLC
80%
Next Level Finance Partners, LLC
[ ]%
[ ]%
[ ]%
[ ]%
[ ]%
JH Capital Group Holdings, LLC
JHCG Holdings LLC
JH Portfolio Debt Equities, LLC
Credit Control, LLC
New NLFP, LLC
100%
100%
JH Portfolio Debt Equities 2, LLC
CreditMax Holdings, LLC
50%*
50%*
JH Met Asset Entity, LLC
JH CX Asset Entity, LLC
CMAX NDSE, LLC
CMAX Finance, LLC
96.16%
80%
CMAX Finance Partners IV, LLC
CMAX Finance Partners III, LLC
JH Portfolio Debt Equities 4, LLC
JH Reviver, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC

41

JH Capital Group Final Structure Credit Control Holdings Inc. Rick Saffer JH Portfolio Debt Equities, LLC 60% 40% JH Capital Group Holdings, LLC Norman Kravetz CMAX Finance, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC CMAX Finance Partners IV, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC 80% Credit Control, LLC JH Met Asset Entity, LLC JH Portfolio Debt Equities 4, LLC JH Reviver, LLC JH Portfolio Debt Equities 2, LLC 50%* 96.16% 80% Settlement Marketing Group, LLC JH CX Asset Entity, LLC 50%* [ ]% [ ]% [ ]% Easterly Acquisition Corp. [ ]% Note: Class B shares in Easterly are not depicted. * Note that Norman Kravetz will hold indirectly the other 50% of the interests in JH CX Asset Entity, LLC and JH Met Asset Entity, LLC. NJK Holding, LLC Kravetz Capital Funding, LLC [ ]% New NLFP, LLC CreditMax Holdings, LLC Jacobsen Credit Holdings LLC JHCG Holdings LLC 100% 100% 100%** ** KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). Next Level Finance Partners, LLC 41

JH Capital Group Holdings, LLC Closing of Easterly Acquisition Easterly Acquisition Corp. 1 • Step 1 : Easterly Acquisition Corp. (“Easterly”) contributes cash equal to the Investment Amount to JHCG in exchange for newly issued Class A units in JHCG. The number of Class A units in JHCG received will equal the number of Class A common shares in Easterly issued and outstanding as of the Closing Date after giving effect to any redemptions by Easterly shareholders. • Step 2 : Easterly issues a new class of voting, non - economic Class B shares to the other JHCG unitholders for nominal consideration. Investment Amount (cash) Class A JHCG Units Class B Easterly shares (voting, non - economic) to non - Easterly JHCG Members Class B Easterly shares (voting, non - economic) 2 Rick Saffer 60% 40% Credit Control Holdings Inc. Norman Kravetz 80% NJK Holding, LLC Kravetz Capital Funding, LLC Jacobsen Credit Holdings LLC Doug Jacobsen 100% Next Level Finance Partners, LLC 42

JH Capital Group Holdings, LLC Closing of Easterly Acquisition Class B JHCG units (non - voting) 3 JHCG Units Easterly Acquisition Corp. Rick Saffer 60% 40% Credit Control Holdings Inc. • Step 3 : The non - Easterly JHCG unitholders exchange their JHCG units for newly - issued non - voting Class B units. • Step 4 : Non - Easterly unitholders, Easterly and JHCG enter into amended LLC Agreement, exchange agreement, tax receivables agreement and registration rights agreement Norman Kravetz 80% NJK Holding, LLC Kravetz Capital Funding, LLC Jacobsen Credit Holdings LLC Doug Jacobsen 100% Next Level Finance Partners, LLC 43

JH Capital Group Post-Acquisition Structure

Jacobsen Credit Holdings LLC
Rick Saffer
40%
60%
Credit Control Holdings Inc.
Class A Shareholders (Public)
Voting Class A Shares
Norman Kravetz
100%*
Kravetz Capital Funding, LLC
NJK Holding, LLC
80%
Next Level Finance Partners, LLC
Voting Class B Shares (Non-Economic)
* KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively).
Easterly Acquisition Corp.
Voting Class A Units & Managing Member
Non-Voting Class B Units (Economic)
JH Capital Group Holdings, LLC
Legend
Symbol
Type of Interest
Voting Class A Shares or Units (Economic)
Voting Class B Easterly Shares (Non-Economic)
Non-Voting Class B JHCG Units (Economic)

44

JH Capital Group Post - Acquisition Structure Voting Class A Units & Managing Member JH Capital Group Holdings, LLC Easterly Acquisition Corp. Rick Saffer 60% 40% Credit Control Holdings Inc. Norman Kravetz 80% NJK Holding, LLC Kravetz Capital Funding, LLC Class A Shareholders (Public) Voting Class A Shares Voting Class B Shares (Non - Economic) Non - Voting Class B Units (Economic) Voting Class A Shares or Units (Economic) Voting Class B Easterly Shares (Non - Economic) Non - Voting Class B JHCG Units (Economic) Type of Interest Symbol Legend Jacobsen Credit Holdings LLC 100%* * KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). Next Level Finance Partners, LLC 44

JH Capital Group Final Structure

Jacobsen Credit Holdings LLC
Rick Saffer
40%
60%
Credit Control Holdings Inc.
Easterly Acquisition Corp.
Note: Class B shares in Easterly are not depicted.
Norman Kravetz
100%**
NJK Holding, LLC
Kravetz Capital Funding, LLC
80%
Next Level Finance Partners, LLC
[ ]%
[ ]%
[ ]%
[ ]%
[ ]%
JH Capital Group Holdings, LLC
JHCG Holdings LLC
JH Portfolio Debt Equities, LLC
Credit Control, LLC
New NLFP, LLC
100%
JH Portfolio Debt Equities 2, LLC
100%
CreditMax Holdings, LLC
50%*
JH Met Asset Entity, LLC
50%*
JH CX Asset Entity, LLC
CMAX NDSE, LLC
CMAX Finance, LLC
CMAX Finance Partners IV, LLC
CMAX Finance Partners III, LLC
96.16%
JH Portfolio Debt Equities 4, LLC
80%
JH Reviver, LLC
Settlement Marketing Group, LLC
Century DS, LLC
New Credit America, LLC
Century FP, LLC
Century Support Services, LLC
NCA Finance Partners I, LLC

45

JH Capital Group Final Structure Credit Control Holdings Inc. Rick Saffer JH Portfolio Debt Equities, LLC 60% 40% JH Capital Group Holdings, LLC Norman Kravetz CMAX Finance, LLC CMAX NDSE, LLC CMAX Finance Partners III, LLC CMAX Finance Partners IV, LLC Century DS, LLC Century Support Services, LLC Century FP, LLC New Credit America, LLC NCA Finance Partners I, LLC 80% Credit Control, LLC JH Met Asset Entity, LLC JH Portfolio Debt Equities 4, LLC JH Reviver, LLC JH Portfolio Debt Equities 2, LLC 50%* 96.16% 80% Settlement Marketing Group, LLC JH CX Asset Entity, LLC 50%* [ ]% [ ]% [ ]% Easterly Acquisition Corp. [ ]% * Note that Norman Kravetz will hold indirectly the other 50% of the interests in JH CX Asset Entity, LLC and JH Met Asset Entity, LLC. NJK Holding, LLC Kravetz Capital Funding, LLC [ ]% New NLFP, LLC CreditMax Holdings, LLC Jacobsen Credit Holdings LLC JHCG Holdings LLC 100% 100% 100%** ** KCF is owned 47.175% by NK, 47.175% by GK and 5.65% by Consumer Financial Insite, LLC (which is itself owned 99%/1% by NK and GK, respectively). Next Level Finance Partners, LLC 45 Note: Class B shares in Easterly are not depicted.

Exhibit A

Form of New Operating Agreement

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

JH CAPITAL GROUP HOLDINGS, LLC,

a Delaware limited liability company

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS AND IS IN COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Dated as of [•], 2017

i

ii

iii

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

JH CAPITAL GROUP HOLDINGS, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (including the Schedules and Exhibits attached hereto, and as it may be amended, restated or otherwise modified from time to time, this “Agreement”) of JH Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of [•], 2017, by and among the Company, Easterly Acquisition Corp., a Delaware corporation (“Investor”), Jacobsen Credit Holdings, LLC, a Delaware limited liability company and an entity controlled by Douglas Jacobsen (“Jacobsen Holdings”), Kravetz Capital Funding LLC, a California limited liability company (“KCF” and, together with Jacobsen Holdings, the “Principal Members”), Credit Control Holdings Inc., a Delaware corporation (“New Credit Control”), and Next Level Finance Partners, LLC, a Delaware limited liability company (“NLFP” and, together with Jacobsen Holdings, KCF and New Credit Control, the “Class B Members” and, together with Investor, the “Members”).

WHEREAS, a certificate of formation (as amended from time to time, the “Certificate”) was filed in the office of the Secretary of State of the State of Delaware on December 6, 2016, relating to the formation of a limited liability company pursuant to the Act known as “JH Capital Group Holdings, LLC”;

WHEREAS, on December 6, 2016, Douglas Jacobsen (“Mr. Jacobsen”), the then-sole member of the Company, entered into a Limited Liability Company Agreement of the Company (the “Original Operating Agreement”);

WHEREAS, immediately prior to the execution and delivery of the Investment Agreement (as defined below), the Company and Mr. Jacobsen amended and restated the Original Operating Agreement (the “Amended Operating Agreement”) to provide for, among other things, (a) the withdrawal of Mr. Jacobsen as a member of the Company; (b) the admission of Jacobsen Holdings as a member of the Company, and, in connection therewith, the issuance of Membership Interests to Jacobsen Holdings in accordance with the terms of the Amended Operating Agreement; and (c) Jacobsen Holdings’ contribution of all of its interests in JH Portfolio Debt Equities, LLC to the Company, which in turn contributed all of such interests of JH Portfolio Debt Equities, LLC to JHCG Holdings LLC, a wholly-owned Subsidiary of the Company;

WHEREAS, immediately following the execution and delivery of the Amended Operating Agreement, the Company entered into an Investment Agreement, dated as of [•], 2017 (the “Investment Agreement”), by and among the Company, the Principal Members, NJK Holding LLC and Investor;

WHEREAS, prior to the execution and delivery of this Agreement and in connection with the Closing (as defined in the Investment Agreement), the Principal Members, NJK Holding LLC and the Company effected an internal reorganization of the Company, pursuant to which (a) the following entities and each of their direct and indirect Subsidiaries became principally owned, directly or indirectly, by the Company: Credit Control, LLC, Century DS, LLC, New Credit America, LLC and CreditMax Holdings, LLC; (b) without duplication of the companies referenced in clause (a), the direct and indirect Subsidiaries of NLFP became principally owned, directly or indirectly, by the Company and (c) the Amended Operating Agreement was amended and restated (as so amended and restated, the “Prior Operating Agreement”) to provide for among other things, (i) the creation of two classes of Membership Interests: Class B-1 Membership Interests and Class B-2 Membership Interests (the “Pre-Closing Class B-1 Units” and the “Pre-Closing Class B-2 Units,” respectively); (ii) the conversion of the Membership Interests held by Jacobsen Holdings into Pre-Closing Class B-1 Units; (iii) the admission of KCF as a member of the Company and, in connection therewith, the issuance of Pre-Closing Class B-1 Units to KCF; and (iv) the admission of New Credit Control and NLFP as members of the Company and, in connection therewith, the issuance of Pre-Closing Class B-2 Units to New Credit Control and NLFP;

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, the Company, Investor and each Class B Member have entered into that certain Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Class B Members party thereto are entitled to exchange their respective Class B Units in the Company for, at the option of the Company, the transfer by the Company (or, at the option of Investor, the issuance by Investor) of the number of Class A Common Shares of Investor specified in the Exchange Agreement or a payment by the Company of the cash equivalent of such Class A Common Shares on the terms and subject to the conditions set forth in the Exchange Agreement;

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, the Company, Investor and the Class B Members have entered into (a) a Tax Receivable Agreement, dated as of the date hereof (the “Tax Receivable Agreement”), and (b) if any Mezzanine Lenders (as defined in the Investment Agreement) participate in a Mezzanine Exchange (as defined in the Investment Agreement), a Registration Rights Agreement, dated as of the date hereof; and

WHEREAS, in connection with the transactions contemplated by the Investment Agreement and the foregoing Recitals, the parties hereto desire to amend and restate the Prior Operating Agreement in its entirety as set forth herein, including to admit Investor a Member of the Company, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Delaware Limited Liability Company Act, Del. Code Ann., tit. 6, ch. 18, as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 7.7(a).

 2

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 12.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           decrease such deficit by any amounts that such Member is treated as obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)          increase such deficit by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” is defined in the Preamble.

“Annual Income Tax Liability” means, for each Member, such Member’s annual federal and state income tax obligations for the applicable calendar year (and reasonably estimated for each quarter for purposes of any quarterly estimated income tax obligations) arising from the allocation to such Member of income recognized by the Company based on the assumption that such Member is a California corporation subject to the maximum federal and California state income tax rates applicable to corporations and assuming state taxes are fully deductible for federal income tax purposes. The computation of Annual Income Tax Liability shall not take into account (i) any allocation of taxable income, gain, deduction, or loss pursuant to Code Section 704(c), (ii) recovery of a basis accruing to any Member pursuant to Code Sections 734 or 743, and (iii) for the avoidance of doubt, any income, gain, loss or deduction relating to any payments made by the Company or Investor pursuant to the Tax Receivable Agreement that are treated as guaranteed payments within the meaning of Code Section 707(c) (including amounts arising in respect of such guaranteed payments that are required to be capitalized). For the avoidance of doubt, the computation of Annual Income Tax Liability is hypothetical and does not take into account any Member’s tax attributes or status.

“Amended Operating Agreement” has the meaning set forth in the recitals hereto.

“Assignee” means a Person to whom a Membership Interest has been Transferred but who has not become a Substituted Member, and who has the rights set forth in Section 11.4.

 3

“Business Day” has the meaning set forth in the Investment Agreement.

“Capital Account” means, with respect to any Member, the Capital Account maintained by the Managing Member for such Member on the Company’s books and records in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i)           To each Member’s Capital Account, there shall be added such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(ii)          From each Member’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company (except to the extent already reflected in the amount of such Member’s Capital Contribution).

(iii)         In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Member’s Capital Account of the transferor to the extent that it relates to the Transferred interest.

(iv)         In determining the amount of any liability for purposes of subsections (i) and (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(v)          The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Code Section 704, and shall be interpreted and applied in a manner consistent with such Regulations. The Managing Member may modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, provided that the Managing Member determines that such modification is not reasonably likely to have a material effect on the amounts distributable to any Member without such Person’s consent.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Contributed Property, if any, that such Member contributes or is deemed to have contributed to the Company or is deemed to contribute pursuant to Article 4.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership or other Person (other than a corporation), and any and all securities, warrants, options or other rights to purchase or acquire or that are convertible into any of the foregoing.

“Certificate” has the meaning set forth in the recitals hereto.

 4

“Charity” means an entity described in Code Section 501(c)(3), or any trust all the beneficiaries of which are such entities.

“Class A Common Shares” has the meaning given to the term “Investor Class A Common Stock” in the Investment Agreement.

“Class A Unit” has the meaning set forth in Section 4.1.

“Class B Member” has the meaning set forth in the recitals hereto.

“Class B-1 Member” means any Member holding any Class B-1 Units.

“Class B Unit” has the meaning set forth in Section 4.1.

“Class B-1 Units” has the meaning set forth in Section 4.1.

“Class B-2 Units” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific Section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Company” has the meaning set forth in the preamble hereto.

“Company Business” has the meaning set forth in Section 3.1.

“Company Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Confidential Information” has the meaning set forth in Section 9.4(a).

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member.

“Contributed Property” means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner and in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member and in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

 5

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Dilutive Issuance” has the meaning set forth in Section 4.3(f).

“Distributable Amounts” has the meaning set forth in Section 5.1.

“Economic Percentage Interest” means, as of any time of determination, with respect to each Member, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Units held by such Member and the denominator of which is the aggregate number of Units issued and outstanding.

“Equivalent Units” means, with respect to any class or series of Capital Stock or any New Securities, Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially the same as (or correspond to) the preferences, conversion and other rights, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of such Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning set forth in the Exchange Agreement.

“Exchange Agreement” has the meaning set forth in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Ratio” has the meaning set forth in the Exchange Agreement.

 6

“Fair Market Value” means, as of any date of determination, (a) with respect to any Class A Units or Class A Common Shares, the daily per share volume-weighted average price of the Class A Common Shares on the principal U.S. securities exchange or automated or electronic quotation system on which Class A Common Shares trade, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (i) the per share volume-weighted average price of such Class A Common Shares on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (ii) if such determination is not feasible, the market price per Class A Common Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Company) and (b) with respect to any other property, the price at which a willing buyer and willing seller would exchange such property in an arm’s length transaction, as determined in good faith by the Managing Member.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood or by adoption), brothers and sisters are beneficiaries.

“Fiscal Year” means the fiscal year of the Company, which shall be the calendar year.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Managing Member using such reasonable method of valuation as it may adopt.

(ii)          The Gross Asset Values of all Company assets immediately prior to the occurrence of any event described below shall be adjusted in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f) to equal their respective gross fair market values, as determined by the Managing Member using such reasonable method of valuation as it may adopt, as of the following times:

(1)         the acquisition of an additional interest in the Company by a new or existing Member in exchange for more than a de minimis Capital Contribution, if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(2)         the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(3)         the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than a liquidation caused by a termination of the Company under Code Section 708(b)(1)(B)); and

 7

(4)         at such other times as the Managing Member shall reasonably determine necessary or advisable in accordance with Regulations Sections 1.704-1(b) and 1.704-2.

(iii)         The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Managing Member using such reasonable method of valuation as it may adopt.

(iv)         The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the Managing Member reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v)          The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments made pursuant to the exercise of a noncompensatory option, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(s); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (v) to the extent that the Managing Member reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (v).

(vi)         If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsection (i), subsection (ii), subsection (iv), or subsection (v) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Member or (b) an Assignee that owns a Unit.

“Imputed Underpayment Amount” has the meaning set forth in Section 10.4.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its certificate of incorporation; (iii) as to any Member that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the bankruptcy of such Member. For purposes of this definition, bankruptcy of a Member shall be deemed to have occurred when (a) the Member commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Member under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Member is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Member, (c) the Member executes and delivers a general assignment for the benefit of the Member’s creditors, (d) the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding of the nature described in clause (b) above, (e) the Member seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Member or for all or any substantial part of the Member’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Member’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

 8

“Indemnitee” means (i) any Person made, or threatened to be made, a party to a proceeding by reason of its status as (a) the Managing Member or a Significant Member, or (b) a manager, member, director, officer, employee, agent or representative of the Managing Member, any Significant Member or the Company and (ii) such other Persons (including Affiliates, employees or agents of the Managing Member, any Significant Member or the Company) as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability).

“Initial Capital Contribution” has the meaning set forth in Section 4.2(a).

“Investor” has the meaning set forth in the preamble hereto.

“Investor Bylaws” has the meaning set forth in the Investment Agreement.

“Investor Restated Charter” has the meaning set forth in the Investment Agreement.

“Investor Warrants” has the meaning set forth in the Investment Agreement.

“IRS” means the United States Internal Revenue Service.

“Jacobsen Holdings” has the meaning set forth in the preamble hereto.

“KCF” has the meaning set forth in the preamble hereto.

“Lists” has the meaning set forth in Section 3.4(d).

“Liquidator” has the meaning set forth in Section 13.2(a).

“Liquidating Event” has the meaning set forth in Section 13.1 hereof.

“Managing Member” means the Investor, in its capacity as the managing member of the Company, or such successor managing member as may be so designated in accordance with the terms of this Agreement.

“Member” has the meaning set forth in the preamble hereto.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

 9

“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(1), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(1).

“Membership Interest” means an ownership interest in the Company held by a Member and includes any and all benefits to which the holder of such a Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Membership Interests; however, notwithstanding that any Significant Member and any other Member may have different rights and privileges as specified in this Agreement (including differences in rights and privileges with respect to their Membership Interests), the Membership Interest held by any Significant Member or any other Member and designated as being of a particular class or series shall not be deemed to be a separate class or series of Membership Interest from a Membership Interest having the same designation as to class and series that is held by any other Member solely because such Membership Interest is held by any Significant Member or any other Member having different rights and privileges as specified under this Agreement.

“Merger Agreement” has the meaning set forth in Section 14.2(a).

“Mr. Jacobsen” has the meaning set forth in the recitals hereto.

“Net Income” or “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)          any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii)         any expenditure of the Company described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii)        in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)        gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

 10

(v)         in lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)        to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)       notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 6.3 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.3 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“New Credit Control” has the meaning set forth in the recitals hereto.

“New Partnership Audit Procedures” means Subchapter C of Chapter 63 of Subtitle F of the Code, as modified by Section 1101 of the Bipartisan Budget Act of 2015, Pub. L. No. 114-74, and any successor statutes thereto or Regulations promulgated or official guidance issued thereunder.

“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into or exchange such securities for, Class A Common Shares or Preferred Shares, or (ii) any Debt issued by the Investor that provides any of the rights described in clause (i).

“NLFP” has the meaning set forth in the preamble hereto.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“OFAC” has the meaning set forth in Section 3.4(d).

“Officer” has the meaning set forth in Section 7.1(a).

“Order” and “Orders” have the meanings set forth in Section 3.4(d).

“Original Operating Agreement” has the meaning set forth in the recitals hereto.

 11

“Permitted Lender Transferee” has the meaning set forth in the definition of Permitted Transferee.

“Permitted Transfer” means (i) a Transfer by a Member of all or part of its Membership Interest to the Investor, the Company, any Family Member, Controlled Entity or Affiliate of such Member, a Charity, estate planning vehicle or another Member, (ii) any Transfer in accordance with the terms of the Exchange Agreement or (iii) a Pledge and any Transfer of a Membership Interest to a Permitted Transferee pursuant to the exercise of remedies under a Pledge.

“Permitted Transferee” means (i) any transferee of a Member’s Membership Interest in a Permitted Transfer, (ii) any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom any Membership Interest is transferred pursuant to the exercise of remedies under a Pledge and any special purpose entities owned and used by such lenders or agents for the purpose of holding any such Membership Interest (each, a “Permitted Lender Transferee”), and (iii) any Person, including any Third-Party Pledge Transferee designated by any lender or lenders secured by a Pledge, or agents acting on their behalf, to whom a Membership Interest is transferred pursuant to the exercise of remedies under a Pledge, whether before or after one or more Permitted Lender Transferees take title to such Membership Interest.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

“Plan of Conversion” has the meaning set forth in Section 14.2(a).

“Pledge” means a pledge by a Member of all or any portion of its Membership Interest to one or more banks or lending institutions, or agents acting on their behalf, which are not Affiliates of such Member, as collateral or security for a bona fide loan or other extension of credit.

“Pre-Closing Units” has the meaning set forth in the recitals hereto.

“Preferred Share” means a share of the Investor now or hereafter authorized, designated or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Shares.

“Principal Member” has the meaning set forth in the preamble hereto.

“Prior Operating Agreement” has the meaning set forth in the recitals hereto.

“Properties” means any assets and property of the Company such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, easements and rights of way, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Company may hold from time to time and “Property” means any one such asset or property.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

 12

“Regulatory Allocations” has the meaning set forth in Section 6.3(a)(viii).

“Representatives” has the meaning set forth in Section 9.4(a).

“Schedule of Members” has the meaning set forth in Section 4.3(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Members” means the Investor and any Principal Member.

“Sponsor Letter” has the meaning set forth in the Investment Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another direct or indirect Subsidiary of such Person) (i) owns a majority of the equity interests having ordinary voting power for the election of directors or trustees or other governing body, or (ii) otherwise controls the management, including through a Person’s status as general partner, manager or managing member of the entity.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 11.3.

“Tax Items” has the meaning set forth in Section 6.4(a).

“Tax Matters Partner” has the meaning set forth in Section 10.3(a).

“Tax Receivable Agreement” has the meaning set forth in the recitals hereto.

“Third-Party Pledge Transferee” means a Qualified Transferee, other than a Permitted Lender Transferee, that acquires a Membership Interest pursuant to the exercise of remedies by Permitted Lender Transferees under a Pledge and that agrees to be bound by the terms and conditions of this Agreement.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law. The terms “Transferred” and “Transferring” have correlative meanings.

“Transferring Member” has the meaning set forth in Section 11.2(a)(i).

“Unit” means a Class A Unit, Class B Unit or any other class of Membership Interests that has been authorized by the Managing Member in accordance with Article 4.

“United States” means United States of America.

 13

Article 2
ORGANIZATIONAL MATTERS

Section 2.1           Formation. The Company is a limited liability company previously formed, and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Members and the administration and termination of the Company shall be governed by the Act. The Membership Interest of each Member shall be personal property of such Member for all purposes.

Section 2.2           Name. The name of the Company is “JH Capital Group Holdings, LLC.” The Company’s business may be conducted under any other name or names deemed advisable by the Managing Member, including the name of the Managing Member or any Affiliate thereof. The words “Limited Liability Company,” “L.L.C.,” “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The Managing Member may change the name of the Company at any time and from time to time.

Section 2.3           Principal Office and Resident Agent. The principal business office of the Company will be located at one or more locations as may be designated by the Managing Member from time to time. The address of the initial registered office and the name and address of the initial registered agent of the Company in the State of Delaware are set forth in the Certificate, as may be changed from time to time by the Managing Member.

Section 2.4           Foreign Qualifications. Any authorized Officer of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 2.5           Term. The term of the Company commenced on December 6, 2016, the date that the original Certificate was filed with the office of the Secretary of State of the State of Delaware in accordance with the Act, and shall continue indefinitely unless the Company is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

Section 2.6           No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.6, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal, state or local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

 14

Article 3
PURPOSE

Section 3.1           Purpose and Business. The sole business of the Company is to be a holding company for various lines of business related to the distressed consumer debt business, as such business may from time to time hereafter be expanded, and such other lawful purposes permitted by the Act in furtherance thereof (the “Company Business”). Subject to the terms and conditions of this Agreement, the Company is authorized to enter into, make, and perform all contracts and other undertakings and engage in all other activities and transactions as the Managing Member may deem necessary, advisable, and/or convenient for carrying out the Company Business and any other purpose deemed and approved by the Managing Member to be in the best interest of the Company. The Members acknowledge and agree that the Company will own and conduct the Company Business through one or more Subsidiaries, with each such Subsidiary conducting one or more elements of the Company Business.

Section 3.2           Powers. The Company shall have the power and authority to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the Company Business and for the protection and benefit of the Company, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, to acquire, own, manage, improve and develop real property and lease, sell, transfer and dispose of real property.

Section 3.3           Limits on Member Relationship. Except as otherwise provided in this Agreement, no Member (other than the Managing Member in its capacity as such) shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Company, its properties or any other Member. No Member, in its capacity as a Member under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Member, nor shall the Company be responsible or liable for any indebtedness or obligation of any Member, incurred either before or after the execution and delivery of this Agreement by such Member, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4           Representations and Warranties by the Members.

(a)          Each Member that is an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, the Company that (i) such Member has the capacity to execute and deliver this Agreement, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of, or a default under, any material agreement by which such Member or any of such Member’s property is bound, or any statute, regulation, order or other law to which such Member is subject, (iii) such Member is neither a “foreign person,” within the meaning of Code Section 1445(f) nor a “foreign partner,” within the meaning of Code Section 1446(e) and (iv) assuming due execution by each other party hereto, this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

 15

(b)          Each Member that is not an individual (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to, and covenants with, the Company that (i) all transactions contemplated by this Agreement to be performed by such Member have been duly authorized by all necessary organizational action, including, without limitation, that of its partner(s), committee(s), trustee(s), beneficiaries, director(s) and/or shareholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, certificate of incorporation or bylaws (as the case may be), any material agreement by which such Member or any of such Member’s properties or any of its partners, members, beneficiaries, trustees or shareholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Member or any of its partners, members, trustees, beneficiaries or shareholders (as the case may be) is or are subject, (iii) such Member is neither a “foreign person,” within the meaning of Code Section 1445(f), nor a “foreign partner,” within the meaning of Code Section 1446(e), and (iv) assuming due execution by each other party hereto, this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(c)          Each Member (including, without limitation, each Substituted Member, as a condition to becoming a Substituted Member) represents and warrants to the Company that such Member is an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act, and represents, warrants and agrees that such Member has acquired and, as of the date hereof, continues to hold its interest in the Company for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances, except as may be contemplated by the Exchange Agreement. Each Member further represents and warrants to the Company that such Member is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Company in what it understands to be a highly speculative and illiquid investment. Notwithstanding the foregoing, the representations and warranties contained in the first sentence of this Section 3.4(c) shall not apply to any Permitted Lender Transferee, it being understood that a Permitted Lender Transferee may be subject to a legal obligation to sell, distribute or otherwise dispose of any Membership Interest acquired pursuant to the exercise of remedies under a Pledge; provided, however, that any such Permitted Lender Transferee must be a Qualified Transferee.

(d)          Each Member (including, without limitation, each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) represents and warrants to the Company, the Managing Member and each other Member that (i) to its knowledge, it is in compliance with the requirements of the Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); and (ii) neither such Member nor any of its Affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including without limitation by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

 16

(e)          The representations and warranties contained in Sections 3.4(a), 3.4(b), 3.4(c) and 3.4(d) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company) and the dissolution, liquidation and termination of the Company.

(f)          Each Member (including, without limitation, each Substituted Member as a condition to becoming a Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Investor have been made by the Investor, the Company, the Managing Member, any Member or any employee or representative or Affiliate of any of them, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(g)          Notwithstanding the foregoing, the Managing Member may permit the modification of any of the representations and warranties contained in Sections 3.4(a), 3.4(b), 3.4(c) and 3.4(d) above as applicable to any Member (including, without limitation any Additional Member or Substituted Member or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in a separate writing addressed to the Company and the Managing Member.

Article 4
CAPITAL CONTRIBUTIONS

Section 4.1           Units; Capitalization. Membership Interests in the Company shall be represented by Units, such other limited liability company interests of the Company, or such other securities of the Company, in each case as the Managing Member may establish in its discretion in accordance with the terms and subject to the restrictions hereof. The total number of Units that the Company initially shall have the authority to issue is [•], of which (a) [•]1 shall be designated as voting Class A Units having the rights, preferences, privileges and restrictions set forth herein (each, a “Class A Unit” and, collectively, the “Class A Units”) and (b) 18,700,000 shall be designated as non-voting Class B Units having the rights, preferences, privileges and restrictions set forth herein (each, a “Class B Unit” and, collectively, the “Class B Units”), of which [•] shall be designated as non-voting Class B-1 Units (the “Class B-1 Units”) and [•] shall be designated as non-voting Class B-2 Units (the “Class B-2 Units”).2 Except as expressly provided herein, Class A Units and Class B Units shall entitle the holders thereof to equal rights under this Agreement; provided that the Class B Units shall not have any voting rights unless specifically set forth herein. The Company may only issue Class A Units to Investor.

[1]	Note to Draft: Number of authorized Class A Units to be established at Closing in accordance with Section 1.1(a)(i) of the Investment Agreement.

[2]	Note to Draft: Additional classes of Units that are not dilutive to the Class A Units may be implemented prior to Closing in connection with management incentive equity.

 17

Section 4.2           Initial Transactions.

(a)          Issuance of Class A Units. In accordance with Section 1.1(b)(i) of the Investment Agreement, at the Closing and immediately prior to the execution and delivery of this Agreement, Investor contributed to the Company, and the Company accepted from Investor, a Capital Contribution in an amount equal to $[•] (the “Initial Capital Contribution”). In exchange for the Initial Capital Contribution, effective upon the execution and delivery of this Agreement, the Company issued to Investor, and Investor accepted from the Company, the number of Class A Units set forth opposite Investor’s name on Schedule I.

(b)          Conversion of Pre-Closing Class B-1 Units and Pre-Closing Class B-2 Units. Effective upon the execution and delivery of this Agreement, (i) all of the Pre-Closing Class B-1 Units are hereby converted into Class B-1 Units, with the Pre-Closing Class B-1 Units held by each Principal Member being cancelled and converted into the number of Class B-1 Units set forth opposite the name of such Principal Member on Schedule I and (ii) all of the Pre-Closing Class B-2 Units are hereby converted into Class B-2 Units, with the Pre-Closing Class B-2 Units held by each Class B Member being cancelled and converted into the number of Class B-2 Units set forth opposite the name of such Class B Member on Schedule I.

Section 4.3           Capital Structure of the Company and Investor.

(a)          General. The aggregate number of outstanding Units and the aggregate amount of cash Capital Contributions that have been made by the Members and the Fair Market Value of any property other than cash contributed by the Members with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) shall be set forth on a schedule maintained by the Company. The Company shall also maintain a schedule setting forth the name and address of each Member, the number and class of Units owned by such Member and the aggregate Capital Contributions that have been made by such Member with respect to such Member’s Units (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(b)         Issuance of Membership Interests. Subject to Section 7.1(b)(ii) and Section 14.1(b), the Managing Member is authorized to (i) issue and create additional classes of Units, (ii) subdivide the Units of any such class into one or more series, (iii) fix the designations, powers, preferences and rights of the Units of each such class or series and any qualifications, limitations or restrictions thereof, (iv) admit new Members and (v) amend this Agreement to reflect such actions and the resulting designations, powers, and relative preferences and rights of all the classes and series thereafter authorized under this Agreement; provided, however, that, without the prior written consent of the Principal Members, so long as any Principal Member (or any Affiliate of any Principal Member) holds any Class B Units, the Managing Member shall not issue additional Units or any other equity securities of the Company to any Person, other than (A) to the Principal Members and (B) (1) any issuance to Investor pursuant to Section 4.3(e) or (2) upon the conversion of any Class B Units into Class A Units in connection with an Exchange (as defined in the Exchange Agreement), as prescribed by Section 2.1(a) of the Exchange Agreement, the issuance of such Class A Units to Investor. The authority of the Managing Member with respect to each such class and series created in accordance with this Section 4.3(b) shall include establishing the following: (1) the number of Units or securities constituting that class or series and the distinctive designation thereof; (2) whether or not that class or series shall have voting rights and, if so, the terms of such voting rights; (3) whether or not the Units or securities of such class or series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per Unit or security payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (4) the rights and preferences of the Units or securities of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company; (5) the relative rights of priority, if any, of allocations of income or loss or of payment with respect to Units or securities of that class or series; and (6) any other relative rights, preferences and limitation of that class or series.

 18

(c)          Effect of Exchange.

(i)          Exchange for Class A Common Shares. Upon the exchange by any Class B Member of any Class B Units for Class A Common Shares pursuant to the Exchange Agreement, as of the effective date of such Exchange, each such Class B Unit shall automatically be converted into one Class A Unit, such Class A Unit shall be issued to Investor without any further action or consent of any Person and the Class B Units so converted shall thereby cease to exist.

(ii)         Exchange for Cash. Upon the Exchange by any Class B Member of any Class B Units for a cash payment pursuant to the Exchange Agreement, as of the effective date of such Exchange, each such exchanged Class B Unit shall automatically be deemed cancelled concomitant with such payment, without any action on the part of any Person, including Investor or the Company.

(d)          Certain Adjustments. In the event of a dividend, split, reverse split, recapitalization, reorganization, merger, consolidation, combination, exchange of all or any class of Units of the Company, liquidation, spin-off, or other change in organizational structure affecting the Units (including any conversion of the Company to a corporation, whether by merger, filing of a certificate of conversion or otherwise), the number of Units in any class of Units (and therefore the total number of Units) shall be proportionately increased or decreased, as the case may be, by the Company without the consent of any Person. In the event of a dividend, split, reverse split, recapitalization, reorganization, merger, consolidation, combination, exchange of the Capital Stock of Investor, liquidation, spin-off, or other change in organizational structure affecting the Class A Common Shares, the Managing Member may, in lieu of an adjustment to the Exchange Ratio pursuant to Section 2.4(a) of the Exchange Agreement, proportionately increase or decrease, as the case may be, such number and class of Units.

(e)          Transactions Involving Securities of Investor.

(i)          Subject to Section 7.1(b)(ii), if, at any time, Investor duly issues any additional Class A Common Shares (including upon the exercise of any Investor Warrants or warrants contemplated by the Sponsor Letter, but excluding any issuance of Class A Common Shares issued to a Class B Member upon any Exchange of any Class B Units in accordance with the terms of the Exchange Agreement), then (A) Investor shall concurrently contribute to the Company the cash proceeds or other consideration received by Investor in connection with such issuance of Class A Common Shares and (B) the Company shall issue to the Investor a number of Class A Units, registered in the name of the Investor, that is equal to the number of Class A Common Shares so issued.

 19

(ii)         If, at any time, Investor issues any Preferred Shares or New Securities, then (A) Investor shall concurrently contribute to the Company the cash proceeds or other consideration received by Investor in connection with such issuance of Preferred Shares or New Securities, as the case may be, and (B) the Company shall issue to Investor, a number of Equivalent Units equal to the number of Preferred Shares or New Securities so issued.

(iii)        If, at any time, any Class A Common Shares are redeemed, repurchased or otherwise acquired by the Investor, then, immediately prior to such redemption, repurchase or acquisition of Class A Common Shares, the Company shall redeem, repurchase or acquire a number of Class A Units held by the Investor equal to the quotient of (i) the number of Class A Common Shares so redeemed, repurchased or acquired, divided by (ii) the Exchange Ratio then in effect, such redemption, repurchase or acquisition to be upon the same terms and for the same price per Class A Unit as such Class A Common Shares are redeemed, repurchased or acquired (it being understood that, unless the Exchange Ratio is adjusted in accordance with Section 2.4(a) of the Exchange Agreement, the number of Class A Units that would be redeemed, repurchased or acquired from Investor would equal the number of Class A Common Shares so redeemed, repurchased or acquired).

(f)          Dilutive Issuances. Any issuance of Units to Investor after the date hereof (other than pursuant to Sections 4.3(d) or 4.3(e) or transfers or exchanges of Units pursuant to the express terms of the Exchange Agreement) (each, a “Dilutive Issuance”) shall be at a purchase price equal to the Fair Market Value of such Unit. Concurrently with each Dilutive Issuance, for so long as any Principal Member (or any Affiliate of any Principal Member) owns any Class B Units, each Principal Member shall have the right to purchase, at the same price and on the same terms on which the Investor is purchasing Units in such Dilutive Issuance, up to (at the discretion of such Principal Member) such number of the same type of Units as would be necessary for such Principal Member to maintain the same Economic Percentage Interest immediately after such Dilutive Issuance as such Principal Member had immediately prior to such Dilutive Issuance.

(g)          No Preemptive Rights. Except as expressly provided in Section 4.3(f), no Person, including, without limitation, any Member or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Membership Interest.

(h)          Capital Contributions. No Member shall be required to make any additional Capital Contribution, other than Investor in accordance with Section 4.3(e).

Section 4.4           No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account. Except as provided herein or by law, no Member shall have any right to demand or receive the return of its Capital Contribution from the Company.

 20

Article 5
DISTRIBUTIONS

Section 5.1           Requirement and Characterization of Distributions. Subject to Section 5.2, this Section 5.1 provides for distributions of Distributable Amounts to the Members. The term “Distributable Amounts” means an amount to be distributed by the Company to its Members. The Company has adopted a “distribution policy” under which it shall use reasonable best efforts to distribute, on an annual basis during each Fiscal Year, an aggregate amount equal to $10,000,000, subject to applicable laws or regulatory requirements applicable to, or any Debt of, the Company and its Subsidiaries. In addition, the Company may make distributions of Distributable Amounts in excess of $10,000,000 during any Fiscal Year, as reasonably determined by the Managing Member after reasonably considering the reasonably anticipated needs of the Company Business. Any distribution of Distributable Amounts shall be made as follows:

(a)          first, Distributable Amounts distributed during any Fiscal Year shall be distributed to the Class B-1 Members and the Holders of Class A Units in accordance with this Section 5.1(a) until the Class B-1 Members and the Holders of Class A Units have received, during such Fiscal Year and pursuant to this Section 5.1(a), an aggregate amount equal to $10,000,000, with (i) the Class B-1 Members being entitled to receive an amount equal to the product of the amount to be distributed under this Section 5.1(a) multiplied by a fraction, (A) the numerator of which is the sum of (1) the total number of outstanding Class B-1 Units as of the time of such distribution and (2) the total number of outstanding Class B-2 Units, in the case of this clause (2), as of the Closing (the “Closing Class B-2 Units”), and (B) the denominator of which is the sum of the total number of outstanding Class B-1 Units as of the time of such distribution, the total number of Closing Class B-2 Units and the total number of outstanding Class A Units as of the time of such distribution; provided that, for purposes of this clause (B), any issued and outstanding Class A Units that have been issued in respect of an Exchange (as defined in the Exchange Agreement) of Class B-2 Units shall be disregarded (and with each Class B-1 Member being entitled to receive a portion of such amount distributable under Section 5.1(a)(i) equal to a fraction, the numerator of which is the total number of Class B-1 Units held by such Class B-1 Member and the denominator of which is the total number of outstanding Class B-1 Units) and (ii) the Holders of Class A Units shall be entitled to receive an amount equal to the amount to be distributed under this Section 5.1(a) reduced by the amount distributed to the Class B-1 Members under Section 5.1(a)(i); and

(b)          thereafter, any remaining Distributable Amounts to be distributed in such Fiscal Year shall be distributed to all Holders of Class A Units and all Holders of Class B Units in accordance with the Economic Percentage Interest of such Holders.

Section 5.2           Tax Distributions. Notwithstanding any provision in this Agreement to the contrary, for each calendar year, the Managing Member shall cause the Company to make quarterly cash distributions to the Members such that each Member receives an amount (after taking into account all distributions previously received by such Member during the calendar year pursuant to Section 5.1(b) and this Section 5.2) that is at least equal to its Annual Income Tax Liability (as reasonably estimated for such quarter). All distributions made to Members pursuant to this Section 5.2 shall be treated as advances of any Distributable Amounts distributable to such Members under Section 5.1(b) and shall be taken into account in determining the amount subsequently distributable to Members under Section 5.1(b) and Section 13.2(a)(iii). All distributions made pursuant to this Section 5.2 shall be made on a pro rata basis in accordance with Economic Percentage Interests. If necessary or appropriate for the purposes of making any tax distributions under this Section 5.2, the Company shall cause one or more Company Subsidiaries to make a distribution to the Company in an amount equal to the amount to be distributed by the Company to the Members under this Section 5.2.

 21

Section 5.3           Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The Managing Member may cause the Company to make a distribution in kind of Company assets or Membership Interests to the Holders, and such assets or Membership Interests shall be distributed in such a fashion as to ensure that the Fair Market Value is distributed and allocated in accordance with Articles 5, 6 and 10.

Section 5.4           Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.5           Distributions upon Liquidation. Notwithstanding the other provisions of this Article 5, upon the occurrence of a Liquidating Event, the assets of the Company shall be distributed to the Holders in accordance with Section 13.2.

Section 5.6           Distributions to Reflect Additional Units. In the event that the Company issues additional Units pursuant to the provisions of Article 4, the Managing Member is hereby authorized to make such revisions to this Article 5 and to Article 6 as it determines are necessary or desirable to reflect the issuance of such additional Units, including, without limitation, making preferential distributions to certain classes of Units.

Section 5.7           Calculation of Distributions. In calculating all distributions payable to any holders of Units, the Managing Member shall round the amount per unit to the nearest whole cent ($0.01), with one-half cent rounded upward.

Section 5.8           Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Article 6
ALLOCATIONS

Section 6.1           Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss shall be determined and allocated with respect to each Fiscal Year as of the end of each such year. Except as otherwise provided in this Article 6, and subject to Section 11.5(c) and Section 12.1(c), an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

 22

Section 6.2           General Allocations. Except as otherwise provided in this Article 6, and subject to Section 11.5(c) and Section 12.1(c), Net Income and Net Loss with respect to a Fiscal Year or portion thereof shall be allocated to the Capital Accounts of the Holders of Class A Units and the Holders of Class B Units in a manner such that the Capital Account of each Holder, after giving effect to the special allocations set forth in Section 6.3 hereof and taking into account actual distributions made or expected to be made for such Fiscal Year or portion thereof is, as nearly as possible, equal (proportionately) to the excess of (a) distributions that would be made to such Holder pursuant to Section 13.2 hereof if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value taking into account any adjustments thereto for such Fiscal Year or portion thereof, all of the Company's liabilities were satisfied in cash according to their terms (limited, in the case of each nonrecourse liability, to the Gross Asset Value of the assets securing such liability) and the remaining net proceeds were distributed in full over (b) the sum of (i) such Holder’s share of Company Minimum Gain and (ii) such Holder’s share of Member Minimum Gain determined pursuant to Treasury Regulations Section 1.704-2(i)(5), in each case, computed immediately prior to the hypothetical sale described in the preceding clause (a). Notwithstanding the foregoing, the Managing Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances it deems reasonably necessary for this purpose.

Section 6.3           Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

(a)          Regulatory Allocations.

(i)          Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2, or any other provision of this Article 6, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3(a)(i) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)         Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3(a)(i), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s respective share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3(a)(ii) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain,” within the meaning of Regulations Section 1.704-2(i), and shall be interpreted consistently therewith.

 23

(iii)        Nonrecourse Deductions and Member Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Economic Percentage Interests. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(iv)        Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.3(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3(a)(iv) were not in the Agreement. It is intended that this Section 6.3(a)(iv) qualify and be construed as a “qualified income offset,” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

(v)         Gross Income Allocation. If any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Company upon complete liquidation of such Holder’s Membership Interest, and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Company income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 6.3(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if Section 6.3(a)(iv) and this Section 6.3(a)(v) were not in the Agreement.

(vi)        Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss or deduction) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss or deduction) shall be reallocated (x) first, among the other Holders of Class A Units and Holders of Class B Units in accordance with their respective Economic Percentage Interests, and (y) thereafter, among the Holders of other Units, as determined by the Managing Member, subject to the limitations of this Section 6.3(a)(vi).

(vii)       Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Units in accordance with such Sections of the Regulations.

 24

(viii)      Curative Allocations. The allocations set forth in Sections 6.3(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Units so that, to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b)          Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in Company profits shall be equal to such Holder’s Economic Percentage Interest with respect to Class A Units and Class B Units.

Section 6.4           Tax Allocations.

(a)          In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3.

(b)          Section 704(c) Allocations. Notwithstanding Section 6.4(a), Tax Items with respect to Property that is contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the traditional method, as described in Regulations Section 1.704-3(b). If the Gross Asset Value of any Company asset is adjusted pursuant to subsection (ii) of the definition of “Gross Asset Value,” subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the traditional method, as described in Regulations Section 1.704-3(b).

 25

Article 7
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1           Management.

(a)          General. Subject to Section 7.1(b)(ii), the business and affairs of the Company shall be managed by, and under the direction of, the Managing Member consistent with this Agreement, the Exchange Agreement, the Investor Restated Charter and the Investor Bylaws, and the Company shall not have “managers” as such term is used in the Act. Subject to the express limitations contained in any provision of this Agreement (including Section 7.1(b)(ii), the Managing Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carry out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement. Subject to the rights and powers of the Managing Member and the limitations thereon contained herein, the Managing Member may delegate to any officer of the Company (each, an “Officer”) or any of its Subsidiaries any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any Person to perform any acts or services for the Company as the Managing Member may reasonably determine. The Managing Member is specifically authorized to execute, sign, seal and deliver, in the name of and on behalf of the Company, any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and the Company Business. The Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company. The Managing Member shall not have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member.

(b)          Necessary Approvals.

(i)          Any action taken by the Managing Member pursuant to this Agreement shall be subject to the necessary approval of the board of directors of the Managing Member (which approval shall be required to include a majority of the a majority of the disinterested members of the board of directors of the Managing Member) as and to the extent required by this Agreement, the Investor Restated Charter and to the extent consistent therewith, the Investor Bylaws. Subject to Section 7.1(b)(ii), all matters material to the affairs and business of the Company shall be determined by the board of directors of the Managing Member.

(ii)         Without the prior written consent of the Class B-1 Members, the Company shall not create, or authorize the creation of, or issue or obligate itself to create, authorize or issue any Units or other securities unless, with respect to the distribution of Distributable Amounts, the same ranks junior to, or pari passu with, the Class B-1 Units.

 26

Section 7.2           Officers.

(a)          Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s and its Subsidiaries’ business (subject to the supervision and control of the Managing Member), including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company or of one or more Subsidiaries of the Company, with titles as and to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority as is customary for officers with such titles and shall have such further authority and perform such duties as the Managing Member may, from time to time, delegate to such Officers. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner provided in this Agreement. The initial Officers of the Company are set forth on Schedule II. Designation of an Officer shall not of itself create any contractual or employment rights.

(b)          Resignation/Removal. Any Officer may resign his or her office at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Managing Member. The Managing Member shall have the authority to fill Officer vacancies resulting from the resignation, removal, death or incapacity of any Officer.

(c)          Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

Section 7.3           Members. No meetings of the Members shall be held. Any action or Consent to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by Investor (or such other approval standard as may be required by this Agreement or applicable law).

Section 7.4           Reimbursement of the Managing Member.

(a)          The Managing Member shall not be compensated for its services as the managing member of the Company except as provided in this Agreement.

(b)          Subject to Section 7.4(c) and Section 15.11, the Company shall be liable for, and shall reimburse the Managing Member on a monthly basis, or such other basis as the Managing Member may determine, for all sums expended in connection with the Company’s business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Company, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans of the Investor, the Managing Member or the Company that may provide for share units, or phantom shares, pursuant to which employees of the Investor, the Managing Member or the Company will receive payments based upon dividends on or the Fair Market Value of Class A Common Shares, (iii) director fees and expenses, (iv) all costs and expenses associated with any action, suit, proceeding, claim, dispute, arbitration, inquiry, examination, inspection or investigation pending by or before any governmental entity, arbitrator, mediator, agency, court, tribunal or other jurisdictional body, foreign or domestic, and (v) all costs and expenses of the Investor being a public company, including costs of filings with the SEC, public reporting obligations, proxy statements and shareholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Investor or the Managing Member with respect to bank accounts or other instruments or accounts held by it on behalf of the Company as permitted pursuant to Section 7.5. Such reimbursements shall be in addition to any reimbursement of the Investor or the Managing Member as a result of indemnification pursuant to Section 7.7.

 27

(c)          To the extent practicable, Company expenses shall be billed directly to and paid by the Company and reimbursements to the Investor, the Managing Member or any of their respective Affiliates by the Company pursuant to this Section 7.4 shall be treated as “guaranteed payments,” within the meaning of Code Section 707(c) (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions hereunder.

Section 7.5           Outside Activities of the Managing Member and the Investor. The Investor shall not (and, if the Managing Member is not the Investor, the Managing Member shall not) directly or indirectly enter into or conduct any business, other than in connection with, (a) the ownership, acquisition and disposition of Membership Interests, (b) the management of the business of the Company and its Subsidiaries, (c) the Investor’s operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) the offering, sale, syndication, private placement or public offering of shares, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company or its assets or activities, and (f) such activities as are incidental thereto; provided, however, that, with the prior written consent of the Principal Members, the Investor (and, if the Managing Member is not the Investor, the Managing Member) may from time to time hold or acquire assets in its own name or otherwise other than through the Company so long as each of the Investor and the Managing Member ensures that the economic benefits and burdens of such assets are otherwise vested in the Company, whether through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company, the Members shall negotiate in good faith to amend this Agreement, to reflect such activities and the direct ownership of assets by the Investor or the Managing Member, as applicable. Nothing contained herein shall be deemed to prohibit the Investor or the Managing Member from executing guarantees of Company debt. The Investor shall not (and, if the Managing Member is not the Investor, the Managing Member shall not) and shall cause its Subsidiaries, if any, (other than the Company and its Subsidiaries) not to own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Company or any of its Subsidiaries) other than (i) Membership Interests and (ii) such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary for the Managing Member to carry out its responsibilities contemplated under this Agreement.

Section 7.6           Transactions with Affiliates.

(a)          The Company may lend or contribute funds or other assets to, and accept loans, funds and other assets from, any Member and the Company’s and any Member’s Affiliates, and any such Persons may borrow funds from the Company, on terms and conditions no less favorable to the Company in the aggregate than would be available from unaffiliated third parties, as determined by the Managing Member, or on such other terms if such transaction has been approved by a majority of the disinterested members of the board of directors of the Managing Member. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

 28

(b)          Except as provided in Section 7.5 and subject to Section 3.1, the Company may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c)          Any Member (including the Managing Member) and any Affiliate of the Company or any Member may sell, transfer or convey any property to the Company, directly or indirectly, on terms and conditions no less favorable to the Company, in the aggregate, than would be available from unaffiliated third parties, as determined by the Managing Member, or on such other terms if such transaction has been approved by a majority of the disinterested members of the board of directors of the Managing Member.

(d)          The Managing Member, without the approval of the Members or any of them or any other Persons, may propose and adopt, on behalf of the Company, employee benefit plans funded by the Company for the benefit of employees of the Managing Member, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Investor, the Managing Member, the Company or any of the Company’s Subsidiaries.

(e)          The Managing Member shall not be excluded or recused from any vote or decision with respect to an interested transaction, including a transaction involving the Investor or any of its Affiliates.

Section 7.7           Indemnification.

(a)          To the fullest extent permitted by applicable law, the Company shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company (“Actions”), as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Company shall not indemnify (i) the Managing Member for any Action if it is established by a final judgment of a court of competent jurisdiction that the Managing Member breached its duty of loyalty to the Company or the Members, or did not act in good faith or engaged in intentional misconduct or a knowing violation of law, or (ii) an Indemnitee for an Action initiated by the Indemnitee (other than an Action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 7.7(a)). Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Company or any Subsidiary of the Company (including, without limitation, any indebtedness which the Company or any Subsidiary of the Company has assumed or taken subject to), and the Managing Member is hereby authorized and empowered, in the name and on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7(a). The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7(a) with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company or any of its Subsidiaries, and neither the Managing Member nor any other Holder shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.7.

 29

(b)          To the fullest extent permitted by applicable law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Company as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Company of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company, as authorized in Section 7.7(a), has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met, provided that such undertaking need not be secured and shall be without reference to the financial ability for repayment.

(c)          The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(d)          The Company may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)          Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company, the Managing Member or any other Member (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7

(f)          In no event may an Indemnitee subject any of the Holders to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)          An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

 30

(h)          The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Company’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i)          It is the intent of the parties that any amounts paid by the Company to any Significant Member pursuant to this Section 7.7 shall be treated as “guaranteed payments,” within the meaning of Code Section 707(c).

Section 7.8           Liability of the Managing Member.

(a)          To the maximum extent permitted under the Act, the only duties that the Managing Member owes to the Company or any Member are to perform its contractual obligations as expressly set forth in this Agreement. The Managing Member, in its capacity as such, shall have no other duty, fiduciary or otherwise, to the Company, any Member or any other Person (including any creditor of any Member or any assignee of a Membership Interest).

(b)          The Members agree that: (i) the Managing Member is acting for the benefit of the Company and the Members, collectively; and (ii) in the event of a conflict between the interests of the Company or any Member, on the one hand, and the separate interests of the Investor or its stockholders, on the other hand, the Managing Member may give priority to the separate interests of the Investor and its stockholders (including, without limitation, with respect to the tax consequences to Members, Assignees or the Investor’s stockholders) and, in the event of such a conflict, any action or failure to act on the part of the Managing Member that gives priority to the separate interests of the Investor or its stockholders that does not result in a violation of the contract rights of the Members under this Agreement does not violate any duty owed by the Managing Member to the Company or the Members.

(c)          In exercising its authority under this Agreement, the Managing Member may, but shall be under no obligation to, take into account the tax consequences to any Member of any action taken (or not taken) by it. Except as otherwise agreed by the Company, the Managing Member and the Company shall not have liability to a Member under any circumstances as a result of any income tax liability incurred by such Member as a result of an action (or inaction) by the Managing Member or the Company pursuant to the Managing Member’s authority under this Agreement, other than the obligation of the Company to make tax distributions under Section 5.2.

(d)          Subject to its obligations and duties as Managing Member set forth in this Agreement and applicable law, the Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees, Officers or agents. The Managing Member shall not be responsible to the Company or any Member for any misconduct or negligence on the part of any such employee or agent appointed by it in good faith.

 31

(e)          In performing its duties under this Agreement and the Act, the Managing Member shall be entitled to rely on the provisions of this Agreement and on any information, opinion, report or statement, including any financial statement or other financial data or the records or books of account of the Company or any subsidiary of the Company, prepared or presented by an Officer, employee or agent of the Managing Member or any agent of the Company or any such subsidiary, or by a lawyer, financial advisor, certified public accountant or other outside advisor engaged by the Company as to any matter within such Person’s professional or expert competence, and any act taken or omitted to be taken in reliance upon any such information, opinion, report or statement as to matters that the Managing Member reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The Managing Member may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(f)          No manager, member, director, officer, employee, agent or representative of the Managing Member (in their respective capacities as such) shall have any duties to the Company or any Member. No manager, member, director, officer, employee, agent or representative of the Managing Member shall be liable to the Company or any Member for money damages by reason of their service as such.

(g)          Subject to Section 7.8(a) but notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision or take an action (a) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, or without any express standard, in making such decisions, the Managing Member shall be entitled to take into account such interests and factors as it desires (including its own interests) or (b) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

(h)          Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Managing Member, or its managers, members, directors, officers or agents, to the Company and the Members under this Section 7.8, as in effect immediately prior to such amendment, modification or repeal, with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9           Title to Company Assets. All Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be beneficially owned by the Company as an entity, and no Member, individually or collectively with other Members or Persons, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company, the Managing Member or one or more nominees, as the Managing Member may determine, including Affiliates of the Managing Member. The Managing Member hereby declares and warrants that any Company assets for which legal title is held in the name of the Managing Member or any nominee or Affiliate of the Managing Member shall be held by the Managing Member for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which legal title to such Company assets is held.

 32

Section 7.10         Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Managing Member has full power and authority, without the consent or approval of any other Member, or Person, to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any contracts on behalf of the Company, and take any and all actions on behalf of the Company, and such Person shall be entitled to deal with the Managing Member as if it were the Company’s sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Managing Member in connection with any such dealing. In no event shall any Person dealing with the Managing Member or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Managing Member or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Managing Member or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming in good faith thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company, and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

Section 7.11         No Replacement of the Managing Member. The Managing Member may not be replaced without the prior written consent of the Principal Members. If, at any time, the Managing Member is a Person other than Investor, the parties hereto shall immediately take any and all actions as may be necessary to ensure that the intent of the governance arrangements contemplated hereby as of the date hereof are maintained, including by amending this Agreement.

Article 8
RIGHTS AND OBLIGATIONS OF MEMBERS

Section 8.1           Limitation of Liability. No Member, in its capacity as such, shall have any duties or liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.3) or under the Act. To the maximum extent permitted by applicable law, no Member, including each Significant Member, in its capacity as such, shall have any personal liability whatsoever, to the Company or to the other Members, for any action or omission taken in its capacity as a Member or for the debts or liabilities of the Company or the Company’s obligations hereunder except pursuant to any express indemnities given to the Company by such Member pursuant to any other written instrument. Without limitation of the foregoing, and except pursuant to any such express indemnity, no property or assets of a Member, other than its interest in the Company, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Member(s) and arising out of, or in connection with, this Agreement.

 33

Section 8.2           Management of Business. No Member or Assignee (other than in its separate capacity as the Managing Member, any of its Affiliates or any officer, director, manager, member, employee, partner, agent, representative or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company; provided, however that the Managing Members shall have the rights and responsibilities set forth in Article 7. The transaction of any such business by the Managing Member, any of its Affiliates or any officer, director, manager, member, employee, partner, agent, representative or trustee of the Managing Member, the Company or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Members or Assignees under this Agreement.

Section 8.3           Outside Activities of Members. Subject to any agreements entered into pursuant to Section 7.6 and any other agreements entered into by a Member or any of its Affiliates with the Managing Member, the Company or any Subsidiary of the Company (including, without limitation, any employment agreement), any Member (other than Investor) and any Assignee, officer, director, employee, agent, representative, trustee, Affiliate, manager, member or stockholder of any such Member, and any stockholder of Investor, shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company. Neither the Company nor any Member shall have any rights by virtue of this Agreement in any business ventures of any Member (other than Investor) or Assignee. Subject to such agreements, none of the Members nor any other Person shall have any rights by virtue of this Agreement in any business ventures of any other Person (other than the Investor to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6 and any other agreements entered into by a Member or its Affiliates with the Managing Member, the Company or any Subsidiary of the Company, to offer any interest in any such business ventures to the Company, any Member, or any such other Person, even if such opportunity is of a character that, if presented to the Company, any Member or such other Person, could be taken by such Person.

Section 8.4           Return of Capital. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Company as provided herein. Except to the extent provided in Article 5 or Article 6 or otherwise expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5           Rights of Members Relating to the Company.

(a)          In addition to other rights provided by this Agreement or by the Act, and subject to Section 8.5(b), the Managing Member shall deliver to each Member a copy of any information mailed to all of the common stockholders of the Investor as soon as practicable after such mailing.

(b)          Notwithstanding any other provision of this Section 8.5, the Managing Member may keep confidential from the Members (or any of them), for such period of time as the Managing Member determines to be reasonable, any information that (i) the Managing Member believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interests of the Company or the Investor or (ii) the Company or the Managing Member is required by law or by agreement to keep confidential.

 34

Section 8.6           Certificates Evidencing Units. The Managing Member may, at any time, determine that ownership of any class of Units shall be evidenced by a certificate in such form as the Managing Member adopts from time to time, which certificate may be imprinted with a legend setting forth such restrictions placed on the Units as specified in this Agreement and such restrictions will be binding upon all holders of the certificate along with the terms and conditions set forth in this Agreement. If the Managing Member elects to issue certificates to evidence any class of Units, the following provisions shall apply: (a) the certificate shall state that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to whom such certificate is issued and that the certificate represents a Membership Interest, within the meaning of Section 18-702(c) of the Act; (b) each certificate shall be signed by the Managing Member of the Company by either manual or facsimile signature; (c) the certificates shall be numbered and reflected in the Schedule of Members as they are issued; (d) when certificates are presented to the Company with a request to register a transfer, if the transfer is permitted by this Agreement, the Company shall register the transfer or make the exchange on the Schedule of Members or transfer books of the Company; provided, that any certificates presented or surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company, duly executed by the holder thereof or his attorney duly authorized in writing; (e) before due presentment for registration of transfer of a certificate in compliance with and in accordance with this Agreement, the Company shall be entitled to treat the individual or entity in whose name any certificates issued by the Company stand on the books of the Company as the absolute owner of the Units evidenced thereby, and shall not be bound to recognize any equitable or other claim to, or interest in, such Units on the part of any other individual or entity; (f) if any mutilated certificate is surrendered to the Company, or the Company receives evidence to its satisfaction of the destruction, loss or theft of any certificate, the Company shall issue a replacement certificate if the requirements of Section 8-405 of the Uniform Commercial Code are met. If required by the Managing Member, an indemnity and/or the deposit of a bond in such form and in such sum, and with such surety or sureties as the Managing Member may direct, must be supplied by the holder of such lost, destroyed or stolen certificate that is sufficient in the judgment of the Managing Member to protect the Company from any loss that it may suffer if a certificate is replaced. The Company may charge for its expenses incurred in connection with replacing a certificate.

Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1           Records and Accounting.

(a)          The Managing Member shall keep or cause to be kept at the principal business office of the Company those records and documents, if any, required to be maintained by the Act and other books and records deemed by the Managing Member to be appropriate with respect to the Company’s business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided pursuant to Section 8.5(a), Section 9.3 or Article 13. Any records maintained by or on behalf of the Company in the regular course of its business may be kept on any information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

 35

(b)          The books of the Company shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the Managing Member determines to be necessary or appropriate.

Section 9.2           Fiscal Year. Unless the Managing Member determines otherwise in writing, the Fiscal Year shall be the calendar year.

Section 9.3           Reports.

(a)          As soon as practicable, but in no event later than ninety (90) days after the close of each Fiscal Year, the Managing Member shall cause to be delivered to each Member of record as of the close of the Fiscal Year, financial statements of the Company, or of the Investor if such statements are prepared solely on a consolidated basis with the Investor, for such Fiscal Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the Managing Member.

(b)          As soon as practicable, but in no event later than forty-five (45) days after the close of each calendar quarter (except the last calendar quarter of each Fiscal Year), the Managing Member shall cause to be delivered to each Member of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Company, or of the Investor if such statements are prepared solely on a consolidated basis with the Investor, for such calendar quarter, and such other information as may be required by applicable law or regulation or as the Managing Member determines to be appropriate.

(c)          The Managing Member may satisfy its obligations under Section 9.3(a) and Section 9.3(b) by posting or making available the reports specified in such sections on a website maintained by the Managing Member or the Investor, or through the Investor’s filing of annual and quarterly reports with the SEC.

(d)          The Managing Member will provide each Member with any additional financial information reasonably requested by such Member in connection with the preparation of financial statements or reports for the Member or its parent corporation.

 36

Section 9.4           Confidentiality.

(a)          Without the approval of the Managing Member, except (i) to the extent required by law, rule, regulation or, as contemplated by and subject to subsection (b) below, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process, (ii) for disclosure made by a Member to any Person who is an officer, director, employee, or agent, counsel to, accountants of, consultants to or other advisors or representatives (“Representatives”) for, such Member, in such Person’s capacity as a Representative and who is informed of the confidential nature of such disclosure and in each case who have a need to know (as used herein, such term shall include monitoring investment performance and making investment decisions in respect thereof) such information, (iii) for disclosures made by a Member to any Person to which such Member offers to Transfer any Membership Interests of the Company (so long as such Member is permitted to Transfer such Membership Interests at such time in accordance with Article 11) (provided that the prospective transferee shall agree to be bound by a confidentiality agreement for the benefit of the Company containing provisions substantially similar to the provisions of this Section 9.4) and (iv) for disclosure to the shareholders, direct or indirect limited partners, co-investors, partners or members of a Member or of Affiliates thereof and their respective Representatives, in each case who have a need to know such information and who have agreed to maintain the confidentiality of such information; provided any disclosure pursuant to this clause (iv) is generally consistent with the scope and nature of disclosure made by such Member to such Persons in respect of such Member’s other investments, no Member shall disclose (or shall permit its Representatives to disclose) the terms and conditions of this Agreement or any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, management organization information (including data and other information relating to management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business, technical or other information relating to the Company or any of its Subsidiaries or information designated as confidential or proprietary that the Company or any of its Subsidiaries may receive belonging to the Company or any of its Subsidiaries or to any suppliers, customers or others who do business with the Company or any of its Subsidiaries (collectively, “Confidential Information”) to any third Person unless such Confidential Information (x) has been previously disclosed to the public by the Company or is in the public domain (other than by reason of such Member’s breach of this Section 9.4), (y) was or becomes available to the Member on a non-confidential basis from a source other than the Company, its Subsidiaries or any of their respective officers, directors or employees or other Representatives (provided that such source is not known to the Member to be bound by a confidentiality obligation to the Company or its Subsidiaries or their respective Representatives with respect to such information) or (z) is developed independently of and without reference to or use of any non-public information received from the Company, its Subsidiaries or any of their respective officers, directors or employees or other Representatives.

(b)          In the event that any party hereto or any of its Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information, the disclosing party shall provide the Company with prompt prior written notice of such requirement and shall cooperate with the Company, at the Company’s expense, to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such Confidential Information that has been legally compelled to be furnished.

(c)          In the event of a conflict between the covenants and restrictions (with respect to confidentiality) contained in this Agreement and those contained in a Member’s employment, severance, services or other agreement with the Company or any of its Subsidiaries, the more restrictive covenants and restrictions shall apply. Notwithstanding anything to the contrary contained in this Section 9.4 (it is understood that the covenants and restrictions (with respect to confidentiality) contained in this Agreement shall not restrict any Member with respect to the disclosure or use of confidential information in the course of such Member exercising his or her duties as an executive officer of the Company or any of its Subsidiaries which are fulfilled in good faith and in accordance with the authority delegated to such Member in this Agreement and the terms of such Member’s employment, severance, services or other agreement with the Company or any of its Subsidiaries).

 37

Article 10
TAX MATTERS

Section 10.1         Preparation of Tax Returns. The Managing Member shall arrange for the preparation and timely filing of all returns with respect to Company income, gains, deductions, losses and other items required of the Company for Federal and state income tax purposes and shall use all reasonable effort to furnish, by March 15th of the year following each relevant taxable year, the tax information reasonably required by Members and for Federal and state income tax and any other tax reporting purposes, including a completed IRS Schedule K-1. The Members shall promptly provide the Managing Member with such information relating to the Contributed Properties, including tax basis and other relevant information, and any other information relevant to tax status or tax reporting of the Company or its Subsidiaries as may be reasonably requested by the Managing Member from time to time.

Section 10.2         Tax Elections. Except as otherwise provided herein, the Managing Member (a) shall determine whether to make any available election pursuant to the Code and (b) shall have the right to seek to revoke any such election; provided, however, that (i) the Managing Member shall cause the Company and each of its direct or indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to have the election under Code Section 754 in effect no later than the first taxable year in which an Exchange takes place, (ii) no election shall be made to apply the New Partnership Audit Procedures prior to the effective date of the New Partnership Audit Procedures and (iii) an election shall be made to not apply the New Partnership Audit Procedures to the extent the Company is eligible to make such an election.

Section 10.3         Tax Matters Partner.

(a)          The Managing Member shall be the “tax matters partner” and “partnership representative” of the Company for federal income tax purposes (collectively, the “Tax Matters Partner”). The Tax Matters Partner shall receive no compensation for its services. All third-party costs and expenses incurred by the Tax Matters Partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company in addition to any reimbursement pursuant to Section 7.4. Nothing herein shall be construed to restrict the Company from engaging an accounting firm or other qualified tax advisor to assist the Tax Matters Partner in discharging its duties hereunder. At the request of any Member, the Managing Member agrees to inform such Member regarding the preparation and filing of any returns and with respect to any subsequent audit or litigation relating to such returns; provided, however, that the Managing Member shall have the exclusive power to determine whether to file, and the content of, such returns.

(b)          The Tax Matters Partner is authorized, but not required:

(i)          to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by the Company or a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member (as the case may be) or (ii) who is a “notice partner” (as defined in Code Section 6231) or a member of a “notice group” (as defined in Code Section 6223(b)(2)), in each case to the extent permitted by law;

 38

(ii)         in the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by the Company or a Member for tax purposes (a “final adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii)        to intervene in any action brought by any other Member for judicial review of a final adjustment;

(iv)        to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v)         to enter into an agreement with the IRS to extend the period for assessing any tax that is attributable to any item required to be taken into account by the Company or a Member for tax purposes, or an item affected by such item; and

(vi)        to take any other action on behalf of the Company or the Members or any of them in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Partner and the provisions relating to indemnification of the Managing Member set forth in Section 7.7 shall be fully applicable to the Tax Matters Partner in its capacity as such.

 39

Section 10.4         Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of Federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to (a) any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446 and (b) any “imputed underpayment” within the meaning of the New Partnership Audit Procedures attributable to such Member and paid by the Company (or by any Subsidiary of the Company but only to the extent such payment is allocated to the Company) as a result of an adjustment with respect to any item of the Company or such Subsidiary, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”). Any Imputed Underpayment Amount that the Managing Member cannot attribute to a Member shall be treated as an expense of the Company. Any amount described in the first sentence of this Section 10.4 that is paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Managing Member that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) the Managing Member determines that such payment may be satisfied out of the cash of the Company that would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member’s Membership Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 10.4. In the event that a Member fails to pay any amounts owed to the Company pursuant to this Section 10.4 when due, the Managing Member may elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Managing Member shall request in order to perfect or enforce the security interest created hereunder.

Section 10.5         Organizational Expenses. The Managing Member may cause the Company to elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a 180-month period as provided in Code Section 709.

Article 11
MEMBER TRANSFERS AND WITHDRAWALS

Section 11.1         Transfer.

(a)          No part of the interest of a Member shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b)          Investor shall not Transfer any Membership Interests without the prior written consent of the Principal Members. No Membership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Membership Interest not made in accordance with this Article 11 shall be null and void ab initio.

(c)          No Transfer of any Membership Interest may be made to a lender to the Company or any Person who is related (within the meaning of Regulations Section 1.752-4(b)) to any lender to the Company whose loan constitutes a Nonrecourse Liability, without the prior written consent of the Managing Member; provided that as a condition to such consent, the lender will be required to enter into an arrangement with the Company and the Managing Member to redeem or exchange any Units in which a security interest is held for cash in an amount equal to the Transferring Member’s Capital Account allocable (in the reasonable determination of the Managing Member) to such exchanged or redeemed Units, simultaneously with the time at which such lender would be deemed to be a member in the Company for purposes of allocating liabilities to such lender under Code Section 752.

 40

Section 11.2         Members’ Rights to Transfer.

(a)          General. Except as provided below and in Section 11.1(c), no Member shall Transfer all or any portion of such Membership Interest to any transferee (other than a Permitted Transferee) without the prior written consent of the Managing Member. Notwithstanding the foregoing, any Member may, at any time, without the prior written consent of the Managing Member, Transfer all or any portion of its Membership Interest pursuant to a Permitted Transfer (including, in the case of a Member that is a Permitted Lender Transferee, any Transfer of a Membership Interest to a Third-Party Pledge Transferee). Any Transfer of a Membership Interest by a Member or an Assignee is subject to Section 11.3 and to satisfaction of the following conditions: Nothing in this Section 11.2 shall limit or otherwise restrict the ability of any Principal Member to Transfer any Units to a Permitted Transferee, and nothing in this Section 11.2 shall limit or otherwise restrict the ability of any Class B Member to make an Exchange under the Exchange Agreement.

(i)          Principal Member Right of First Refusal. If any Member proposes to Transfer any Units (such Member, a “Transferring Member”) to any Person (other than an Affiliate of such Transferring Member), such Transferring Member (or such Member’s estate in the event of the Member’s death) shall give written notice of the proposed Transfer to the Managing Member and the Principal Members (or to the other Principal Member if the Transferring Member is a Principal Member), which notice shall state (A) the identity and address of the proposed transferee and (B) the amount and type of consideration proposed to be received for the Transferred Units. The Principal Members shall have ten (10) Business Days upon which to give the Transferring Member notice of the election by any such Principal Member to acquire such Principal Member’s pro rata share (determined in accordance with each Principal Member’s Economic Percentage Interest) of the Transferred Units on the terms set forth in such notice (or, if the terms provide for non-cash consideration, for cash equal to the Fair Market Value of such non-cash consideration). If any Principal Member so elects, it shall purchase such Principal Member’s pro rata share of such Transferred Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that in the event that the proposed terms involve a purchase for cash (including cash in lieu of non-cash consideration), any Principal Member may at its election deliver in lieu of all or any portion of such cash a note from such Principal Member payable to the Transferring Member at a date as soon as reasonably practicable, but in no event later than one hundred eighty (180) days after such purchase, and bearing interest at an annual rate equal to the Applicable Federal Short-Term Rate, as published monthly by the IRS, as of the closing of such purchase; provided, further, that such closing may be deferred to the extent necessary to effect compliance with applicable law. If any Principal Member does not elect to purchase its entire pro rata share of the Transferred Units, the other Principal Member shall have the right to purchase the remaining portion of the Transferred Units before the Transferring Member offers such Units to any third party, and the foregoing procedures and terms of this Section 11.2(a)(i) shall apply. If the Principal Members do not collectively elect to purchase all of the Transferred Units after complying with the foregoing procedures, the Transferring Member may Transfer such Units to a third party, on terms no more favorable to the transferee than the originally proposed terms, subject to the other conditions of this Section 11.2.

 41

(ii)         Qualified Transferee. Any Transfer of a Membership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; provided, further, that each Transfer meeting the minimum Transfer restriction of this Section 11.2(a)(iv) may be to a separate Qualified Transferee.

(iii)        Advice of Counsel. The Transferring Member shall deliver or cause to be delivered to the Managing Member written advice of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Company or the Membership Interests Transferred; provided, however, that the Managing Member may waive this condition upon the request of the Transferring Member. If, in the opinion of such counsel, a Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any Federal or state securities laws or regulations applicable to the Company or the Units, the Managing Member may prohibit such Transfer by a Member of Membership Interests even if it is otherwise permitted under this Section 11.2.

(iv)        Minimum Transfer Restriction. A Transferring Member may not Transfer less than all of the Units then owned by such Transferring Member without the consent of the Managing Member, which may be withheld in its sole discretion; provided, however, that, for purposes of determining compliance with the foregoing restriction, all Units owned by Affiliates of a Member shall be considered to be owned by such Member.

(v)         No Further Transfers. The transferee shall not be permitted to effect any further Transfer of the Units, other than to the Investor or the Company.

(vi)        Exception for Permitted Transfers. The conditions of Section 11.2(a)(i) through (v) shall not apply in the case of a Permitted Transfer to a Permitted Transferee, or a Transfer to the Company or the Investor.

It is a condition to any Transfer otherwise permitted hereunder that the transferee assumes by operation of law or express agreement all of the obligations of the Transferring Member under this Agreement with respect to such Transferred Membership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the Transferring Member are assumed by a successor corporation by operation of law) shall relieve the Transferring Member of its obligations under this Agreement without the approval of the Managing Member. Any transferee, whether or not admitted as a Substituted Member, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Member, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.4.

 42

(b)          Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Member’s estate shall have all the rights of a Member, but not more rights than those enjoyed by other Members, for the purpose of settling or managing the estate, and such power as the Incapacitated Member possessed to Transfer all or any part of its interest in the Company. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company.

(c)          Adverse Tax Consequences. No Transfer by a Member of its Membership Interests (including any acquisition of Units by the Investor or the Company and including any Permitted Transfer) may be made to or by any Person if in the opinion of legal counsel or other qualified tax advisor for the Company, such Transfer would create a material risk of the Company being treated as an association taxable as a corporation or would result in a termination of the Company under Code Section 708.

Section 11.3         Substituted Members.

(a)          No Member shall have the right to substitute a transferee other than a Permitted Transferee as a Member in its place. A transferee of the interest of a Member may be admitted as a Substituted Member only with the prior written consent of the Managing Member; provided, however, that a Permitted Transferee may be admitted as a Substituted Member pursuant to a Permitted Transfer without the prior written consent of the Managing Member. The failure or refusal by the Managing Member to permit a transferee of any such interests to become a Substituted Member shall not give rise to any cause of action against the Company or the Managing Member. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Member until and unless it furnishes to the Managing Member (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as the Managing Member may require to effect such Assignee’s admission as a Substituted Member.

(b)          Concurrently with, and as evidence of, the admission of a Substituted Member, the Managing Member shall amend the Schedule of Members and the books and records of the Company to reflect the name, address and class and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

(c)          A transferee who has been admitted as a Substituted Member in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member under this Agreement.

 43

Section 11.4         Assignees. If the Managing Member’s consent is required for the admission of any transferee under Section 11.2 as a Substituted Member, as described in Section 11.3, and the Managing Member withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a membership interest under the Act, including the right to receive distributions from the Company and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Company attributable to the Units assigned to such transferee and the rights to Transfer the Units provided in this Article 11, but shall not be deemed to be a holder of Units for any other purpose under this Agreement, and shall not be entitled to effect a Consent or vote with respect to such Units on any matter presented to the Members for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the Transferring Member). In the event that any such transferee desires to make a further assignment of any such Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Member desiring to make an assignment of Units.

Section 11.5         General Provisions.

(a)          No Member may resign from the Company other than as a result of a permitted Transfer of all of such Member’s Membership Interest in accordance with this Article 11 with respect to which the transferee becomes a Substituted Member or upon an Exchange.

(b)          Any Member who shall Transfer all of its Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Member or (ii) to the Investor or any other Significant Member shall cease to be a Member.

(c)          If any Unit is Transferred in compliance with the provisions of this Article 11, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Unit for such Fiscal Year shall be allocated to the Transferring Member and, in the case of a Transfer or assignment, to the transferee Member, by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Managing Member.

(d)          In addition to any other restrictions on Transfer herein contained, and notwithstanding any provision to the contrary herein, in no event may any Transfer or assignment of a Membership Interest by any Member (including any acquisition of Units by the Investor or any other Significant Member, or any other acquisition of Units by the Company) be made (i) to any Person who lacks the legal right, power or capacity to own a Membership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Membership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Membership Interest; (iv) if such Transfer would, in the opinion of counsel or other qualified tax advisor to the Company or the Managing Member, cause a termination of the Company for Federal or state income tax purposes (except as a result of the acquisition by the Investor of all Units held by all Members); (v) if such Transfer would, in the opinion of legal counsel or other qualified tax advisor to the Company, cause the Company to cease to be classified as a partnership for federal income tax purposes (except as a result of the acquisition by the Investor of all Units held by all Members); (vi) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (vii) if such Transfer would, in the opinion of legal counsel or other qualified tax advisor to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101; (viii) if such Transfer requires the registration of such Membership Interest pursuant to any applicable Federal or state securities laws; (ix) if such Transfer would create a material risk that the Company would become a “publicly traded partnership,” as such term is defined in Code Section 469(k)(2) or Code 7704(b); (x) if such Transfer would cause the Company to have more than one hundred (100) partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)); (xi) if such Transfer causes the Company to become a reporting company under the Exchange Act; or (xii) if such Transfer subjects the Company to regulation under the Investment Company Act of 1940, the Investment Advisers Act of 1940 or ERISA, each as amended; provided that the Managing Member may waive any of the foregoing restrictions in its sole discretion.

 44

(e)          Transfers pursuant to this Article 11, other than a Permitted Transfer to a Permitted Transferee pursuant to the exercise of remedies under a Pledge, may only be made on the first day of a fiscal quarter of the Company, unless the Managing Member otherwise consents in writing.

Section 11.6         Mandatory Exchange. Subject to the terms and conditions of the Exchange Agreement, the Managing Member may require all Members holding Class B Units to exchange all of such Class B Units held by them pursuant to the Exchange Agreement or, if such Member is not a party to the Exchange Agreement, on terms substantially similar to the Exchange Agreement, at such time when the Members holding Class B Units do not collectively hold a number of outstanding Class B Units greater than ten percent (10%) of the number of Class B Units outstanding immediately following the Closing.

Article 12
ADMISSION OF MEMBERS

Section 12.1         Admission of Additional Members.

(a)          A Person (other than an existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Significant Members (i) evidence of acceptance, in form and substance satisfactory to the Managing Member, of all of the terms and conditions of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Managing Member in order to effect such Person’s admission as an Additional Member. Concurrently with, and as evidence of, the admission of an Additional Member the Managing Member shall amend the Schedule of Members and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

(b)          Notwithstanding anything to the contrary in this Section 12.1, no Person shall be admitted as an Additional Member without the prior written consent of the Managing Member. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded on the books and records of the Company, following the consent of the Managing Member to such admission and the satisfaction of all the conditions set forth in Section 12.1(a).

 45

(c)          If any Additional Member is admitted to the Company on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Member and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the Managing Member.

Section 12.2         Amendment of Agreement and Certificate. For the admission to the Company of any Member, the Managing Member shall take all steps necessary and appropriate under the Act to amend the Schedule of Members and the books and records of the Company and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate.

Section 12.3         Limit on Number of Members. Notwithstanding any provision in this Agreement to the contrary, unless otherwise permitted by the Managing Member, no Person shall be admitted to the Company as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another company, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Company to become a reporting company under the Exchange Act.

Section 12.4         Admission. A Person shall be admitted as a member of the Company only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Company as a Member.

Article 13
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1         Dissolution. The Company shall not be dissolved by the admission of Substituted Members or Additional Members, or by the admission of a successor Managing Member in accordance with the terms of this Agreement. Upon the resignation of the Managing Member, any successor Managing Member shall continue the business of the Company without dissolution. However, the Company shall dissolve, and its affairs shall be wound up, upon an election to dissolve the Company made by the Managing Member (a “Liquidating Event”); provided, that if the number of Class B Units then outstanding represent more than 1% of the total number of Class A Units and Class B Units then outstanding, then the Managing Member shall not make an election to dissolve the Company without first obtaining the Consent of the Class B Members. The Members hereby waive their right to seek a judicial dissolution of the Company pursuant to the provisions of the Act.

Section 13.2         Winding Up.

(a)          Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Holders. After the occurrence of a Liquidating Event, no Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. The Managing Member (or, in the event that there is no remaining Managing Member or the Managing Member has dissolved, become bankrupt or ceased to operate, any Person elected by Investor (the Managing Member or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s liabilities and property, and the Company property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Managing Member, include shares in the Investor) shall be applied and distributed in the following order:

 46

(i)          First, to the satisfaction of all of the Company’s debts and liabilities to creditors, including the Managing Member, the Investor and any other Significant Member (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4;

(ii)         Second, to the Class B-1 Members and the Holders of Class A Units in accordance with the distribution allocation set forth in Section 5.1(a) until the Class B-1 Members and the Holders of Class A Units have received, during the Fiscal Year in which a distribution is being made under this Section 13.2(a)(ii) and after giving effect to any distribution made during such Fiscal Year under Section 5.1(a), an aggregate amount equal to $10,000,000; and

(iii)        Third, the balance, if any, to the Holders of Class A Units and the Holders of Class B Units in accordance with the Economic Percentage Interest of such Holders.

(iv)        Liquidating distributions shall be made by the end of the taxable year of such liquidation (or, if later, within ninety (90) days after the date of such liquidation).

The Managing Member shall not receive any compensation for any services performed pursuant to this Article 13.

(b)         Notwithstanding the provisions of Section 13.2(a) that require liquidation of the assets of the Company, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (including liabilities to Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c)          If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Holder shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

 47

Section 13.3         Rights of Holders. Except as otherwise provided in this Agreement, (a) each Holder shall look solely to the assets of the Company for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Company, and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 13.4         Notice of Dissolution. In the event that a Liquidating Event occurs, the Liquidator shall, within thirty (30) days thereafter, provide written notice thereof to each of the Holders and, in the sole and absolute discretion of the Liquidator, or as required by the Act, to all other parties with whom the Company regularly conducts business (as determined in the sole and absolute discretion of the Liquidator), and the Liquidator may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the sole and absolute discretion of the Liquidator).

Section 13.5         Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 13.2, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Members during the period of liquidation.

Section 13.6         Cancellation of Certificate. Upon the dissolution and completion of the winding up of the Company, the Company shall be terminated, a certificate of cancellation shall be filed with the State of Delaware, all qualifications of the Company as a foreign limited liability company or association in jurisdictions other than the State of Delaware shall be cancelled, and such other actions as may be necessary to terminate the Company shall be taken.

Article 14
AMENDMENTS, MERGER,
CONSOLIDATION OR CONVERSION

Section 14.1         Amendments.

(a)          Except as otherwise required in this Agreement or as otherwise required by law, any amendment to this Agreement may be made pursuant to an agreement in writing signed by the Company and the Managing Member. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the Consent of all Members, the Managing Member shall deliver a copy of such amendment to all Members that did not Consent to such amendment.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, no amendment or modification of, or waiver to, any of the rights of the Class B-1 Members set forth in Article 5, Section 7.1(b)(ii), Section 13.2(a) or this Section 14.1(b) (or to any other term or provision of this Agreement that adversely affects the rights of the Class B-1 Members set forth in such Article or Sections) shall be effective without the prior written consent of the Class B-1 Members.

 48

Section 14.2         Merger, Consolidation or Conversion.

(a)          The Company may merge or consolidate with or into another limited liability company, a corporation, a partnership or any “other business entity,” as defined in Section 18-209 of the Act, or convert into a corporation, a partnership or other business entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, that has been approved by the Investor (except as provided in Section 14.2(b)). Any such Merger Agreement or Plan of Conversion shall provide that each holder of Class A Units or Class B Units shall be entitled to receive the same consideration pursuant to such transaction with respect to each of their Class A Units or Class B Units. Notwithstanding any such Consent of Investor, at any time prior to the effectiveness of such merger, consolidation or conversion, the Managing Member may terminate or abandon such transaction subject to any provisions therefor set forth in such Merger Agreement or Plan of Conversion.

(b)          Notwithstanding anything else contained in this Section 14.2 or in this Agreement, the Managing Member is authorized to effect a merger, consolidation or conversion of the Company, or a sale or transfer of all or substantially all of the Company’s assets, without the Consent of any Member, if such transaction is either a conversion or is effected with another entity that is newly formed and has no assets, liabilities or operations prior to such merger, consolidation, sale or transfer and (i) the Managing Member has received written advice of counsel that the merger, consolidation, conversion, sale or transfer would not result in the loss of the limited liability of any Member, other than the Managing Member (in its capacity as such) that becomes a general partner of a partnership into which the Company is converted or with which it is merged; (ii) the Managing Member has received an opinion of counsel or other qualified tax advisor, or a private letter ruling from the IRS to the extent not addressed in the opinion, that the merger, consolidation, conversion, sale or transfer would neither be taxable to any Member nor cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (iii) the sole purpose of such merger, consolidation, conversion, sale or transfer is to effect a mere change in the legal form or jurisdiction of organization of the Company and (iv) the governing instruments of the new entity provide the Members and the Managing Member (or other governing body) with substantially similar rights and obligations as are herein contained;.

(c)          If a merger, consolidation or conversion of the Company has been approved as set forth in this Section 14.2, and such transaction has not been terminated or abandoned, the Managing Member is authorized to execute and file any and all documents to effect such transaction, including a certificate of merger or certificate of conversion, as applicable, in conformity with the requirements of the Act and any other applicable law.

(d)          Members are not entitled to dissenters’ rights of appraisal in the event of a merger, consolidation or conversion of the Company, or a sale or transfer of all or substantially all of the assets of the Company or the Company’s Subsidiaries, or any other similar transaction or event.

(e)          It is the intent of the parties hereto that a merger, consolidation or conversion effected pursuant to this Section 14.2 shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

 49

Article 15
GENERAL PROVISIONS

Section 15.1         Addresses and Notice  Any notice, demand, request or report required or permitted to be given or made to a Member or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Member, or Assignee at the address for such Member set forth in the Schedule of Members, or such other address of which the Member shall notify the Managing Member in accordance with this Section 15.1.

Section 15.2         Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument or law defined or referred to herein means such contract, instrument or law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of laws) by succession of comparable successor laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 15.3         Further Assurances. The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary from time to time to make effective this Agreement and the transactions contemplated herein.

Section 15.4         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.5         Waiver.

(a)          No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

 50

(b)          The restrictions, conditions and other limitations on the rights and benefits of the Members contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Members, are for the benefit of the Company and, except for an obligation to pay money to the Company, may be waived or relinquished by the Managing Member, in its sole and absolute discretion, on behalf of the Company in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Members, (ii) causing the Company to cease to qualify as a limited liability company, (iii) reducing the amount of cash otherwise distributable to the Members (other than any such reduction that affects all of the Members holding the same class or series of Units on a uniform or pro rata basis, if approved by a majority of the Units of the affected class), (iv) resulting in the classification of the Company as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws.

Section 15.6         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Section 15.7         Applicable Law; Consent to Jurisdiction; Jury Trial.

(a)          This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

(b)          Each of the parties hereto (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware of, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (iv) consents to service of process being made through the notice procedures set forth in Section 15.1. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

 51

Section 15.8         Entire Agreement. This Agreement, the Investor Restated Charter, the Exchange Agreement, the Tax Receivable Agreement and the other agreements referenced herein constitute the entire agreement and supersede all prior agreement and understandings, both written and oral, among the parties with respect to the subject matter hereof. Notwithstanding any provision in this Agreement to the contrary, including any provisions relating to amending this Agreement, the Members hereby acknowledge and agree that the Managing Member, without the approval of any Member, may enter into side letters or similar written agreements with Members that are not Affiliates of the Managing Member, executed contemporaneously with the admission of such Member to the Company, which may have the effect of establishing rights under, or altering or supplementing the terms of, this Agreement, as negotiated with such Member and which the Managing Member in its sole discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement.

Section 15.9         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 15.10         No Partition. No Member nor any successor-in-interest to a Member shall have the right while this Agreement remains in effect to have any property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Company partitioned, and each Member, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Members that the rights of the parties hereto and their successors-in-interest to Company property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Members and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.11         No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Holders, inter se; and no other Person (i.e., a Person who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement, except as provided in Section 7.7. No creditor or other third party having dealings with the Company (other than as expressly set forth herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans to the Company or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, Transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or any of the Members.

Section 15.12         Delivery by Electronic Transmission. Any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

 52

Section 15.13         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the transactions contemplated hereby and by the Exchange Agreement) in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 15.14         No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Units any rights whatsoever as stockholders of Investor, including without limitation any right to receive dividends or other distributions made to stockholders of the Investor or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Investor or any other matter.

[Signature Pages Follow]

 53

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

JH CAPITAL GROUP HOLDINGS, LLC

By:
Name:
Title:

EASTERLY ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of JH Capital Group Holdings, LLC]

CLASS B MEMBERS

PRINCIPAL MEMBERS:

[JACOBSEN CREDIT HOLDINGS, LLC]

By:
Name:
Title:

[KRAVETZ CAPITAL FUNDING LLC]

By:
Name:
Title:

Other Class B MEMBERS:

[CREDIT CONTROL Holdings INC.]

By:
Name:
Title:

[Next Level Finance Partners, LLC]

By:
Name:
Title:

[Signature Page to Third Amended and Restated Limited Liability Company Agreement of JH Capital Group Holdings, LLC]

Schedule I

Schedule of Members3
(as of [XX], 2017)

Member	Capital Contribution		Class A Units	Class B-1 Units	Class B-2 Units
Jacobsen Credit Holdings, LLC	$	[XX]	0	[XX]	0
Kravetz Capital Funding LLC	$	[XX]	0	[XX]	0
Easterly Acquisition Corp.	$	[XX]	[XX]	0	0
New Credit Control, Inc.	$	[XX]	0	0	[XX]
Next Level Finance Partners, LLC	$	[XX]	0	0	[XX]
Total	$	[XX]	[XX]	[XX]	[XX]

3       Note to Draft: Schedule to be populated at Closing. Other Class B Members may be added.

Schedule II

Initial Officers

Exhibit B

Form of Investor Restated Charter

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EASTERLY ACQUISITION CORP.

              , 2017

Easterly Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Easterly Acquisition Corp.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 29, 2015 and was amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 28, 2015 (the “Prior Certificate”).

2. This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Amended and Restated Certificate restates, integrates and amends the provisions of the Prior Certificate.

4. The text of the Prior Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is JH Capital Group Holdings, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

 4

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 101,000,000 shares, consisting of 81,300,000 shares of Class A common stock, par value of $0.0001 per share (“Class A Common Stock”), of which 18,700,000 shares are reserved for issuance in exchange for LLC Units (as defined below) in accordance with the terms of the Exchange Agreement (as defined below), 18,700,000 shares of Class B common stock, par value of $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). At the effective time of this Amended and Restated Certificate (the “Effective Time”), (i) each three (3) outstanding shares of Class A Common Stock shall automatically and without any action on the part of the respective holders thereof be reclassified and combined into two (2) shares of Class A Common Stock and (ii) each three (3) outstanding shares of Class B Common Stock shall automatically and without any action on the part of the respective holders thereof be reclassified and combined into two (2) shares of Class B Common Stock. No fractional shares shall be issued in connection with the reclassification. In lieu thereof, any person who holds a fraction of one (1) share of Common Stock after the reclassification shall be entitled to receive a cash payment equal to such fraction multiplied by the closing sales price of a share of Common Stock as reported on the Nasdaq Capital Market on the last trading day immediately preceding the Effective Time. From and after the Effective Time, certificates representing shares of Common Stock issued and outstanding immediately prior to the Effective Time shall represent the number of whole shares of Common Stock after the Effective Time into which such shares shall have been reclassified hereby.

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

 5

Section 4.3 Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Class A Common Stock and the Class B Common Stock are as follows:

(a) Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall have the exclusive right to vote together as a single class for the election of directors and on all other matters properly submitted to a vote of the stockholders. At each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(b) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions. Except as otherwise provided in this Amended and Restated Certificate, holders of shares of Class B Common Stock shall not be entitled to receive any dividends or distributions.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class B Common Stock shall be entitled to receive an amount per share of Class B Common Stock equal to the par value thereof, following which the holders of the Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them.

(d) The shares of Class B Common Stock may not be transferred by the holder thereof except (i) for no consideration to the Corporation upon which transfer such shares shall automatically be retired, or (ii) together with the transfer of an identical number of LLC Units (as defined below) to the transferee. “LLC Units” has the meaning assigned to the term Class B Units in the Exchange Agreement, and the “Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, by and among the Corporation, JH Capital Group Holdings, LLC and the members of JH Capital Group Holdings, LLC party thereto from time to time, as amended, supplemented, restated or otherwise modified from time to time.

 6

(e) At any time JH Capital Group Holdings, LLC issues an LLC Unit to a person, the Corporation shall issue one share of Class B Common Stock to such person. Upon the exchange of any LLC Units pursuant to the Exchange Agreement and the Second Amended and Restated LLC Agreement, dated as of the date hereof, by and among the Corporation, JH Capital Group Holdings, LLC and the members of JH Capital Group Holdings, LLC party thereto from time to time, as amended, supplemented, restated or otherwise modified from time to time (the “LLC Agreement”), one (1) share of Class B Common Stock for every one (1) LLC Unit so exchanged shall automatically be cancelled for no consideration being paid or issued with respect thereto and without any action on the part of any person, including the Corporation, subject to the terms of the Exchange Agreement and LLC Agreement. Any such cancelled shares of Class B Common Stock shall be deemed no longer outstanding, and all rights with respect to such shares shall automatically cease and terminate. If any LLC Units are being transferred in accordance with the LLC Agreement, for every LLC Unit so transferred, one (1) share of Class B Common Stock must be simultaneously transferred to such transferee. The Corporation shall take all actions necessary so that, for so long as the Class B Common Stock is outstanding, the number of shares of Class B Common Stock outstanding equals the number of LLC Units outstanding.

(f) Any amendment or modification to or waiver of this Amended and Restated Certificate that would alter or change the powers, preferences or special rights of the holders of shares of Class A Common Stock or the Class B Common Stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class. Any amendment to this Amended and Restated Certificate to increase or decrease the authorized shares of Class A Common Stock or Class B Common Stock must be approved by a majority of the votes entitled to be cast by the holders of shares of the class affected by the amendment, voting as a separate class.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate.

 7

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, directors shall be elected to serve on the Board for a one-year term. Directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders.

(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, with or without cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock – Directors. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

 8

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board present at any meeting at which a quorum is present shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

 9

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

 10

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

ARTICLE X

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum to bring (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

[Remainder of Page Intentionally Left Blank]

 11

IN WITNESS WHEREOF, Easterly Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

EASTERLY ACQUISITION CORP.

By:
Name:
Title:

Exhibit C

Form of Exchange Agreement

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [●], 2017, is by and among JH Capital Group Holdings, Inc., a Delaware corporation (the “Company”), JH Capital Group Holdings, LLC, a Delaware limited liability company (“JH Capital”), Jacobsen Credit Holdings, LLC, a Delaware limited liability company and an entity controlled by Douglas Jacobsen (“Jacobsen Holdings”), Kravetz Capital Funding LLC, a California limited liability company and an entity controlled by Norman Kravetz (“KCF”), Credit Control Holdings, Inc., a Delaware corporation (“New Credit Control”), Next Level Finance Partners LLC, a Delaware limited liability company (“Next Level”), and such other holders of Class B Units from time to time party hereto (collectively, the “Class B Members”).

WHEREAS, immediately prior to the execution and delivery of the Investment Agreement (as defined below), the Limited Liability Company Agreement of JH Capital, dated as of December 6, 2016, was amended and restated (as so amended and restated, the “Amended Operating Agreement”) to provide for among other things, (a) the withdrawal of Douglas Jacobsen (“Mr. Jacobsen”) as a member of JH Capital; (b) the admission of Jacobsen Holdings as a member of JH Capital, and, in connection therewith, the issuance of Membership Interests (as defined in the New Operating Agreement (as defined below)) to Jacobsen Holdings in accordance with the terms of the Amended Operating Agreement; and (c) Jacobsen Holdings’ contribution of all of its interests in JH Portfolio Debt Equities, LLC to JH Capital, which in turn contributed all of such interests in JH Portfolio Debt Equities, LLC to JHCG Holdings LLC, a wholly-owned Subsidiary of JH Capital;

WHEREAS, immediately following the execution and delivery of the Amended Operating Agreement, JH Capital entered into an Investment Agreement, dated as of June [28], 2017 (the “Investment Agreement”), by and among the Company, JH Capital and the Founding Members, pursuant to which, among other things, the parties thereto have agreed to enter into this Agreement and effect the transactions contemplated hereby;

WHEREAS, prior to the execution and delivery of this Agreement and in connection with the Closing, the Founding Members and JH Capital effected an internal reorganization of JH Capital, pursuant to which (a) the following entities and each of their direct and indirect Subsidiaries became principally owned, directly or indirectly, by JH Capital: Credit Control, LLC, Century DS, LLC, New Credit America, LLC and CreditMax Holdings, LLC; (b) without duplication of the companies referenced in clause (a), the direct and indirect Subsidiaries of Next Level became principally owned, directly or indirectly, by JH Capital, and (c) the Amended Operating Agreement was amended and restated (as so amended and restated, the “Prior Operating Agreement”) to provide for among other things, the admission of KCF, New Credit Control, and Next Level as members of JH Capital, and, in connection therewith, the issuance of Membership Interests to KCF, New Credit Control and Next Level in accordance with the terms of the Prior Operating Agreement;

WHEREAS, in accordance with and subject to the terms and conditions of the Investment Agreement, at the Closing (as defined in the Investment Agreement) and substantially concurrently with the execution and delivery of this Agreement, the Company, JH Capital and the Class B Members entered into a Third Amended and Restated Limited Liability Company Agreement of JH Capital (the “New Operating Agreement”), pursuant to which, among other things, JH Capital (a) admitted the Company as a member of JH Capital, (b) created voting Class A Units as a new class of membership interests of JH Capital, which were issued to the Company upon the terms and subject to the conditions set forth in the Investment Agreement and in the New Operating Agreement and (c) converted the membership interests of JH Capital held by the Class B Members immediately prior to Closing into two classes of non-voting Class B Units of JH Capital;

WHEREAS, in accordance with and subject to the terms and conditions set forth in the Investment Agreement and those set forth in the New Operating Agreement, at the Closing, JH Capital issued to the Company, and the Company accepted from JH Capital, a number of Class A Units in exchange for (a) the Company’s contribution of the Investment Amount (as defined in the Investment Agreement) to JH Capital and (b) the Company’s issuance of the shares of Class B Common Stock to the Class B Members;

WHEREAS, in accordance with and subject to the terms and conditions set forth in the Investment Agreement, at the Closing, the Company adopted a Second Amended and Restated Certificate of Incorporation of the Company providing for, among other things, the revised capitalization of the Company, under which the Company authorized the following two classes of capital stock: Class A Common Stock and Class B Common Stock; and

WHEREAS, the parties hereto desire to provide for the exchange from time to time of Class B Units, and the surrender of shares of Class B Common Stock for cancellation, for cash or for shares of Class A Common Stock on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article IX

Section 9.1           Definitions.

The following definitions shall for all purposes, unless the context otherwise clearly indicates, apply to the capitalized terms used in this Agreement.

“Acquirer” means the acquirer or surviving entity (which, for the sake of clarity, may be JH Capital or the Company) in a Change of Control.

“Agreement” has the meaning set forth in the preamble hereto.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” has the meaning set forth in the Investment Agreement.

16

“Cash Exchange Payment” means an amount in immediately available funds in U.S. dollars equal to the product of (a) the number of Class B Units Exchanged, multiplied by (b) the then-applicable Exchange Ratio multiplied by (c) the average of the daily VWAP of a share of Class A Common Stock for the ten (10) Trading Days immediately prior to the date of delivery of the relevant Exchange Notice.

“Certificate” has the meaning given to the term “Investor Restated Charter” in the Investment Agreement.

“Change of Control” has the meaning given to the term “Change of Control” in the Tax Receivable Agreement.

“Change of Control Exchange” has the meaning set forth in Section 2.1(d).

“Change of Control Exchange Time” has the meaning set forth in Section 2.1(d).

“Class A Common Stock” has the meaning given to the term “Investor Class A Common Stock” in the Investment Agreement.

“Class B Common Stock” has the meaning given to the term “Investor Class B Common Stock” in the Investment Agreement.

“Class A Unit” means (a) a voting Class A Unit of JH Capital or (b) a successor corporation’s or other entity’s common stock or other equity securities for which a voting Class A Unit of JH Capital has been converted or exchanged.

“Class B Unit” means (a) a non-voting Class B Unit of JH Capital (including any Class B-1 Units and any Class B-2 Units, in each case, as defined in the New Operating Agreement) or (b) a successor corporation’s or other entity’s common stock or other equity securities for which a non-voting Class B Unit of JH Capital has been converted or exchanged.

“Combination” means any combination of stock or units, as the case may be, by reverse split, reclassification, recapitalization, reorganization or otherwise.

“Company” has the meaning set forth in the preamble hereto.

“Date of Exchange” means with respect to an Exchange pursuant to Section 2.1(a), but subject to Section 2.1(c), the date identified in the respective Exchange Notice (which may be the date on which the Exchange Notice is delivered to JH Capital).

“Exchange” means an exchange of Class B Units (together with the cancellation of shares of Class B Common Stock) for cash or shares of Class A Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notice” means a written election of Exchange substantially in the form of Exhibit A, duly executed by the exchanging JH Capital Unitholder or such JH Capital Unitholder’s duly authorized attorney-in-fact

17

“Exchange Ratio” means the number of shares of Class A Common Stock for which one Class B Unit is entitled to be Exchanged, which ratio is subject to adjustment pursuant to Section 2.4 of this Agreement. On the date of this Agreement, the Exchange Ratio shall be one for one.

“Founding Members” means Jacobsen Holdings, NJK Holding LLC and KCF.

“Investment Agreement” has the meaning set forth in the recitals hereto.

“JH Capital” has the meaning set forth in the preamble hereto.

“JH Capital Unitholder” means, as of the date hereof, the Class B Members party hereto and, from time to time following the date hereof, any other Class B Member that executes a joinder to this Agreement as set forth in Section 3.4.

“Law” has the meaning set forth in the Investment Agreement.

“Legal Proceeding” means any action, suit, hearing, claim, lawsuit, litigation, investigation, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Lien” has the meaning set forth in the Investment Agreement.

“Permitted Transferee” has the meaning set forth in Section 3.4.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

“Registration Rights Agreement” means the Registration Rights Agreement, by and among the Company and the Class B Unit Holders, dated as of the date hereof, as such agreement may be amended from time to time in accordance with its terms.

“Subdivision” means any subdivision of stock or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization, reorganization or otherwise.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of the date hereof, by and among the Company, JH Capital and the other parties thereto, as such agreement may be amended or supplemented from time to time in accordance with its terms.

“Trading Day” means a day on which the NASDAQ Capital Market or such other principal United States securities exchange on which the shares of Class A Common Stock are listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day), or if the shares of Class A Common Stock are not listed or admitted to trading on such an exchange, on the automated quotation system on which the shares of Class A Common Stock are then authorized for quotation.

“Units” means the Class A Units and the Class B Units.

18

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which Class A Common Stock trades, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such day until the close of trading on such day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of such Class A Common Stock on such day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Company).

Section 9.2           Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any contract, instrument or Law defined or referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Except to the extent otherwise expressly provided herein, all references to any JH Capital Unitholder shall be deemed to refer solely to such Person in its capacity as such JH Capital Unitholder and not in any other capacity. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 9.3           Construction. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

19

Article X

Section 10.1         Exchange of Class B Units.

(a)          Upon the terms and subject to the conditions of this Agreement, each JH Capital Unitholder shall be entitled at any time and from time to time to effect an Exchange. In the event a JH Capital Unitholder wishes to effect an Exchange, such JH Capital Unitholder shall (i) deliver to JH Capital an Exchange Notice and (ii) surrender or, in the absence of such surrender, be deemed to have surrendered, Class B Units (free and clear of all Liens) to JH Capital (and surrender for cancellation one or more stock certificates (if certificated) or instructions and stock powers (if uncertificated) representing a corresponding number of shares of Class B Common Stock (free and clear of all Liens)), in each case, to JH Capital’s address set forth in Section 3.5. In consideration for such surrender, the exchanging JH Capital Unitholder shall be entitled to, at the option of JH Capital, either (A) a Cash Exchange Payment by JH Capital in accordance with the instructions provided in the Exchange Notice, in which event such exchanged Class B Units and such shares of Class B Common Stock automatically shall be deemed cancelled concomitant with such payment, without any action on the part of any Person, including the Company or JH Capital, or (B) the transfer by JH Capital (or, at the option of the Company, the issuance by the Company) to such JH Capital Unitholder of a number of shares of Class A Common Stock equal to (I) the number of Class B Units so exchanged multiplied by (II) the Exchange Ratio, in which event such exchanged Class B Units automatically shall be converted into a corresponding number of Class A Units, such new Class A Units shall automatically be issued to the Company without any further action or consent of any Person and the Class B Units so converted shall thereby cease to exist. Concomitantly with any such issuance shares of Class A Common Stock, any exchanged Class B Common Stock automatically shall be deemed cancelled, without any action on the part of any Person, including the Company or JH Capital. Each such Exchange shall, to the extent permitted by Law, be treated for U.S. income tax reporting purposes as a taxable exchange of the JH Capital Unitholder’s Class B Units for a Cash Exchange Payment or Class A Common Stock, as applicable, and corresponding payments under the Tax Receivable Agreement.

(b)          Following the delivery of the Exchange Notice, the Company shall deliver or cause to be delivered (i) the Cash Exchange Payment in accordance with Section 2.1(a) not later than the close of business on the thirtieth (30th) Business Day after the date on which the Exchange Notice was so delivered or (ii) if the Company elects to issue (or to cause JH Capital to transfer) Class A Common Stock, the number of shares of Class A Common Stock deliverable upon such Exchange not later than the close of business on the thirtieth (30th) Business Day after the date on which the Exchange Notice was so delivered, at the offices of the then-acting registrar and transfer agent of the Class A Common Stock (or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of the Company), registered in the name of the relevant exchanging JH Capital Unitholder (or in such other name as is requested in writing by the JH Capital Unitholder), in certificated or uncertificated form, as may be requested by the exchanging JH Capital Unitholder; provided, that to the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, upon the written instruction of the exchanging JH Capital Unitholder set forth in the Exchange Notice, the Company shall use its reasonable best efforts to deliver the shares of Class A Common Stock deliverable to such exchanging JH Capital Unitholder in the Exchange through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging JH Capital Unitholder by no later than the close of business on the Business Day immediately following the date on which the Exchange Notice was so delivered. An Exchange pursuant to this Section 2.1 of Class B Units, and the cancellation of shares of Class B Common Stock, for Class A Common Stock will be deemed to have been effected immediately prior to the close of business on the Date of Exchange whether or not the applicable Cash Exchange Payment or shares of Class A Common Stock have been delivered to the exchanging JH Capital Unitholder at such time, and if the Company does not elect a Cash Exchange Payment, the JH Capital Unitholder will be treated as a holder of record of Class A Common Stock as of the close of business on such Date of Exchange.

20

(c)          An Exchange Notice from a JH Capital Unitholder may specify that the Exchange is to be (i) contingent (including as to the timing) upon the consummation of a purchase by another Person of shares of Class A Common Stock into which the Class B Units are exchangeable and/or (ii) effective upon a specified future date. In such case, a JH Capital Unitholder may withdraw or amend an Exchange Notice, in whole or in part, at any time prior to the effectiveness of the Exchange by delivery of a written notice of withdrawal to the Company and JH Capital specifying (A) the number of withdrawn Class B Units, (B) the number of Class B Units as to which the Exchange Notice remains in effect, if any, and (C) whether the JH Capital Unitholder so determines, revised timing of the Exchange or any other new or revised information permitted in the Exchange Notice.

(d)          In connection with a Change of Control, and subject to any approval of the Change of Control by the holders of Class A Common Stock and Class B Common Stock required under the Certificate or applicable Law (which approval has been granted by a vote or consent of the stockholders of the Company), the Company shall have the right to require each JH Capital Unitholder to Exchange some or all Class B Units (free and clear of all Liens) beneficially owned by such JH Capital Unitholder (and a corresponding number of shares of Class B Common Stock (free and clear of all Liens)), in consideration for the issuance by the Company to such JH Capital Unitholder of a number of shares of Class A Common Stock equal to the number of Class B Units surrendered multiplied by the Exchange Ratio (a “Change of Control Exchange”), such Change of Control Exchange to be effected by the surrender of such Class B Units to the Company (and surrender for cancellation one or more stock certificates (if certificated) or instructions and stock powers (if uncertificated)) and the subsequent automatic conversion of such exchanged Class B Units into an equal number of Class A Units (whereupon, the Class B Units so converted shall cease to exist and concomitantly with any such issuance, any exchanged Class B Common Stock automatically shall be deemed cancelled without any action on the part of any Person, including the Company or JH Capital); provided, that if the Company requires the JH Capital Unitholders to Exchange less than all of their outstanding Class B Units (and to surrender for cancellation a corresponding number of shares of Class B Common Stock), each JH Capital Unitholder’s participation in the Change of Control Exchange shall be reduced pro rata. Any Change of Control Exchange shall be effective immediately prior to the consummation of the Change of Control (and, for the avoidance of doubt, shall not be effective if such Change of Control is not consummated) (the “Change of Control Exchange Time”) and the JH Capital Unitholder will be treated as a holder of record of Class A Common Stock as of the Change of Control Exchange Time. Any Class B Units and shares of Class B Common Stock held by a JH Capital Unitholder that are not Exchanged or cancelled, as applicable, pursuant to a Change of Control Exchange may be Exchanged by such JH Capital Unitholder pursuant to Section 2.1(a) subject to, and in accordance with, the terms thereof. Notwithstanding anything to the contrary herein, the Company shall not be entitled to make a Cash Exchange Payment in the case of a Change of Control Exchange.

21

(e)          To effect the delivery of such shares of Class A Common Stock pursuant to Section 2.1(d), the Company shall: (i) deliver or cause to be delivered at the offices of the then-acting registrar and transfer agent of the Class A Common Stock (or, if there is no then-acting registrar and transfer agent of the Class A Common Stock, at the principal executive offices of the Company) such number of shares of Class A Common Stock, registered in the name of the relevant JH Capital Unitholder (or in such other name as is requested in writing by such JH Capital Unitholder), in certificated or uncertificated form, as may be requested by such JH Capital Unitholder, or (ii) if the Class A Common Stock is settled through the facilities of The Depository Trust Company, upon the written instruction of such JH Capital Unitholder, use its reasonable best efforts to deliver the shares of Class A Common Stock through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such JH Capital Unitholder.

(f)          The Company shall provide written notice of an expected Change of Control to all JH Capital Unitholders within the earlier of (i) five (5) days following the execution of the agreement with respect to such Change of Control and (ii) ten (10) days before the proposed date upon which the contemplated Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for the Units or shares of Class A Common Stock, as applicable, in the Change of Control (which consideration shall be identical whether paid for the Units or shares of Class A Common Stock), any election with respect to types of consideration that a holder of the Units or shares of Class A Common Stock, as applicable, shall be entitled to make in connection with the Change of Control, the percentage of total Class B Units or shares of Class A Common Stock, as applicable, to be transferred to the Acquirer by all stockholders in the Change of Control, and the number of Class B Units held by each JH Capital Unitholder that the Company intends to require be Exchanged for shares of Class A Common Stock in connection with the Change of Control. The Company shall update such notice in writing from time to time to reflect any material changes to such notice. The Company may satisfy any such notice and update requirements described in the preceding two sentences by providing such information on Form 8-K, Schedule TO, Schedule 14D-9 or similar form filed with the U.S. Securities and Exchange Commission.

(g)          Any shares of Class B Common Stock that are cancelled in accordance with this Section 2.1 shall no longer be outstanding, and, upon such cancellation, all rights with respect to such shares shall automatically cease and terminate.

(h)          The Company, JH Capital and each JH Capital Unitholder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that JH Capital shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered in a name other than that of the JH Capital Unitholder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such JH Capital Unitholder), then such JH Capital Unitholder or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable. For the avoidance of doubt, each exchanging JH Capital Unitholder shall bear any and all income or gains taxes imposed on gain realized by such exchanging JH Capital Unitholder as a result of any such Exchange.

22

Section 10.2         Common Stock to be Issued.

(a)          In connection with any Exchange, the Company reserves the right to provide shares of Class A Common Stock that are registered pursuant to the Securities Act, unregistered shares of Class A Common Stock or any combination thereof, as it may determine in its sole discretion, it being understood that all such unregistered shares of Class A Common Stock shall be entitled to the registration rights set forth in the Registration Rights Agreement; provided, such holders thereof shall have agreed to join the Registration Rights Agreement as parties thereto.

(b)          The Company shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuances upon any Exchange, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the Exchange of all Class B Units of JH Capital that may be outstanding from time to time. The Company shall take any and all actions necessary or desirable to give effect to the foregoing.

(c)          Prior to the effective Date of any Exchange effected pursuant to this Agreement, the Company shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Company of equity securities of the Company (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Company for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Company, including any director by deputization. The authorizing resolutions shall be approved by either the Board of Directors or a committee composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Company (with the authorizing resolutions specifying the name of each such director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(d)          Any Class A Common Stock to be issued by the Company in accordance with this Agreement shall be validly issued, fully paid and non-assessable.

Section 10.3         Capital Structure of the Company and JH Capital.

(a)          The Company shall, and shall cause JH Capital to, take all actions necessary so that, at all times for as long as this Agreement is in effect: (i) each Class B Unit has the same economic rights as each Class A Unit; (ii) the number of Class A Units outstanding equals the number of shares of Class A Common Stock outstanding; and (iii) one Class B Unit is exchangeable for one share of Class A Common Stock pursuant to this Agreement.

23

(b)          Upon the issuance by the Company of any shares of Class A Common Stock other than pursuant to an Exchange (including any issuance in connection with a business acquisition by the Company or its direct or indirect subsidiaries, an equity incentive program or upon the conversion, exercise (including cashless exercise) or exchange of any warrant or other security or other instrument convertible into or exercisable or exchangeable for shares of Class A Common Stock), the Company shall contribute the proceeds of such issuance (net of any selling or underwriting discounts or commissions or other expenses) to JH Capital in exchange for a number of newly issued Class A Units equal to the number of shares of Class A Common Stock issued.

(c)          At any time that JH Capital issues a Class B Unit, the Company shall issue one (1) share of Class B Common Stock to the recipient of such Class B Unit. Upon the conversion or cancellation of any Class B Unit pursuant to this Agreement or the New Operating Agreement, the corresponding share of Class B Common Stock automatically shall be cancelled without any action on the part of any Person, including the Company. The Company may only issue shares of Class B Common Stock to Class B Members and their respective Permitted Transferees. JH Capital may only issue Class B Units to Class B Members and their respective Permitted Transferees. A JH Capital Unitholder may only transfer shares of Class B Common Stock to a Person if (i) such Person is a Permitted Transferee of such JH Capital Unitholder and (ii) an equal number of Class B Units are simultaneously transferred to the transferee in accordance with the terms of the New Operating Agreement. A JH Capital Unitholder may only transfer Class B Units to a Person if (A) such Person is a Permitted Transferee of such JH Capital Unitholder and (B) an equal number of shares of Class B Common Stock are simultaneously transferred to the transferee.

(d)          If the Company redeems, repurchases or otherwise acquires any shares of its Class A Common Stock for cash (including a redemption, repurchase or acquisition of restricted shares of Class A Common Stock for nominal or no value), JH Capital shall, coincident with such redemption, repurchase or acquisition, redeem, repurchase or acquire an identical number of Class A Units held by the Company upon the same terms, including the same price, as the terms of the redemption, repurchase or acquisition of the Class A Common Stock.

(e)          The Company shall not in any manner effect any Subdivision or Combination of Class A Common Stock unless JH Capital simultaneously effects a Subdivision or Combination, as the case may be, of the Units with an identical ratio as the Subdivision or Combination of Class A Common Stock. JH Capital shall not in any manner effect any Subdivision or Combination of Units unless the Company simultaneously effects a Subdivision or Combination, as the case may be, of Class A Common Stock and Class B Common Stock with an identical ratio as the Subdivision or Combination of the Units.

(f)          The Company shall not issue, and shall not agree to issue (including pursuant to any security or other instrument convertible into or exercisable or exchangeable for) any class of equity securities other than its Class A Common Stock, Class B Common Stock or one or more series of preferred stock that the Company may determine to issue from time to time in accordance with, and subject to the limitations contained in, the Certificate and this Section 2.3(f). The Company shall not issue any shares of preferred stock unless (i) JH Capital issues or agrees to issue, as the case may be, to the Company a number of units, with designations, preferences and other rights and terms that are substantially the same as such shares of Preferred Stock, equal to the number of such shares of preferred stock issued by the Company, and (ii) the Company transfers to JH Capital the proceeds (net of any selling or underwriting discounts or commissions and other expenses) of the issuance of such preferred stock (and agrees to transfer to JH Capital any amounts paid by the holders of securities or instruments exercisable or exchangeable therefor upon their exercise or exchange, if applicable, net of expenses).

24

(g)          For as long as this Agreement is in effect: (i) JH Capital shall not at any time, issue the Units except as required by this Agreement; (ii) shall not at any time, issue the Units to any Person other than the Company, the Class B Members and their respective Permitted Transferees (other than management incentive equity); and (iii) the Company shall not transfer any Class A Units except in connection with a Change of Control.

(h)          If the Company makes a dividend or other distribution of Company stock on its Class A Common Stock, JH Capital shall make a dividend or other distribution to the JH Capital Unitholders holding Class B Units of an equivalent number of units of JH Capital with designations, preferences and other rights and terms that are substantially the same as such distributed stock.

(i)          If the Company makes a cash dividend on the Class A Common Stock not funded by a matching pro rata dividend by JH Capital on the Units, then each JH Capital Unitholder holding Class B Units shall, at the option of such JH Capital Unitholder either (i) be issued that number of Class B Units equal to its pro rata share of the value of such cash dividend as if such cash dividend had been paid to all holders of the Units or (ii) be entitled to receive from JH Capital a pro rata cash amount equal to what such JH Capital Unitholders would have received in connection with such dividend assuming that such JH Capital Unitholder held shares of Class A Common Stock on an fully as-converted basis (regardless, for these purposes, of any limitations on Exchanges otherwise set forth herein); provided, that no Class B Units shall be issued or issuable and no cash paid to such JH Capital Unitholders under this Section 2.3(i) to the extent that such cash dividend is funded with excess cash held by the Company that was accumulated because tax distributions made by JH Capital to the Company exceed the Company’s actual tax liabilities.

(j)          If the Company makes a distribution of property other than cash or Company stock on the Class A Common Stock that the Company has not received through a matching pro rata distribution of such property on the Units by JH Capital, then each JH Capital Unitholder holding Class B Units shall be issued that number of Class B Units equal to its pro rata share of the aggregate value of such property as if such property had been paid to all holders of the Units.

(k)          Notwithstanding anything to the contrary set forth herein, no Exchange will impair the right of an exchanging JH Capital Unitholder to receive any distribution for periods ending on or prior to the Date of Exchange for such Exchange (but for which payment had not yet been made with respect to the Class B Units in question at the time the Exchange is consummated); provided that, for purposes of this Section 2.3(k), the exchanging JH Capital Unitholder’s right to receive its pro rata portion of any distribution by JH Capital in respect of such periods shall not be deemed impaired to the extent that JH Capital has not paid the Company its pro rata portion of such distribution prior to the consummation of the applicable Exchange.

25

Section 10.4         Adjustment. Without limiting anything set forth in Section 2.3:

(a)          In the event there is any (i) Subdivision or Combination of the shares of Class B Common Stock or Class B Units that is not accompanied by an equivalent subdivision or combination of the Class A Common Stock; or (ii) Subdivision or Combination of the Class A Common Stock that is not accompanied by an equivalent subdivision or combination of the shares of Class B Common Stock and Class B Units, the Exchange Ratio shall be adjusted accordingly.

(b)          If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging JH Capital Unitholder shall be entitled to receive the amount of such security, securities or other property that such exchanging JH Capital Unitholder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any Subdivision or Combination of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed into another security, securities or other property, this Section 2.4(b) shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(c)          This Agreement shall apply to the Class B Units and shares of Class B Common Stock held by the JH Capital Unitholder and their Permitted Transferees as of the date hereof, as well as any Class B Units and shares of Class B Common Stock hereafter acquired by a JH Capital Unitholder or its Permitted Transferees. This Agreement shall apply to, mutatis mutandis, and all references to “Class B Units” or “Class B Common Stock” shall be deemed to include, any security, securities or other property of the Company or JH Capital which may be issued in respect of, in exchange for or in substitution of shares of Class B Common Stock or Class B Units, as applicable, by reason of any distribution or dividend, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

26

Article XI

Section 11.1         Representations and Warranties of the Company. The Company represents and warrants that (a) it is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware, (b) it has full corporate power and authority to execute and deliver this Agreement, to perform and comply with its obligations hereunder and to consummate the transactions contemplated hereby, including the issuance of Class A Common Stock in accordance with the terms hereof, (c) the execution and delivery by the Company of this Agreement, the performance and compliance by the Company of its obligations herein and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, (d) this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles and (e) neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Investor Restated Charter or Investor Bylaws (each, as defined in the Investment Agreement) or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4(a) of the Investment Agreement and the Investor Stockholder Approvals (as defined in the Investment Agreement) are duly obtained in accordance with the Delaware General Corporation Law, (x) violate any (1) law or (2) order, in either case, applicable to the Company or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation to which Investor is a party, or by which it or any of its properties or assets may be bound or affected.

Section 11.2         Representations and Warranties of JH Capital. JH Capital represents and warrants that (a) it is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) it has full limited liability company power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby, (c) the execution and delivery by JH Capital of this Agreement, the performance and compliance by JH Capital with its obligations herein and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of JH Capital, (d) this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally and by general equitable principles and (e) neither the execution and delivery by JH Capital of this Agreement nor the consummation by JH Capital of the transactions contemplated hereby, nor compliance by JH Capital with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of formation or the limited liability company agreement of JH Capital or any of the subsidiaries of JH Capital (the “JH Capital Subsidiaries”) or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) of the Investment Agreement are duly obtained in accordance with applicable law, (x) violate any (1) law or (2) order, in either case, applicable to JH Capital or any of the JH Capital Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of JH Capital or any of the JH Capital Subsidiaries under, any of the terms, conditions or provisions of any contract to which JH Capital or any of the JH Capital Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

27

Section 11.3         Representations and Warranties of the JH Capital Unitholders. Each JH Capital Unitholder, severally and not jointly, represents and warrants that (a) if such JH Capital Unitholder is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (b) it has full organizational power and authority (or, in the case of any JH Capital Unitholder that is a natural person, the legal capacity) perform and comply with each of its obligations hereunder, and to consummate the transactions contemplated hereby, (c) the execution and delivery by such JH Capital Unitholder of this Agreement, the performance and compliance by such JH Capital Unitholder with its obligations herein and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary organization action on the part of such JH Capital Unitholder, (d) this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by laws affecting the enforcement of creditors’ rights generally and by general equitable principles, and (e) neither the execution and delivery by such JH Capital Unitholder of this Agreement, nor the consummation by such JH Capital Unit Holder of the transactions contemplated hereby, nor compliance by such JH

Capital Unit Holder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of such JH Capital Unitholder or (ii) assuming that the authorizations, Consents and approvals referred to in Section 3.4(a) of the Investment Agreement are duly obtained in accordance with applicable law, (x) violate any (1) law or (2) order, in either case, applicable to such JH Capital Unitholder or any of its respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such JH Capital Unitholder under, any of the terms, conditions or provisions of any contract to which such JH Capital Unitholder is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 11.4         Additional JH Capital Unitholders. To the extent a JH Capital Unitholder validly transfers any or all of such Class B Units (together with the required number of shares of Class B Common Stock) to another Person in a transaction in accordance with, and not in contravention of, the New Operating Agreement, then such transferee (each, a “Permitted Transferee”) shall execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a JH Capital Unitholder hereunder. To the extent JH Capital issues Class B Units in the future (other than to the Company), then the holder of such Class B Units shall have the right to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such holder shall become a JH Capital Unitholder hereunder.

28

Section 11.5         Addresses and Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to JH Capital or any JH Capital Unitholder, to:

[          ]
[   ]

[   ]

Attention:       [   ]
Telephone No:  [   ]
Facsimile:  [   ]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention:  Sven Mickisch
Telephone No.:  (212) 735-3554
Facsimile: (917) 777-3554

and

Advisors LLP

11911 San Vicente Blvd Suite 265

Los Angeles CA 90049

Attention:  Leigh Morris
Telephone No.:  (310) 472-4111
Facsimile: (310) 472-5433

if to the Company, to:

[          ]
[   ]

[   ]

Attention:       [   ]
Telephone No:  [   ]
Facsimile:  [   ]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Alexander Johnson
Telephone No.: (212) 918-3030
Facsimile: (212) 918-3100

(a)          If to any JH Capital Unitholder, to the address and other contact information set forth in the records of JH Capital from time to time.

29

The Company or JH Capital may designate, by notice to all of the JH Capital Unitholders, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees. JH Capital Unitholders may designate, by notice to the Company and JH Capital, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 11.6         Further Assurances. The parties shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary from time to time to make effective this Agreement and the transactions contemplated herein.

Section 11.7         Termination. This Agreement shall terminate and be of no further force or effect when no Class B Units remain outstanding.

Section 11.8         Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein) and therein), the other Transaction Agreements, the Side Letter, the Confidentiality Agreement and any other agreements entered into contemporaneously and in connection herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) this Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns (including any Permitted Transferees that have executed a joinder to this Agreement). Furthermore, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns (including any Permitted Transferees that have executed a joinder to this Agreement).

Section 11.9         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 11.10         Amendment; Waivers. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the Company, the JH Capital and the Class B Unitholders with respect to any of the terms contained herein. Any waiver of any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or waiver of compliance with any of the covenants or agreements contained in this Agreement must be made in writing by the party granting such waiver. Except as required by applicable law, no waiver of this Agreement shall require the approval of the stockholders or members of either of the Company or JH Capital, unless any such stockholder or member is a party hereto, in which case the approval required by the second sentence of this Section 3.10 shall be required. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

30

Section 11.11         Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware of, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 3.5. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.12         Tax Treatment. For purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, this Agreement shall be treated as part of the New Operating Agreement of JH Capital as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. An Exchange under this Agreement is intended to constitute a taxable transaction pursuant to Section 1001 of the Code and no party shall file any tax return or otherwise take any position in any tax audit or proceeding inconsistent with such intended tax treatment.

Section 11.13         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

31

Section 11.14         Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 11.15         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

32

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

JH CAPITAL GROUP HOLDINGS, LLC

By:
Name:
Title:

JH Capital Group Holdings, Inc.

By:
Name:
Title:

[Signature Page to Exchange Agreement]

CLASS B MEMBERS:

JACOBSEN CREDIT HOLDINGS, LLC

By:
Name:
Title:

KRAVETZ CAPITAL FUNDING LLC

By:
Name:
Title:

CREDIT CONTROL Holdings, INC.

By:
Name:
Title:

Next Level Finance Partners LLC

By:
Name:
Title:

[Signature Page to Exchange Agreement]

EXHIBIT A

FORM OF
ELECTION OF EXCHANGE

JH Capital Group Holdings, LLC
[Address 1]
[Address 2]
Attention: [●]

Reference is hereby made to the Exchange Agreement, dated as of [●], 2017 (as amended from time to time in accordance with its terms, the “Exchange Agreement”), by and among JH Capital Group Holdings, Inc., JH Capital Group Holdings, LLC, Jacobson Credit Holdings, LLC, Kravetz Capital Funding LLC, Next Level Finance Partners LLC and Credit Control Holdings, Inc. and such other holders of Class B Units from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

Effective as of the Date of Exchange set forth below, the undersigned JH Capital Unitholder hereby transfers to JH Capital the number of Class B Units set forth below in Exchange for shares of Class A Common Stock to be issued in its name as set forth below, or, at the option of JH Capital, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the Exchange Agreement. The undersigned hereby acknowledges that the Exchange of Class B Units shall include the automatic cancellation of an equal number of outstanding shares of Class B Common Stock beneficially owned by the undersigned.

Legal Name of JH Capital Unitholder:

Address:

Number of Class B Units to be Exchanged:

Date of Exchange:

Cash Exchange Payment instructions:

If the JH Capital Unitholder desires the shares of Class A Common Stock be settled through the facilities of The Depositary Trust Company (“DTC”), please indicate the account of the DTC participant below.

If the JH Capital Unitholder desires the shares of Class A Common Stock be settled through the delivery of certificates to the JH Capital Unitholder or its designee, please indicate the following:

1

Legal Name for Certificates:

Address for Delivery of Certificates:

The undersigned hereby represents and warrants that (i) the undersigned has all requisite power and authority (or, in case the undersigned is a natural person, the legal capacity) to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the undersigned has good and marketable title to its Class B Units and shares of Class B Common Stock that are subject to this Election of Exchange, and such Class B Units and shares of Class B Common Stock are being transferred to JH Capital free and clear of any Lien; and (iv) no consent, approval, authorization, order, registration or qualification of, or any notice to or filing with, any third party or any court or governmental agency or body having jurisdiction over the undersigned or the Class B Units or shares of Class B Common Stock subject to this Election of Exchange is required to be obtained or made by the undersigned for the transfer of such Class B Units or shares of Class B Common Stock.

The undersigned hereby irrevocably constitutes and appoints any officer of the Company or JH Capital, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby, including to transfer to JH Capital or the Company the Class B Units and the shares of Class B Common Stock subject to this Election of Exchange and to deliver to the undersigned the cash or the shares of Class A Common Stock to be delivered in Exchange therefor.

2

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

3

EXHIBIT B

[FORM OF]
JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is a joinder to the Exchange Agreement, dated as of [?], 2016, by and among JH Capital Group Holdings, Inc., JH Capital Group Holdings, LLC, Jacobson Credit Holdings, LLC, Kravetz Capital Funding LLC, Credit Control Holdings, Inc., Next Level Finance Partners LLC and such other holders of Class B Units from time to time party thereto. Capitalized terms used but not defined in this Joinder Agreement shall have the meanings given to them in the Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. In the event of any conflict between this Joinder Agreement and the Agreement, the terms of this Joinder Agreement shall control.

The undersigned hereby joins and enters into the Agreement having acquired Class B Units. By signing and returning this Joinder Agreement to the Company and JH Capital, the undersigned (i) accepts and agrees to be bound by and subject to all of the terms and conditions of and agreements of a JH Capital Unitholder in the Agreement, with all attendant rights, duties and obligations of a JH Capital Unitholder thereunder and (ii) makes, as of the date hereof, each of the representations and warranties of a JH Capital Unitholder in Section 3.3 of the Agreement as fully as if such representations and warranties were set forth herein. The parties to the Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Agreement by the undersigned and, upon receipt of this Joinder Agreement by the Company and JH Capital, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Agreement.

Name:

Address for Notices:	With copies to:

Attention:

iv

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Joinder Agreement to be executed and delivered by the undersigned or by its duly authorized attorney.

By:
Name:
Title:

Acknowledged as of ___, 20___:

JH Capital Group Holdings, Inc.

By:
Name:
Title:

[JH CAPITAL UNITHOLDER]

By:
Name:
Title:

v

Exhibit D

Form of Tax Receivable Agreement

TAX RECEIVABLE AGREEMENT

AMONG

JH Capital Group Holdings, Inc.,

JH CAPITAL GROUP HOLDINGS, LLC

AND

THE PARTIES LISTED ON SCHEDULE 1 HERETO

Dated as of [ ], 2017

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [ ] 2017, is hereby entered into by and among JH Capital Group Holdings, Inc., a Delaware corporation (the “Company”), JH Capital Group Holdings, LLC, a Delaware limited liability company (“JH Capital”), and each of the parties listed on Schedule 1 hereto (the “Class B Members,” together with each other Person who becomes a party hereto as permitted by Section 7.6, the “TRA Parties”).

RECITALS

WHEREAS, immediately prior to the execution and delivery of the Investment Agreement (as defined below), the Limited Liability Company Agreement of JH Capital, dated as of December 6, 2016, was amended and restated (as so amended and restated, the “Amended Operating Agreement”) to provide for among other things, (a) the withdrawal of Douglas Jacobsen (“Mr. Jacobsen”) as a member of JH Capital; (b) the admission of Jacobsen Credit Holdings, LLC, a Delaware limited liability company and an entity controlled by Mr. Jacobsen (“Jacobsen Holdings”) as a member of JH Capital, and, in connection therewith, the issuance of Membership Interests (as defined in the LLC Agreement (as defined below)) to Jacobsen Holdings in accordance with the terms of the Amended Operating Agreement; and (c) Jacobsen Holdings’ contribution of all of its interests in JH Portfolio Debt Equities, LLC to JH Capital, which in turn contributed all of such interests in JH Portfolio Debt Equities, LLC to JHCG Holdings LLC, a wholly-owned Subsidiary of JH Capital;

WHEREAS, immediately following the execution and delivery of the Amended Operating Agreement, JH Capital entered into an Investment Agreement, dated as of June [28], 2017 (the “Investment Agreement”), by and among JH Capital, the Founding Members and Easterly Acquisition Corp., a Delaware corporation (“Easterly”), as the predecessor to the Company;

WHEREAS, prior to the execution and delivery of this Agreement and in connection with the Closing, the Founding Members and JH Capital effected an internal reorganization of JH Capital, pursuant to which (a) the following entities and each of their direct and indirect Subsidiaries became principally owned, directly or indirectly, by JH Capital: Credit Control, LLC, Century DS, LLC, New Credit America, LLC and CreditMax Holdings, LLC; (b) without duplication of the companies referenced in clause (a), the direct and indirect Subsidiaries of Next Level Finance Partners LLC (“Next Level”) became principally owned, directly or indirectly, by JH Capital, and (c) the Amended Operating Agreement was amended and restated (as so amended and restated, the “Prior Operating Agreement”) to provide for among other things, the admission of Kravetz Capital Funding LLC, a California limited liability company (“KCF”), Credit Control Holdings, Inc., a Delaware corporation (“New Credit Control”), and Next Level as members of JH Capital, and, in connection therewith, the issuance of Membership Interests to KCF, New Credit Control and Next Level in accordance with the terms of the Prior Operating Agreement;

WHEREAS, each of the Class B Members set forth on Schedule 1 hereto hold membership interests in JH Capital designated as Class B Units (the “Class B Units”);

WHEREAS, in connection with the transaction contemplated by the Investment Agreement, at the Closing, (a) Easterly, JH Capital and the Class B Members amended and restated the Prior Operating Agreement (as so amended and restated, the “LLC Agreement”) and (b) the Company, JH Capital and the Class B Members entered into an Exchange Agreement (the “Exchange Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Class B Members party thereto are entitled to exchange their respective Class B Units in JH Capital for, at the option of JH Capital, (i) the number of Class A Common Shares (as defined in the LLC Agreement) of the Company specified in the Exchange Agreement or (ii) the cash equivalent of such Class A Common Shares specified in the Exchange Agreement (any such exchange, a “Direct Exchange”);

WHEREAS, JH Capital is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, the Company is classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, the Company is the managing member of JH Capital and is the sole owner of voting Class A Units of JH Capital (the “Class A Units”);

WHEREAS, pursuant to the Investment Agreement, the Company contributed the Investment Amount (as defined in the Investment Agreement) to JH Capital on the date hereof in exchange for Class A Units in a transaction described in Section 721 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i);

WHEREAS, JH Capital and each of its direct and indirect Subsidiaries treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code (a “Section 754 Election”) at the times prescribed by Section 6.4 of this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Company may be affected by the Tax Assets (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Tax Assets on the actual liability for Taxes of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

2

ARTICLE I

DEFINITIONS

Section 1.1               Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Company and (ii) without duplication, JH Capital, but only with respect to U.S. federal income Taxes imposed on JH Capital and allocable to the Company for such Taxable year; provided that the actual liability for Taxes described in clauses (i) and (ii) shall be calculated assuming deductions of (and other impacts of) state, local and foreign taxes are excluded.

“Advisory Firm” means any national accounting firm or any national law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board.

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Company to the applicable TRA Party and all supporting schedules and work papers were, subject to typical assumptions and qualifications, prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the TRA Party.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of LIBOR plus 300 basis points.

“Agreement” is defined in the Preamble hereto.

“Amended Operating Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Attributable” means, with respect to any TRA Party, the portion of any Realized Tax Benefit that is “attributable” to such TRA Party, which shall be determined by reference to the Tax Assets giving rise to the Realized Tax Benefit under the following principles:

(i)       Any Realized Tax Benefit arising from a deduction to the Company with respect to a Taxable Year for the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) in respect of a Basis Adjustment resulting from an Exchange is Attributable to the TRA Party to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the TRA Party bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by all the TRA Parties.

3

(ii)       Any Realized Tax Benefit arising from a deduction to the Company with respect to a Taxable Year for Depreciation with respect to an Original Depreciable Asset is Attributable to the TRA Party to the extent that the ratio of the number of Class B Units held by such TRA Party on the Effective Date bears to the total number of outstanding Class B Units on the Effective Date.

(iii)       Any Realized Tax Benefit in respect of a Basis Adjustment, which Realized Tax Benefit arises from the disposition of a Reference Asset, is Attributable to the TRA Party to the extent that the ratio of all Basis Adjustments (to the extent not previously giving rise to Realized Tax Benefits) resulting from all Exchanges by the TRA Party with respect to such Reference Asset bears to the aggregate of all Basis Adjustments (to the extent not previously giving rise to Realized Tax Benefits) with respect to such Reference Asset.

(iv)       Any Realized Tax Benefit arising from a deduction to the Company with respect to a Taxable Year in respect of Imputed Interest is Attributable to the TRA Party that is required to include that Imputed Interest in income (without regard to whether such TRA Party is actually subject to tax thereon).

(v)       In the case of a Basis Adjustment arising under Section 734(b) of the Code with respect to an Exchange, depreciation, amortization or other similar deductions for recovery of cost of basis shall constitute “Depreciation” only to the extent that such depreciation, amortization or other similar deductions may produce a Realized Tax Benefit (and not to the extent that such depreciation, amortization or other similar deductions may be for the benefit of a Person other than the Company), as reasonably determined by the Company.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and any successor statute thereto.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Section 732 or 1012 of the Code (including in situations where, as a result of one or more Exchanges, JH Capital or a Flow-Through Subsidiary treated as a partnership for U.S. federal income tax purposes, as applicable, becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Section 734(b) or 743(b) of the Code (in situations where, following an Exchange, JH Capital or a Flow-Through Subsidiary treated as a partnership for U.S. federal income tax purposes, as applicable, remains in existence as an entity for U.S. federal income tax purposes), as a result of (1) an Exchange or (2) payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange shall be determined without regard to any Pre-Exchange Transfer and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

4

“Board” means the board of directors of the Company.

“Business Day” has the meaning set forth in the Investment Agreement.

“Change of Control” means the occurrence of any of the following events:

(i)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a Person owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares in the Company and (y) any Class B Member or any Affiliate of a Class B Member, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding voting securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a two-thirds (2/3) majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)	there is consummated a merger or consolidation of the Company with any other entity, and, immediately after the consummation of such merger or consolidation, the members of the Board immediately prior to the merger or consolidation do not constitute a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary of another entity, the ultimate parent thereof; or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

5

“Class A Common Shares” is defined in the LLC Agreement.

“Class B Members” is defined in the Preamble of this Agreement.

“Class B Units” is defined in the Recitals of this Agreement.

“Closing” has the meaning set forth in the Investment Agreement.

“Code” is defined in the Recitals of this Agreement.

“Combined State Tax Rate” means 13.6 percent.

“Company” is defined in the Preamble of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Return” means the U.S. federal income Tax Return of the Company filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” means, for a Taxable Year, the cumulative amount of Realized Tax Benefits for all Taxable Years of the Company, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Notice” is defined in Section 5.1 of this Agreement.

“Default Rate” means a per annum rate of LIBOR plus 600 basis points.

“Depreciation” is defined in the definition of “Attributable”; “Depreciable” shall have the correlative meaning.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Direct Exchange” is defined in the Recitals of this Agreement.

“Dispute” is defined in Section 7.8 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

6

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means a per annum rate, compounded annually, of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Easterly” is defined in the Preamble of this Agreement.

“Effective Date” means the date of this Agreement.

“Exchange” means (i) any Direct Exchange or (ii) any other transaction treated by JH Capital as an acquisition by the Company or JH Capital of Class B Units or equity interests in a Flow-Through Subsidiary and any actual or deemed (for U.S. federal income tax purposes) distribution by JH Capital, that results in an adjustment under Section 734(b) or 743(b) of the Code.

“Exchange Date” means the date of any Exchange.

“Expert” is defined in Section 7.9 of this Agreement.

“Flow-Through Subsidiary” means any of JH Capital’s direct and indirect Subsidiaries treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only if such indirect Subsidiaries are held in whole or in part through Subsidiaries treated as partnerships or disregarded entities).

“Founding Members” means Jacobsen Holdings, NJK Holding LLC and KCF.

“Hypothetical Federal Tax Liability” means, with respect to any Taxable Year, the liability for U.S. federal income Taxes of (i) the Company and (ii) without duplication, JH Capital, but only with respect to U.S. federal income Taxes imposed on JH Capital and allocable to the Company, in each case using the same methods, elections, conventions, and similar practices used on the relevant Corporate Return, but (A) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Non-Stepped Up Tax Basis as reflected on the Tax Basis Schedule, including amendments thereto, for the Taxable Year and (B) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided that the liability for Taxes described in clauses (i) and (ii) shall be calculated assuming deductions of (and other impacts of) state, local and foreign taxes are excluded. Hypothetical Federal Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item or attribute (or portions thereof) that is attributable to any Tax Assets (which shall include Tax items that would not be available for use but for the prior use of Tax items relating to Tax Assets with respect to which there was no Realized Tax Benefit).

“KCF” is defined in the Recitals of this Agreement.

7

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state or local Tax law with respect to the Company’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement.

“Investment Agreement” is defined in the Recitals of this Agreement.

“IRS” means the United States Internal Revenue Service.

“JH Capital” is defined in the Preamble of this Agreement.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” is defined in the Recitals of this Agreement.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Mr. Jacobsen” is defined in the Recitals of this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“New Credit Control” is defined in the Recitals of this Agreement.

“Next Level” is defined in the Recitals of this Agreement.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made, provided that, with respect to an Original Depreciable Asset, the Non-Stepped Up Tax Basis shall be assumed to be zero at all times.

“Non-TRA Portion” is defined in Section 2.2(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Original Depreciable Asset” means an asset that is Depreciable for U.S. federal income tax purposes and that is owned by JH Capital or any Flow-Through Subsidiary on the Effective Date. An Original Depreciable Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to an Original Depreciable Asset.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

8

“Pre-Exchange Transfer” means any transfer (including upon the death of a Class B Member) or distribution in respect of one or more Class B Units or equity interests in a Flow-Through Subsidiary treated as a partnership for U.S. federal income tax purposes, as applicable, (i) that occurs prior to an Exchange of such Class B Units or such equity interests and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the sum of (i) the excess, if any, of the Hypothetical Federal Tax Liability over the Actual Federal Tax Liability and (ii) the State Tax Benefit. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the sum of (i) the excess, if any, of the Actual Federal Tax Liability over the Hypothetical Federal Tax Liability and (ii) the State Tax Detriment. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.

“Reference Asset” means an asset that is held by JH Capital or by any Flow-Through Subsidiary (x) at the time of an Exchange or (y) that is an Original Depreciable Asset, regardless of whether held by JH Capital at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Tax Basis Schedule, (ii) a Tax Benefit Schedule or (iii) the Early Termination Schedule.

“Section 754 Election” is defined in the recitals of this Agreement.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“State Tax Benefit” means, for a Taxable Year, (x) the excess, if any, of the Hypothetical Federal Tax Liability over the Actual Federal Tax Liability, (y) multiplied by a fraction, the numerator of which is the Combined State Tax Rate, and the denominator of which is the highest tax rate specified in Section 11 of the Code.

“State Tax Detriment” means, for a Taxable Year, (x) the excess, if any, of the Actual Federal Tax Liability over the Hypothetical Federal Tax Liability, (y) multiplied by a fraction, the numerator of which is the Combined State Tax Rate, and the denominator of which is the highest tax rate specified in Section 11 of the Code.

9

“Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person (either directly or through or together with another direct or indirect Subsidiary of such Person) (i) owns a majority of the equity interests having ordinary voting power for the election of directors or trustees or other governing body, or (ii) otherwise controls the management, including through a Person’s status as general partner, manager or managing or administrative member of the entity.

“Tax Assets” means (i) the Basis Adjustments, (ii) the tax basis of the Original Depreciable Assets and (iii) Imputed Interest.

“Tax Basis Schedule” is defined in Section 2.1 of this Agreement.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Company as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable (and, therefore, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Effective Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” is defined in the Preamble of this Agreement.

“TRA Portion” is defined in Section 2.2(b) of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

10

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Company will have taxable income sufficient to fully utilize, without duplication, (i) the deductions arising from the Tax Assets during such Taxable Year and/or future Taxable Years (including Tax Assets that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (ii) any loss or credit carryovers generated by the deductions arising from any Tax Assets that are available as of the date of such Early Termination Date and that have not been previously utilized in determining a Tax Benefit Payment as of the date of such Early Termination Date, (2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and any other law as in effect on the Early Termination Date, (3) any non-amortizable asset owned by JH Capital or any Flow-Through Subsidiary on the Effective Date (for the avoidance of doubt, not including any Original Depreciable Asset) will be disposed of ratably by value over the period ending on the fifteenth anniversary of the Effective Date and any non-amortizable asset acquired by JH Capital or any Flow-Through Subsidiary after the Effective Date will be disposed of ratably by value over the period ending on the fifteenth anniversary of the date JH Capital or such Flow-Through Subsidiary acquired such asset, in each case, for the fair market value of the portion of such asset deemed to be disposed of, which shall be determined on the last day of the applicable year, in fully taxable transactions for Tax purposes; provided that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of the sale of the relevant asset (if earlier than such fifteenth anniversary), and (4) if, at the Early Termination Date, there are Class B Units that have not been Exchanged, then each such Class B Unit shall be deemed to be Exchanged for the amount of the Cash Exchange Payment (as defined in the Exchange Agreement) on such date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1     Tax Basis Schedule. Within forty-five (45) calendar days after the filing of the U.S. federal income tax return of the Company for each relevant Taxable Year, the Company shall deliver to each TRA Party a schedule (the “Tax Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each applicable party, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected in such Taxable Year, calculated (x) in the aggregate, (y) solely with respect to Exchanges by such TRA Party and (z) in the case of a Basis Adjustment under Section 734(b) of the Code solely with respect to the amount that is available to the Company in such Taxable Year, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable, (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, (v) the amounts characterized as Imputed Interest and (vi) the Interest Amount.

Section 2.2             Tax Benefit Schedule.

(a)       Tax Benefit Schedule. Within forty-five (45) calendar days after the filing of the U.S. federal income tax return of the Company for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment a portion of which is Attributable to a TRA Party, the Company shall provide to such TRA Party a schedule (a “Tax Benefit Schedule”) showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of such TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and components thereof Attributable to such TRA Party. Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

11

(b)       Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Company for such Taxable Year attributable to the Tax Assets, determined using a “with and without” methodology. The actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable for the Class B Units or other equity acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Tax Assets (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such respective portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion; and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The parties agree that (i) to the extent permitted by law, all payments under this Agreement attributable to Basis Adjustments (other than amounts accounted for as Imputed Interest under the Code) and other Tax Benefit Payments will (A) be treated as upward purchase price adjustments that give rise to Basis Adjustments to Reference Assets for the Company and (B) have the effect of creating Basis Adjustments to Reference Assets for the Company in the year of payment, and (ii) as a result, such Basis Adjustments will be incorporated into the then-current year calculation and into future year calculations, as appropriate. The parties further agree that amounts accounted for as Imputed Interest may give rise to additional Tax Benefit Payments in the then-current and/or future years.

Section 2.3              Procedures, Amendments.

(a)       Procedure. Every time the Company delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Company shall also (x) deliver to such TRA Party schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Company and the Advisory Firm in connection with a review of such Schedule. Without limiting the application of the preceding sentence, every time the Company delivers to a TRA Party a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Company shall deliver to such TRA Party the reasonably detailed calculation by the Company or the Advisory Firm of the applicable Hypothetical Federal Tax Liability and the applicable Actual Federal Tax Liability, as well as any other relevant work papers. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party has received the applicable Schedule or amendment thereto unless, in the case of a TRA Party, such TRA Party (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Company. If the Company and any objecting TRA Party, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Company of such Objection Notice, the Company and such TRA Party shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

12

(b)       Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Company (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified after the date the Schedule was provided to a TRA Party, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust an applicable Tax Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Company shall provide an Amended Schedule to each TRA Party within forty-five (45) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1               Payments.

(a)       Payments. Within fifteen (15) calendar days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a), subject to Sections 3.3 and 3.4, the Company shall pay such TRA Party for such Taxable Year an amount equal to the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b). The parties agree that no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments. Each final Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Party. The TRA Parties shall promptly inform the Company if a designated bank account is closed or if such TRA Party intends to designate a new bank account.

13

(b)       A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of (i) the Net Tax Benefit Attributable to such TRA Party and (ii) the Interest Amount with respect thereto. For Tax purposes, the Interest Amount payable on account of an Exchange shall not be treated as interest but instead shall be treated as additional consideration for the actual or deemed acquisition of Class B Units or other equity interests in Exchanges, unless otherwise required by law. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under Section 3.1(a) of this Agreement (excluding payments attributable to Interest Amounts). For the avoidance of doubt, no TRA Party shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” in respect of a TRA Party shall equal the interest that would be due on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year if such amount were treated as indebtedness for U.S. federal income tax purposes, which interest shall be calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Return with respect to Taxes for such Taxable Year until the date such unpaid amounts are paid. Notwithstanding the foregoing, unless the TRA Party elects to receive the lump-sum payment pursuant to the following sentence, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to the Class B Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing the assumptions described in clauses (1) and (3) of the definition of “Valuation Assumptions,” substituting, in each case, the terms “the date of a Change of Control” for an “Early Termination Date.” In connection with any Change of Control (other than a Change of Control caused solely by the electing TRA Party), at the election of a TRA Party, all obligations hereunder with respect to such TRA Party shall be accelerated, and such obligations shall be calculated as if an Early Termination Notice had been delivered by the Company on the date of such election. For the avoidance of doubt, such obligations shall include, but not be limited to, (1) the Early Termination Payment to such TRA Party (calculated as if an Early Termination Notice had been delivered by the Company on the date of such election), (2) any unpaid Tax Benefit Payment agreed to by the Company and such TRA Party as due and payable, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such TRA Party’s election; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Company pursuant to this sentence.

Section 3.2              No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Company’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the TRA Parties pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3              Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, if the aggregate amount of the Company’s tax benefit from the reduction in Tax liability as a result of the Tax Assets is limited in a particular Taxable Year because the Company does not have sufficient taxable income to fully utilize the Tax Assets, the limitation on the use of the Tax Assets shall be taken into account for the applicable TRA Parties in the same proportion as Tax Benefit Payments would have been made to the TRA Parties absent such limitation.

Section 3.4              Limitation on Tax Benefit Payments. Notwithstanding anything herein to the contrary, in connection with an Exchange, a Class B Member may elect, by written notice to the Company, that the aggregate Tax Benefit Payments in respect of such Exchange (other than amounts accounted for as Imputed Interest under the Code) shall not exceed 50% of the sum of (i) the cash, excluding any Tax Benefit Payments, and (ii) the Fair Market Value (as defined in the LLC Agreement) of the Class A Common Shares, in each case, received by such Class B Member on such Exchange.

14

ARTICLE IV

TERMINATION

Section 4.1               Early Termination and Breach of Agreement.

(a)       The Company may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Class B Units held (or previously held and Exchanged) by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt by each TRA Party of the Early Termination Payment and all other payments required to be paid to such TRA Party under this Agreement, and provided, further, that the Company (i) shall deliver an Early Termination Notice only if it is able to make all required Early Termination Payments at the time required by Section 4.3 and (ii) may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment to each TRA Party by the Company in accordance with this Section 4.1(a), neither the TRA Parties nor the Company shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Company, on the one hand, and a TRA Party, on the other, as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange by a TRA Party occurs after the Company makes the Early Termination Payments with respect to all TRA Parties, the Company shall have no obligations under this Agreement with respect to such Exchange.

(b)       In the event that the Company breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include (without duplication), but not be limited to, (i) the Early Termination Payments (calculated as if an Early Termination Notice had been delivered on the date of a breach), (ii) any Tax Benefit Payment in respect of a TRA Party agreed to by the Company and such TRA Party as due and payable but unpaid as of the date of a breach, and (iii) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Company pursuant to this sentence. Notwithstanding the foregoing, in the event that the Company breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within thirty (30) days after the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within thirty (30) days of the date such payment is due.

15

(c)       The parties hereby acknowledge and agree that the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable.

Section 4.2              Early Termination Notice. If the Company chooses to exercise its right of early termination under Section 4.1 above, the Company shall deliver to each TRA Party notice of such intention to exercise such right (the “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Company’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party has received such Schedule, or amendment thereto, unless the TRA Party, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Company with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the Company and such TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Company of the Material Objection Notice, the Company and the objecting TRA Party shall employ the Reconciliation Procedures with regard to the unresolved matters, in which case such Schedule becomes binding thirty (30) calendar days after the conclusion of the Reconciliation Procedures.

Section 4.3              Payment upon Early Termination.

(a)       Within fifteen (15) calendar days after agreement between a TRA Party and the Company of the Early Termination Schedule, the Company shall pay to such TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party.

(b)       “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate (using a mid-year convention) as of the date of delivery of the Early Termination Schedule, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Company beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied in respect of such TRA Party.

16

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1               Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Company to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment and enforcement to any principal, interest or other amounts due and payable in respect of any obligations in respect of secured indebtedness for borrowed money of the Company and its Subsidiaries (such obligations, “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Company that are not Senior Obligations. For purposes of this Agreement, the fact that an obligation under this Agreement is “subordinate and junior in right of payment and enforcement” to payments with regard to a Senior Obligation means that (i) unless and until the Company receives a notice from the holder of the Senior Obligation that the Company is in default in making a payment with regard to the Senior Obligation and should cease making payments under this Agreement (a “Default Notice”), the Company will make the payments under this Agreement when they are due, but (ii) after the Company receives a Default Notice with regard to the Senior Obligation, the obligation to make payments under this Agreement will continue to accrue for the benefit of the applicable TRA Parties and the Company will make such payments when it has made all payments due with regard to the Senior Obligation or the holder of the Senior Obligation has withdrawn the Default Notice.

Section 5.2              Late Payments by the Company. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI

Certain Covenants

Section 6.1               Participation in the Company’s and JH Capital’s Tax Matters. Except as otherwise provided herein, the Company shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company and JH Capital, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Company (a) shall notify a TRA Party of, and keep the TRA Party reasonably informed with respect to, the portion of any audit of the Company or JH Capital by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such TRA Party under this Agreement, (b) shall provide to each such TRA Party reasonable opportunity to provide information and other input to the Company, JH Capital and their respective advisors concerning the conduct of any such portion of such audit and (c) shall not settle or otherwise resolve such audit without the consent of such TRA Party, which consent such TRA Party shall not unreasonably withhold, condition or delay; provided, however, that the Company and JH Capital shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or the Exchange Agreement.

Section 6.2              Consistency. The Company, JH Capital and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including the Tax Assets and the Tax Benefit Payment) in a manner consistent with that specified by the Company in any Schedule required to be provided by or on behalf of the Company under this Agreement unless otherwise required by law or unless the Company or a TRA Party receives a written opinion from an Advisory Firm that reporting in such manner is more likely than not to result in an imposition of penalties pursuant to the Code. Any Dispute concerning such advice shall be subject to the terms of Section 7.9.

17

Section 6.3              Cooperation. Each of the Company and the TRA Parties shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of (i) making any determination or computation necessary or appropriate under this Agreement, (ii) preparing any Tax Return or (iii) contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Company shall reimburse each such TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section.

Section 6.4              Tax Elections. The Company shall cause JH Capital and each direct or indirect Subsidiary of JH Capital that is treated as a partnership for U.S. federal income tax purposes to have a Section 754 Election in effect no later than the first taxable year in which an Exchange takes place. If JH Capital or any of its Flow-Through Subsidiaries acquires an interest in an entity that is treated as a partnership for U.S. federal income tax purposes, the Company shall use its best efforts to cause such entity to file a Section 754 Election effective for each such entity’s taxable year in which such acquisition occurs, unless such entity already has a Section 754 Election in effect. None of JH Capital or any Flow-Through Subsidiary shall elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

Section 6.5              Future Indebtedness. If the Company or any of its Subsidiaries incurs any indebtedness after the Effective Date, the Company shall, and shall cause each Subsidiary to, use commercially reasonable efforts to ensure that such indebtedness does not prohibit, at any time in which no default or event of default thereunder has occurred and is continuing: (a) in the case of the Company, Tax Benefit Payments to be made in full when due, and (b) in the case of any Subsidiary of the Company, payments to be made directly or indirectly to the Company to enable the Company to make Tax Benefit Payments in full when due. The requirements of this Section 6.5 may be waived, in whole or in part, with the written consent of each of the TRA Parties.

ARTICLE VII

MISCELLANEOUS

Section 7.1              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

18

if to JH Capital, to:

[          ]

[ ]

[ ]

Attention:        [ ]

Telephone No: [ ]
Facsimile: [ ]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Attention: Sven Mickisch

Telephone No.: (212) 735-3554

Facsimile: (917) 777-3554

and

Advisors LLP

11911 San Vicente Blvd Suite 265

Los Angeles CA 90049

Attention: Leigh Morris

Telephone No.: (310) 472-4111

Facsimile: (310) 472-5433

if to the Company, to:

[          ]

[ ]

[ ]

Attention:        [ ]

Telephone No: [ ]

Facsimile: [ ]

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attention: Alexander Johnson

Telephone No.: (212) 918-3030

Facsimile: (212) 918-3100

19

(a)       If to any JH Capital Unitholder (as defined in the Exchange Agreement), to the address and other contact information set forth in the records of JH Capital from time to time.

The Company or JH Capital may designate, by notice to all of the JH Capital Unitholders, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees. JH Capital Unitholders may designate, by notice to the Company and JH Capital, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 7.2             Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile transmission or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Section 7.3             Entire Agreement; No Third Party Beneficiaries. (a) This Agreement, the LLC Agreement and the Exchange Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) this Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns (including any Person that has a executed a joinder to this Agreement).

Section 7.4             Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 7.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 7.6             Successors; Assignment; Amendments; Waivers.

(a)       A TRA Party may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement in the form of Exhibit A or such other form as mutually agreed by the relevant parties, agreeing to become a “a TRA Party” for all purposes of this Agreement, except as otherwise provided in such joinder.

(b)       No provision of this Agreement may be amended or waived unless such amendment or waiver is approved in writing by the Company and the TRA Parties who would be entitled to receive at least two-thirds (2/3) of an Early Termination Payment. Except as required by applicable law, no waiver of this Agreement shall require the approval of the stockholders or members of either of the Company or JH Capital, unless any such stockholder or member is a party to this Agreement, in which case the approval required by the first sentence of this Section 7.6(b) shall be required. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

20

(c)       All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 7.7             Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.8             Consent to Jurisdiction. Except for any disputes that are governed by Section 7.9 of this Agreement, each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware of, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 7.1. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

21

Section 7.9             Reconciliation. In the event that the Company and a TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 3.1, 4.2 or 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm (other than the Advisory Firm), and unless the Company and the TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Company or the TRA Party or other actual or potential conflict of interest. If the Company and the TRA Party are unable to agree on an Expert within thirty (30) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Tax Basis Schedule or an amendment thereto, the Early Termination Schedule or an amendment thereto or a Tax Benefit Schedule or an amendment thereto within thirty (30) calendar days or as soon thereafter as is reasonably practicable, in each case, after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Company except as provided in clause (ii) of the next sentence. The Company and the TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position in all material respects, in which case the Company shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Company’s position in all material respects, in which case the TRA Party shall reimburse the Company for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 or whether the Expert has adopted a party’s position in all material respects shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Company and the TRA Party and may be entered and enforced in any court having jurisdiction.

Section 7.10             Withholding. The Company shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide the Company with any applicable tax forms and certifications reasonably requested by the Company in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11             Admission of the Company into a Consolidated Group; Transfers of Corporate Assets.

(a)       If the Company becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

22

(b)       If the Company transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which it does not file a consolidated Tax Return pursuant to Section 1501 of the Code, the Company shall be treated, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership allocated to such partner.

Section 7.12            Confidentiality. Each TRA Party and each of their assignees acknowledge and agree that the information of the Company and JH Capital is confidential and, except in the course of performing any duties as necessary for the Company and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to or in connection with this Agreement, of the Company and its Affiliates and successors, concerning the Company and its Affiliates and successors or the TRA Parties, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (a) any information that has been made publicly available by the Company or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community, (b) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns or (c) any disclosure required by law applicable to a TRA Party or its direct or indirect parent company, or by the rules of any securities exchange or quotation system on which securities of the TRA Party or a direct or indirect parent company are listed or quoted. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, the tax treatment and tax structure of the Company, JH Capital and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Party relating to such tax treatment and tax structure.

Section 7.13            LLC Agreement. For purposes of the Code, and the Treasury Regulations promulgated thereunder, this Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder.

Section 7.14            Specific Performance. Each of the Company, JH Capital and the TRA Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that each of the Company, JH Capital and the TRA Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the transactions contemplated herein) in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

23

Section 7.15            Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party (or its direct or indirect owners) to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or could have other material adverse tax consequences to such TRA Party or any direct or indirect owner of such TRA Party, then at the written election of such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner reasonably determined by such TRA Party, provided that such amendment (i) shall not result in an increase in payments under this Agreement at any time as compared with the amounts and times of payments that would have been due in the absence of such amendment and (ii) shall not affect the tax treatment of any other TRA Party with regard to this Agreement or payments received hereunder.

Section 7.16            Further Assurances. Each TRA Party shall execute, deliver, acknowledge and file such further agreements and instruments and take such other actions as may be reasonably necessary from time to time to make effective this Agreement and the transactions contemplated herein.

[The remainder of this page is intentionally blank]

24

IN WITNESS WHEREOF, the Company, JH Capital and each Class B Member have duly executed this Agreement as of the date first written above.

JH Capital Group Holdings, Inc.

By:
Name:
Title:

JH CAPITAL GROUP HOLDINGS, LLC

By:
.	Name:
Title:

JACOBSEN CREDIT HOLDINGS, LLC

By:
Name:
Title:

KRAVETZ CAPITAL FUNDING LLC

By:
Name:
Title:

CREDIT CONTROL Holdings, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Next Level Finance PArtners LLC

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]

Exhibit A
Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of [●], by and between JH Capital Group Holdings, Inc., a Delaware corporation (the “Company”) and [●] (“Permitted Transferee”).

WHEREAS, on [●], Permitted Transferee acquired (the “Acquisition”) from [●] (“Transferor”) Class B Units and/or the right to receive payments that may become due and payable under the Tax Receivable Agreement, which are described in greater detail in Annex A to this Joinder; and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [●], 2017, by and among the Company and each Class B Member (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 2 Joinder. Permitted Transferee hereby acknowledges and agrees to become a TRA Party for all purposes of the Tax Receivable Agreement.

Section 3 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 4 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principals thereof that would mandate the application of the laws of another jurisdiction.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address, fax and email for notices:

JH Capital Group Holdings, Inc.

By:
Name:
Title:

Signature Page to Joinder Agreement

Annex A

Schedule 1

List of Class B Members

Jacobsen Credit Holdings, LLC

Kravetz Capital Funding LLC

Credit Control Holdings, Inc.

Next Level Finance Partners LLC

Exhibit E

Form of Registration Rights Agreement

REGISTRATION RIGHTS AGREEMENT 1

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [__], 2017, is made and entered into by and among JH Capital Group Holdings, Inc., a Delaware corporation (the “Corporation”), and the Holders (as defined herein).

RECITALS:

WHEREAS, Easterly Acquisition Corp., a Delaware corporation (“Easterly”), the predecessor to the Corporation, is a party to that certain Investment Agreement, dated as of June [28], 2017 (the “Investment Agreement”), by and among Easterly, JH Capital Group Holdings, LLC, a Delaware limited liability company (“JH Capital”), Jacobsen Credit Holdings, LLC, a Delaware limited liability company, NJK Holding LLC, a Delaware limited liability company, and Kravetz Capital Funding LLC, a California limited liability company;

WHEREAS, in accordance with and subject to the terms and conditions of the Investment Agreement, at the Closing, the Corporation, JH Capital and the Holders as of the date hereof entered into an Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, the Holders party thereto are entitled to exchange their respective Class B Units in JH Capital for, at the option of JH Capital, (i) the transfer by JH Capital (or at the option of the Corporation, the issuance by the Corporation) of the number of shares of the Class A Common Stock, par value $0.0001 per share, of the Corporation (the “Class A Common Stock”) specified in the Exchange Agreement or (ii) a payment by JH Capital of the cash equivalent of such shares of Class A Common Stock; and

WHEREAS, the Corporation desires to provide the Holders with registration rights with respect to the shares of Class A Common Stock that are issued upon the exchange of Class B Units pursuant to the Exchange Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Corporation and the Holders agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

1.1.1           “Additional Holder” shall have the meaning given in subsection 6.2.1.

1 The parties to the Investment Agreement agree that if there are any Mezzanine Lenders (as defined in the Investment Agreement) participating in a Mezzanine Exchange (as defined in the Investment Agreement) at the Closing, then this Agreement will be revised at or prior to the Closing to add such Mezzanine Lenders as parties to this Agreement.

1.1.2           “Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board (upon the advice of legal counsel) (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Corporation has a bona fide business purpose for not making such information public.

1.1.3           “Agreement” shall have the meaning given in the Preamble.

1.1.4           “Block Trade” shall have the meaning given in subsection 2.1.4.

1.1.5           “Board” shall mean the Board of Directors of the Corporation.

1.1.6           “Business Day” has the meaning set forth in the Investment Agreement.

1.1.7           “Closing” shall have the meaning given to such term in the Investment Agreement.

1.1.8           “Commission” shall mean the Securities and Exchange Commission.

1.1.9           “Class A Common Stock” shall have the meaning given in the Recitals hereto.

1.1.10         “Common Stock” shall mean Class A Common Stock or any other class or series of common equity securities of the Corporation (other than Investor Class B Common Stock (as defined in the Investment Agreement)).

1.1.11         “Class B Unit” shall have the meaning given to such term in the Investment Agreement.

1.1.12         “Corporation” shall have the meaning set forth in in the Preamble.

1.1.13         “Demand Registration” shall have the meaning given in subsection 3.1.1.

1.1.14         “Demanding Holders” shall have the meaning given in subsection 3.1.1.

1.1.15         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.1.16         “Exchange Agreement” shall have the meaning given in the Recitals.

1.1.17         “Holder” shall mean each holder of one or more Class B Units that is a party hereto as of the date hereof or which becomes a party to this Agreement pursuant to subsection 6.2.1.

1.1.18         “JH Capital” shall have the meaning given to such term in the Recitals.

1.1.19         “Investment Agreement” shall have the meaning given to such term in the Recitals.

2

1.1.20         “LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of JH Capital, dated as of the date hereof, as the same may be further amended or restated from time to time.

1.1.21         “Maximum Number of Securities” shall have the meaning given in subsection 3.2.2.

1.1.22          “Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement, preliminary Prospectus or Prospectus, or necessary to make the statements in a Registration Statement, preliminary Prospectus or Prospectus, in the light of the circumstances under which they were made, not misleading.

1.1.23         “Permitted Transferee” means any transferee of a Class B Unit, the transfer of which was permitted by the LLC Agreement, or share of Class A Common Stock for which any such Class B Units have been exchanged in accordance with the Exchange Agreement after the date hereof.

1.1.24         “Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity.

1.1.25         “Piggy-back Registration” shall have the meaning given in subsection 3.2.1.

1.1.26         “Pro Rata” shall mean the proportion calculated by dividing the respective number of Registrable Securities that each Demanding Holder has requested be included in a Registration and the aggregate number of Registrable Securities that the Demanding Holders collectively requested be included in such Registration.

1.1.27         “Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

1.1.28         “Registrable Security” shall mean shares of Class A Common Stock that may be acquired by each Holder in exchange for (i) Class B Units pursuant to the Exchange Agreement or (ii) any securities issued or issuable with respect to any such shares by way of a stock dividend or stock split or in connection with a combination of stock, acquisition, recapitalization, consolidation, reorganization, stock exchange, stock reconstruction and amalgamation or contractual control arrangement with, purchasing all or substantially all of the assets of, or engagement in any other similar transaction; provided, however, that, as to any particular Registrable Security, once issued such securities shall cease to be Registrable Securities when: (a) such securities shall have been sold or distributed in accordance with a Registration Statement or Rule 144 under the Securities Act; (b) such securities shall have ceased to be outstanding; (c) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction or (d) such securities have been repurchased by the Corporation. No Registrable Securities may be registered under more than one Registration Statement at any one time.

3

1.1.29         “Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

1.1.30         “Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)          all registration, qualification and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(b)          fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)          printing, messenger, telephone and delivery expenses;

(d)          reasonable fees and disbursements of counsel for the Corporation;

(e)          reasonable fees and disbursements of all independent registered public accountants of the Corporation incurred specifically in connection with such Registration; and

(f)          reasonable fees and expenses of one (1) counsel designated by the holders of a majority of the Registrable Securities included in such Registration.

1.1.31         “Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

1.1.32         “Requesting Holder” shall have the meaning given in subsection 3.1.1.

1.1.33         “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

1.1.34          “Shelf Effective Date shall have the meaning given in subsection 2.1.1.

1.1.35         “Shelf Registration Statement” shall have the meaning given in subsection 2.1.1.

1.1.36         “Shelf Supplement” shall have the meaning given in subsection 2.1.2.

1.1.37         “Shelf Takedown” shall have the meaning given in subsection 2.1.2.

4

1.1.38         “Shelf Takedown Notice” shall have the meaning given in subsection 2.1.2.

1.1.39         “Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

1.1.40         “Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Corporation are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE 2

SHELF REGISTRATION

2.1           Shelf Registration Statement.

2.1.1       As promptly as reasonably practicable following the Closing but in any event within fifteen (15) days following the Closing, the Corporation shall (i) prepare and file with the Commission a Registration Statement (the “Shelf Registration Statement”) that provides for the resale of all Registrable Securities then held by or issuable to the Holders (including any Registrable Securities that any Holder may be entitled to receive upon any Exchange (as defined in the Exchange Agreement) of any Class B Units in accordance with the terms and subject to the conditions set forth in the Exchange Agreement) for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act or any successor rule thereto and (ii) use its reasonable best efforts and act in good faith to cause the Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter (the date the Shelf Registration Statement is declared effective by the Commission being the “Shelf Effective Date”), but in any event not later than the earlier of (a) forty-five (45) days (or ninety (90) days if the Commission notifies the Corporation that it will “review” the Registration Statement) after the Closing and (b) the fifth (5th) Business Day after the date the Corporation is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review. The plan of distribution contained in a Shelf Registration Statement (or related Shelf Supplement) shall be in the form attached as Exhibit A hereto, unless otherwise determined by the Holders. The Corporation shall prepare and file with the Commission such amendments, post-effective amendments and supplements, including Shelf Supplements, to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities subject thereto for a period ending on the earlier of thirty-six (36) months after effective date of such Registration Statement and the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement or cease to be Registrable Securities.

5

2.1.2           At any time that the Shelf Registration Statement is effective, if a Holder of Registrable Securities covered by the Shelf Registration Statement delivers a notice to the Corporation (a “Shelf Takedown Notice”) stating that the holder intends to effect an offering of all or part of its Registrable Securities included in the Shelf Registration Statement (a “Shelf Takedown”) and the Corporation is eligible to use the Shelf Registration Statement for such Shelf Takedown, then the Corporation shall take all actions reasonably required, including amending or supplementing (a “Shelf Supplement”) the Shelf Registration Statement, to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. Each Shelf Takedown Notice shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. Except as set forth in subsections 2.1.3 and 2.1.4, the Corporation shall not be obligated to effect requests set forth in a Shelf Takedown Notice through an Underwritten Offering.

2.1.3           A majority-in-interest of the Holders initiating any Shelf Takedown shall have the right to demand an offering in the form of an Underwritten Offering if the gross proceeds of such offering is reasonably expected to exceed $25,000,000 in the aggregate. If any Shelf Takedown is an Underwritten Offering, the holders of a majority of the Registrable Securities participating in such Underwritten Offering shall have the right to select the managing Underwriter or Underwriters to administer the offering related to such Shelf Takedown, subject to the consent of the Corporation, which consent shall not be unreasonably withheld.

2.1.4           If a Holder of Registrable Securities wishes to engage in an underwritten block trade off a Shelf Registration Statement (a “Block Trade”), then such Holder shall notify the Corporation of such Block Trade not less than five (5) Business Days prior to the day such offering is to commence. The Corporation shall use its reasonable best efforts to facilitate and consummate such offering (which may close as early as three (3) Business Days after the date it commences); provided that the Holder shall use its reasonable best efforts to work with the Corporation and the Underwriters prior to making such request in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade. The Corporation shall, at the request of the Holder, file any prospectus supplement or any post-effective amendments and otherwise take any reasonable action necessary to include therein all disclosure and language deemed necessary or advisable by the Holder to effect such Block Trade. A Holder of Registrable Securities shall be entitled to engage in underwritten Block Trades without any limitation based on the expected proceeds of such transaction; provided, however, that the applicable Holder(s) shall (i) be entitled to two underwritten Block Trades representing gross proceeds of less than $25,000,000 each under this Agreement with all reasonable fees and expenses paid for by the Corporation as otherwise set forth herein and (ii) to the extent that, in any period of twelve (12) consecutive months there are more than two (2) underwritten Block Trades representing gross proceeds of less than $25,000,000, the applicable Holder(s) shall reimburse the Corporation for the reasonable fees and expenses of the Corporation’s independent registered public accountants and counsel for the Corporation incurred in connection with any such additional underwritten Block Trades.

2.1.5           Price and Underwriting Discounts. In the case of an underwritten Shelf Takedown or Block Trade, the price, underwriting discount and other financial terms of the underwriting agreement for the Shelf Takedown or Block Trade shall be determined by the holders of a majority of the Registrable Securities included in such Underwritten Offering.

6

2.1.6           Restrictions on Shelf Takedowns. The Corporation may postpone for up to thirty (30) days the filing of any Shelf Supplement (i) if the Shelf Supplement or related Registration Statement is required under applicable law, rule or regulation to contain (a) financial statements that are unavailable to the Corporation for reasons beyond the Corporation’s control or (b) audited financial statements as of a date other than the Corporation’s fiscal year end (unless the Holders requesting the Shelf Takedown or Block Trade agree to pay the reasonable expenses of this audit), or (ii) if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Shelf Supplement would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Corporation’s debt or equity securities, (y) require the Corporation to make an Adverse Disclosure or (z) render the Corporation unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the holders of a majority-in-interest of the Registrable Securities initiating a Shelf Takedown shall be entitled to withdraw such request and, if such request is withdrawn, such Shelf Takedown shall not count as one of the permitted Shelf Takedowns for the purposes of subsection 2.1.3 and the Corporation shall pay all Registration Expenses in connection with such Shelf Takedown, if any. The Corporation may delay a Shelf Takedown hereunder twice in any period of twelve (12) consecutive months.

ARTICLE 3

DEMAND AND PIGGYBACK REGISTRATION RIGHTS

3.1          Demand Registration Rights.

3.1.1           Request for Registration. If at any time the Shelf Registration Statement is not effective or otherwise available to the Holders (except for any unavailability resulting from information supplied by or on behalf of a Holder for use in the Shelf Registration Statement being incorrect or incomplete), the Holders shall have the registration rights set forth in this Section 3.1. Subject to the provisions of Sections 3.3 and 4.4, any Holders holding Registrable Securities having an aggregate value of not less than $25,000,000 (based on then current market price of such Registrable Securities) (the “Demanding Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Corporation shall, within ten (10) days of the Corporation’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Corporation, in writing within five (5) days after the receipt by the Holder of the notice from the Corporation. Upon receipt by the Corporation of any such written notification from the Requesting Holder(s) to the Corporation, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Corporation shall, not more than forty five (45) days after the Corporation’s receipt of the Demand Registration, file a Registration Statement with respect to all Registrable Securities requested by the Demanding Holders and Requesting Holder(s) pursuant to such Demand Registration, and shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as soon as practicable thereafter.

7

3.1.2           Effective Registration. Notwithstanding the provisions of subsection 3.1.1 or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and remains in effect for twelve (12) months and the Corporation has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency (except for a stop order or injunction resulting from information supplied by or on behalf of a Demanding Holder or Requesting Holder for use in the Registration Statement being incorrect or incomplete) the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Corporation in writing, but in no event later than five (5) days, of such election; and (b) all Registrable Securities requested to be registered are registered under the Securities Act; and, provided, further, that the Corporation shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently withdrawn. In the event that the Corporation has given the applicable Holders notice of suspension of sales pursuant to Section 4.4, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until the Registration Statement has been declared effective by the Commission and remains in effect for twelve (12) months, as extended by the number of days during the period from and including the date of the giving of such suspension notice to and including the date on which such Holders receive notice in writing from the Corporation that the use of the Prospectus may be resumed.

3.1.3           Underwritten Offering. A majority-in-interest of the Demanding Holders initiating any Demand Registration shall have the right to demand an offering in the form of an Underwritten Offering if the gross proceeds of such offering are reasonably expected to exceed $25,000,000 in the aggregate. The holders of a majority of the Registrable Securities included in any Demand Registration shall have the right to select the managing Underwriter or Underwriters to administer the offering, subject to the consent of the Corporation, which consent shall not be unreasonably withheld.

8

3.1.4           Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under subsection 3.1.1 shall have the right in their sole discretion to cause the Corporation to withdraw a Registration pursuant to such Demand Registration upon written notification to the Corporation and the Underwriter or Underwriters (if any) of their intention to withdraw such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Corporation shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to withdrawal by the applicable Holders under this subsection 3.1.4.

3.1.5           Price and Underwriting Discounts. In the case of an underwritten Demand Registration requested by Holders pursuant to this Agreement, the price, underwriting discount and other financial terms of the underwriting agreement for the Registrable Securities shall be determined by the holders of a majority of the Registrable Securities included in such Underwritten Offering.

3.2         Piggy-back Registration Rights.

3.2.1           Piggy-back Rights. If the Corporation proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Stock, or securities or other obligations exercisable or exchangeable for, or convertible into Common Stock, for its own account or for the account of stockholders of the Corporation (or by the Corporation and by the stockholders of the Corporation), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Corporation’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Corporation or (d) for a dividend reinvestment plan, then the Corporation shall give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable but not less than fifteen (15) days before the anticipated filing date of such Registration Statement, which notice shall (1) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (2) offer to all of Holders of Registrable Securities the opportunity to register (such Registration a “Piggy-back Registration”) the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (any Registrable Securities so requested to be included in the Piggy-back Registration, the “Piggy-back Registrable Securities”). The Corporation shall, in good faith, cause such Piggy-back Registrable Securities to be included in such Piggy-back Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Piggy-back Registrable Securities to be included in a Piggy-back Registration on the same terms and conditions as any similar securities of the Corporation included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Piggy-back Registrable Securities through an Underwritten Offering under this subsection 3.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

9

3.2.2           Reduction of Piggy-back Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggy-back Registration, in good faith, advises the Corporation and the Holders of Registrable Securities participating in the Piggy-back Registration in writing that the dollar amount or number of the shares of Common Stock that the Corporation desires to sell, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant subsections 3.1.1 (if any) and 3.2.1, and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Corporation, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then:

(a) If the Registration is undertaken for the Corporation’s account, the Corporation shall include in any such Registration (i) first, the shares of Common Stock or other equity securities that the Corporation desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 3.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Corporation, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Corporation shall include in any such Registration (i) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 3.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities that the Corporation desires to sell which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities for the account of other Persons that the Corporation is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

10

3.2.3           Piggy-back Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggy-back Registration for any or no reason whatsoever upon written notification to the Corporation and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggy-back Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggy-back Registration. The Corporation (whether in its own good faith determination or at the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may postpone or withdraw the filing or effectiveness of a Piggy-back Registration. Notwithstanding anything to the contrary in this Agreement, the Corporation shall be responsible for the Registration Expenses incurred in connection with the Piggy-back Registration prior to its withdrawal under this subsection 3.2.3.

3.2.4           Unlimited Piggy-back Registration Rights. Any Registration effected pursuant to Section 3.2 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 3.1.

3.3	Restrictions on Demand Registration Rights. The Corporation shall not be obligated to effect more than three (3) Registrations in any period of twenty-four (24) consecutive months pursuant to a Demand Registration under this Agreement, and furthermore the Corporation shall not be obligated to effect any Demand Registration within ninety (90) days after the effective date of a previous Demand Registration or a previous Piggy-back Registration in which Holders of Registrable Securities were permitted to register, and actually sold, at least eighty (80%) of the Registrable Securities requested to be included therein. The Corporation may postpone for up to thirty (30) days the filing or effectiveness of a Registration Statement for a Demand Registration if (i) the Registration Statement is required under applicable law, rule or regulation to contain (a) financial statements that are unavailable to the Corporation for reasons beyond the Corporation’s control or (b) audited financial statements as of a date other than the Corporation’s fiscal year end (unless the Holders requesting Registration agree to pay the reasonable expenses of this audit), or (ii) if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Demand Registration would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Corporation’s debt or equity securities, (y) require the Corporation to make an Adverse Disclosure or (z) render the Corporation unable to comply with requirements under the Securities Act or Exchange Act; provided, that in such event the Holders initiating a Demand Registration shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder and the Corporation shall pay all Registration Expenses in connection with such Registration. The Corporation may delay a Demand Registration hereunder twice in any period of twelve (12) consecutive months.

3.4	Holdback Agreements. The Corporation agrees not to, and shall exercise its best efforts to obtain agreements (in the Underwriters’ customary form) from its directors, executive officers and beneficial owners of 5% or more of the Corporation’s outstanding voting stock not to, directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any equity securities of the Corporation or enter into any hedging transaction relating to any equity securities of the Corporation during the one hundred eighty (180) days beginning on the effective date of any Underwritten Offering or the pricing date of any Underwritten Offering (except as part of such Underwritten Offering or pursuant to Registrations on Form S-8 or S-4 or any successor forms thereto) unless the managing Underwriter otherwise agrees to a shorter period.

11

ARTICLE 4

CORPORATION PROCEDURES

4.1	General Procedures. At any time during which the Corporation is required to effect the Registration of Registrable Securities pursuant to this Agreement, the Corporation shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Corporation shall as expeditiously as possible:

4.1.1           prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) (A) with respect to a Demand Registration, twelve (12) months after the effective date of the Registration Statement, extended as necessary in accordance with Section 4.4, and (B) with respect to the Shelf Registration Statement, thirty-six (36) months after the effective date thereof; and (ii) the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement or cease to be Registrable Securities;

4.1.2           prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Corporation or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until the earlier of (a) (i) with respect to a Demand Registration, twelve (12) months after the effective date of the Registration Statement, extended as necessary in accordance with Section 4.4, and (ii) with respect to the Shelf Registration Statement, thirty-six (36) months after the effective date thereof; and (b) the date on which all the Registrable Securities subject thereto have been sold or distributed pursuant to such Registration Statement or cease to be Registrable Securities;

4.1.3           prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such documents as proposed to be filed with such Registration Statement (including each preliminary Prospectus), and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration and the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders.

12

4.1.4           permit the Holders, the Underwriters, if any, and any counsel or accountant of the Holders or Underwriters to participate in the preparation of the Registration Statement and any documents in connection therewith, and cause the Corporation’s directors, officers and employees to supply all information required by applicable law, rule or regulation to be included in the Registration Statement or reasonably requested by any such Holder, Underwriter, counsel or accountant. The Underwriters, Holders of Registrable Securities included in such registration and such Holders’ legal counsel shall have the opportunity to review and comment on all such documents proposed to be filed in connection with a Registration, including pursuant to this Article 4;

4.1.5           prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Corporation and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Corporation shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

4.1.6           make available for inspection by the Holders, any Underwriter participating in any disposition pursuant to a Registration Statement, and any attorney, accountant or other agent retained by the Holders or any Underwriter, all financial and other records, corporate documents and properties of the Corporation, and cause the Corporation’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Holders, any Underwriter, attorney, accountant or agent in connection with such Registration Statement;

4.1.7           use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Corporation are then listed;

4.1.8           provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

4.1.9           advise each participating Holder of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

13

4.1.10         at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each participating Holder of such Registrable Securities or its counsel;

4.1.11         notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 4.4;

4.1.12         in the event of an Underwritten Offering, permit the participating Holders to rely on any “cold comfort” letter from the Corporation’s independent registered public accountants, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, provided to the managing Underwriter of such offering;

4.1.13         in the event of an Underwritten Offering, permit the participating Holders to rely on any opinion(s) of counsel representing the Corporation for the purposes of such Registration issued to the managing Underwriter of such offering covering legal matters with respect to the Registration;

4.1.14         in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

4.1.15         make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Corporation’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, and which requirement will be deemed to be satisfied if the Corporation timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

4.1.16         if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Corporation to participate in customary “road show” presentations that may be reasonably requested by the Underwriter or Holder in any Underwritten Offering; and

4.1.17         otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

14

4.2	Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Corporation, it being understood that the Corporation shall not be required to pay any fees or disbursements of Underwriters not customarily paid by issuers, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities or any broker’s fees or other commissions of Persons retained by a Holder of Registrable Securities.

4.3	Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Corporation pursuant to a Registration initiated by the Corporation hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Corporation and the Holders, as applicable, and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

4.4	Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Corporation that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Corporation that the use of the Prospectus may be resumed and he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Corporation hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice) and, if so directed by the Corporation, each Holder shall deliver to the Corporation (at the Corporation’s expense) all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such notice. If the continued use of a Registration Statement in respect of any Registration at any time would require under applicable law, rule or regulation the Registration Statement to contain (a) financial statements that are unavailable to the Corporation for reasons beyond the Corporation’s control or (b) audited financial statements as of a date other than the Corporation’s fiscal year end (unless the applicable Holders agree to pay the reasonable expenses of this audit), or if the Board determines in its reasonable good faith judgment (upon advice of legal counsel) that such Registration Statement would (x) materially interfere with a pending significant acquisition, corporate organization or pending offering of the Corporation’s debt or equity securities, (y) require the Corporation to make an Adverse Disclosure or (z) render the Corporation unable to comply with requirements under the Securities Act or Exchange Act, the Corporation may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for a reasonable period of time, as determined in good faith by the Corporation, but in no event for more than thirty (30) days. In the event the Corporation exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Corporation shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 4.4. In the event that the Corporation has given Holders notice of suspension of sales pursuant to this Section 4.4, the applicable time period set forth in subsection 3.1.2 during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such suspension notice to and including the date on which such Holders receive notice in writing from the Corporation that the use of the Prospectus may be resumed.

15

4.5	Reporting Obligations. As long as any Holder shall own Registrable Securities, the Corporation, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Corporation after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Corporation further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereunder by the Commission), including providing any legal opinions at the expense borne by the Corporation. Upon the request of any Holder, the Corporation shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE 5

INDEMNIFICATION AND CONTRIBUTION

5.1	The Corporation agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Corporation of the Securities Act, the Exchange Act, any state securities law or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law in connection with an offering covered by such registration statement, except insofar as the same are caused by or contained in any information relating to such Holder furnished in writing to the Corporation by such Holder expressly for use therein. The Corporation shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

16

5.2	In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Corporation in writing such information relating to such Holder as the Corporation is required to disclose under the Securities Act for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Corporation, its directors and officers and agents and each Person who controls the Corporation (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any (i) untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, (ii) any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation by the Holders of the Securities Act, the Exchange Act, any state securities law or any rule or regulations promulgated under the Securities Act, the Exchange Act or any state securities law in connection with an offering covered by such registration statement, but only to the extent that such untrue statement or omission is contained in any information relating to such Holder so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds (after deducting underwriting discount, commissions, taxes and other transaction fees and expenses) received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Corporation.

5.3	Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.4	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Corporation and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Corporation’s or such Holder’s indemnification is unavailable for any reason.

17

5.5	If the indemnification provided under Section 5.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 5.5 shall be limited to the amount of the net proceeds (after deducting underwriting discount, commissions, taxes and other transaction fees and expenses) received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1, 5.2 and 5.3, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 6

MISCELLANEOUS

6.1	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Corporation, to:

JH Capital Group Holdings, Inc.
[    ]
[    ]
Attention: [    ]

Telephone No: [    ]
Facsimile: [    ]

18

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Alexander Johnson
Telephone No.: (212) 918-3030
Facsimile: (212) 918-3100

If to any Holder, to the address and other contact information set forth in the records of JH Capital from time to time.

If to any party hereto, a copy shall also be delivered to:

JH Capital

[    ]

[    ]

Attention: [    ]
Telephone No: [    ]
Facsimile: [    ]

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention: Sven Mickisch
Telephone No.: (212) 735-3554
Facsimile: (917) 777-3554

and

Advisors LLP

11911 San Vicente Blvd Suite 265

Los Angeles CA 90049

Attention: Leigh Morris
Telephone No.: (310) 472-4111
Facsimile: (310) 472-5433

The Corporation may designate, by notice to all of the Holders and JH Capital, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees. The Holders may designate, by notice to the Corporation and JH Capital, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

6.2           Assignment; No Third Party Beneficiaries.

19

6.2.1           Any Permitted Transferee of a Holder following the date hereof (an “Additional Holder”) shall be entitled to become a party to this Agreement as a Holder; provided that such Permitted Transferee or Additional Holder, as applicable, shall first sign an agreement in the form reasonably approved by the Corporation acknowledging that such Permitted Transferee or Additional Holder is bound by the terms and provisions of this Agreement. Except as set forth in this Section 6.2.1, a Holder may not assign or transfer any of its rights or obligations under this Agreement. This Agreement and the rights, duties and obligations of the Corporation hereunder may not be assigned or delegated by the Corporation in whole or in part without the prior consent of the Holders of a majority of the Registrable Securities, which consent shall not be unreasonably withheld.

6.2.2           All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.2.3           This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns (including any Person that has a executed a joinder to this Agreement)

6.2.4           If the outstanding Common Stock of the Corporation is converted into or exchanged or substituted for other securities issued by any other Person, as a condition to the effectiveness of the merger, consolidation, reclassification, share exchange or other transaction pursuant to which such conversion, exchange, substitution or other transaction takes place, such other Person shall automatically become bound hereby with respect to such other securities constituting Registrable Securities and, if requested by the Holder or a Permitted Transferee, shall further evidence such obligation by executing and delivering to such Holder and such Permitted Transferee a written agreement to such effect in form and substance satisfactory to such Holder.

6.3	Conversion of Exchange of Other Securities. If a Holder offers Registrable Securities by forward sale, or any options, rights, warrants or other securities issued by such Holder, the Corporation or any other Person that are offered with, convertible into or exercisable or exchangeable for any Registrable Securities, the Registrable Securities subject to such forward sale or underlying such options, rights, warrants or other securities shall be eligible for Registration pursuant to Sections 2, 3 and 4 of this Agreement.

6.4	Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile transmission or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

20

6.5	Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware of, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 6.1. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.6	Amendments and Modifications. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Corporation and (ii) Holders collectively holding more than fifty percent (50%) of all issued and outstanding (A) Registrable Securities and (B) other securities which are exchangeable into Registrable Securities, including, without limitation, the Class B Units, in each case taken together on an as-exchanged basis. No course of dealing between any Holder or the Corporation and any other party hereto or any failure or delay on the part of a Holder or the Corporation in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Corporation. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7	Termination. This Agreement shall terminate when no Holder holds any Class B Units or Registrable Securities. The provisions of Article 5 and this Article 6 shall survive any termination.

6.8	Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware or, if that court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

6.9	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

21

6.10	Further Assurances. If the Holders or any of its affiliates seek to effectuate a distribution in kind of all or part of their respective Registrable Securities to their respective affiliates, partners (direct or indirect), members, equityholders or shareholders, the Corporation shall, subject to any applicable contractual transfer restrictions, work with the foregoing Persons to facilitate such distribution in kind in the manner reasonably requested.

[Signature pages follow]

22

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

JH Capital Group Holdings, Inc.

By:

Name:
Title:

HOLDERS:

[ ]

By:

Name:
Title:

[ ]

By:

Name:
Title:

[ ]

By:

Name:
Title:

[ ]

By:

Name:
Title:

Exhibit A

PLAN OF DISTRIBUTION

The Corporation is registering the shares of Class A Common Stock covered by this prospectus for the selling Holders. As used in this prospectus, “selling Holder” includes the donees, transferees, pledgees or others who may later hold the selling Holder’s interests. Pursuant to a registration rights agreement, dated as of [ , 2017], the Corporation agreed to register the Class A Common Stock held by or issuable to the selling Holders and to indemnify the selling Holders against certain liabilities related to the selling of the Class A Common Stock, including liabilities arising under the Securities Act. Under the registration rights agreement, the Corporation also agreed to pay the costs and fees of registering the shares of Class A Common Stock; however, the selling Holders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares of Class A Common Stock.

The selling Holders may sell the Class A Common Stock being offered hereby in one or more of the following ways at various times:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

Each selling Holder may offer its shares of Class A Common Stock in one or more offerings pursuant to one or more prospectus supplements, if required by applicable law, and any such prospectus supplement will set forth the terms of the relevant offering to the extent required. To the extent the shares of Class A Common Stock offered pursuant to a prospectus supplement remain unsold, such selling Holder may offer those shares of Class A Common Stock on different terms pursuant to another prospectus supplement.

Each selling Holder will act independently of the Corporation in making decisions with respect to the timing, manner and size of each sale. Each selling Holder may sell the Class A Common Stock on the NASDAQ Capital Market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. If underwriters are used in the sale, the Class A Common Stock will be acquired by the underwriters for their own account and may be resold at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. A distribution of the Class A Common Stock by the selling Holders may also be effected through the issuance by the selling Holders or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the selling Holders may sell some or all of the shares of Class A Common Stock covered by this prospectus through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

The selling Holders may also enter into hedging transactions. For example, the selling Holders may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the Class A Common Stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of Class A Common Stock received from the selling Holders to close out its short positions;

•	sell Class A Common Stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling Holders to deliver Class A Common Stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the Class A Common Stock under this prospectus; or

•	loan or pledge the Class A Common Stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, the selling Holders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from the selling Holders or others to settle such sales and may use securities received from the selling Holders to close out any related short positions. The selling Holders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering of the Class A Common Stock covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any; and

•	the public offering price of the Class A Common Stock and the proceeds to the selling Holders and any discounts, commissions or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

The selling Holders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling Holders may allow other broker-dealers to participate in resales. The selling Holders and any broker-dealers involved in the sale or resale of the Class A common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling Holder qualifies as an “underwriter,” such selling Holder will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling their Class A Common Stock under this prospectus, the selling Holders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the Class A Common Stock, including liabilities arising under the Securities Act;

•	transfer their Class A Common Stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell their Class A Common Stock in accordance with Rule 144 under the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144; or

•	sell their Class A Common Stock by any other legally available means.

Exhibit F

Form of 2017 Omnibus Equity Incentive Plan

JH CAPITAL GROUP HOLDINGS, INC.

2017 OMNIBUS EQUITY INCENTIVE PLAN

1.            Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders, and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Unrestricted Stock, Stock Appreciation Rights, Performance Units and Performance Shares.

2.            Definitions. As used herein, the following definitions will apply:

(a)          “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)          “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Parent or Subsidiary of the Company, as such laws, rules, and regulations shall be in effect from time to time.

(c)          “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(d)          “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)          “Board” means the Board of Directors of the Company.

(f)          “Cause” shall mean, unless otherwise set forth in an Award Agreement or an employment agreement or similar arrangement between a Participant and the Company or any of its Subsidiaries, dismissal as a result of (i) the commission of any act by a Participant constituting financial dishonesty against the Company or its Subsidiaries (which act would be chargeable as a crime under applicable law); (ii) a Participant’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would: (A) materially adversely affect the business or the reputation of the Company or any of its Subsidiaries with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (B) expose the Company or any of its Subsidiaries to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by a Participant to follow the directives of the chief executive officer of the Company or any of its Subsidiaries or Board, or (iv) any material misconduct, violation of the Company’s or Subsidiaries’ policies, or willful and deliberate non-performance of duty by the Participant in connection with the business affairs of the Company or its Subsidiaries.

(g)          “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)           The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)          The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(g)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(g)(i));

(iii)         A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)         The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(f), the term “Person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)         a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;

(2)         a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3)         the Company; and

(4)         a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control.

(h)          “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)          “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j)          “Common Stock” means the Class A common stock of the Company.

(k)          “Company” means JH Capital Group Holdings, Inc., a Delaware corporation, or any successor thereto.

(l)          “Director” means a member of the Board.

(m)          “Disability” shall mean, unless otherwise set forth in an Award Agreement or an employment agreement or similar arrangement between a Participant and the Company or any of its Subsidiaries, total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n)          “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)          “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 14 or any action taken in connection with a change in control transaction nor (ii) transfer or other disposition permitted under Section 13. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(q)          “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)          If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)         If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)        In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(r)          “Fiscal Year” means the fiscal year of the Company.

(s)          “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(t)          “Independent Contractor” means any person, including an advisor, consultant or agent engaged by the Company or a Parent or Subsidiary to render services to such entity.

(u)          “Inside Director” means a Director who is an Employee.

(v)         “Lock-Up Period” means the period during which the transfer of Shares of Unrestricted Stock are subject to transfer restrictions.

(w)          “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)          “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)          “Option” means a stock option granted pursuant to the Plan.

(z)          “Outside Director” means a Director who is not an Employee.

(aa)         “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(bb)         “Participant” means the holder of an outstanding Award.

(cc)        “Performance Goal” means a performance goal established by the Committee pursuant to Section 11(c) of the Plan.

(dd)        “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 11.

(ee)        “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11.

(ff)         “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg)       “Plan” means this 2017 Omnibus Equity Incentive Plan.

(hh)       “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(ii)         “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(jj)         “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(kk)        “Section 16(b)” means Section 16(b) of the Exchange Act.

(ll)         “Service Provider” means an Employee, Director or Independent Contractor.

(mm)      “Share” means a share of the Common Stock, as adjusted in accordance with Section 14 of the Plan.

(nn)        “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 10 is designated as a Stock Appreciation Right.

(oo)       “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(pp)       “Unrestricted Stock” means Shares issued pursuant to an Unrestricted Stock award under Section 9 of the Plan.

(qq)        “Tax-Related Items” means income tax, social insurance, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

3.            Stock Subject to the Plan.

(a)          Stock Subject to the Plan. Subject to the provisions of Section 14 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 6,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 14 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code, any Shares that again become available for issuance pursuant to Section 3(b).

(b)          Lapsed Awards. To the extent an Award should expire or be forfeited or become unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards.  In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards.  Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. In addition, (i) to the extent an Award is denominated in Shares, but paid or settled in cash, the number of Shares with respect to which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) Shares underlying Awards that can only be settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

4.            Administration of the Plan.

(a)          Procedure.

(i)          Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)         Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)        Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)        Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)          Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i)          to determine the Fair Market Value for any purpose under this Plan, including, without limitation, the selection of the methodology and the date or dates used for determining Fair Market Value; provided that the such determination of Fair Market Value is consistent with the requirements set forth in Treasury Regulation Section 1.409A-1(b)(5)(iv)(A);

(ii)         to select the Service Providers to whom Awards may be granted hereunder;

(iii)        to determine the number of Shares to be covered by each Award granted hereunder;

(iv)        to approve forms of Award Agreements for use under the Plan;

(v)         to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)        to institute and determine the terms and conditions of an Exchange Program;

(vii)       to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)      to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable non-U.S. laws, for qualifying for favorable tax treatment under applicable non-U.S. laws or facilitating compliance with non-U.S. laws (sub-plans may be created for any of these purposes);

(ix)        to modify or amend each Award (subject to Section 19 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(x)         to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 15 of the Plan;

(xi)       to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)        to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiii)       to make all other determinations deemed necessary or advisable for administering the Plan.

(c)          Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

(d)          Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to an Officer or (b) in any way which would jeopardize the Plan’s qualification under Code Section 162(m) or Rule 16b-3.

5.            Award Eligibility and Limitations.

(a)          Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Unrestricted Stock, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

(b)          Award Limitations. The following limits shall apply to the grant of any Award if, at the time of grant, the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code:

(i)          Options and Stock Appreciation Rights. Subject to adjustment as provided in Section 14, no Employee shall be granted within any fiscal year of the Company one or more Options or Stock Appreciation Rights, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Options or Stock Appreciation Rights, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(ii)         Restricted Stock and Restricted Stock Units. Subject to adjustment as provided in Section 14, no Employee shall be granted within any fiscal year of the Company one or more awards of Restricted Stock or Restricted Stock Units, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Restricted Stock or Restricted Stock Units, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(iii)        Unrestricted Stock. Subject to adjustment as provided in Section 14, no Employee shall be granted within any fiscal year of the Company one or more awards of Unrestricted Stock, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may be granted Unrestricted Stock, which in the aggregate cover up to an additional 1,000,000 Shares reserved for issuance under the Plan.

(iv)        Performance Units and Performance Shares. Subject to adjustment as provided in Section 14, no Employee shall be granted within any fiscal year of the Company Performance Units or Performance Shares having a grant date value (assuming maximum payout) greater than ten million dollars ($10 million) or covering more than 1,000,000 Shares, whichever is greater; provided, however, that in connection with an Employee’s initial service as an Employee, an Employee may receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) of up to an additional amount equal to ten million dollars ($10 million) or covering up to 1,000,000 Shares, whichever is greater. No Participant may be granted more than one award of Performance Units or Performance Shares for the same Performance Period.

(c)          Outside Director Limitations. No Participant who is an Outside Director will be granted Awards valued at more than one million dollars ($1 million) during any single calendar year (with cash Awards measured for this purpose by their value upon payment and any other Awards measured for this purpose at their grant date fair value as determined for the Company’s financial reporting purposes).

6.            Stock Options.

(a)          Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. With respect to the Committee’s authority in Section 4(b)(ix), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Committee, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Committee, any extension of the term of an Option pursuant to this Section 6 shall comply with Code Section 409A to the extent necessary to avoid taxation thereunder.

(b)          Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the maximum term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the maximum term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)          Option Exercise Price and Consideration.

(i)          Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)         In the case of an Incentive Stock Option

(A)         granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)         granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)         In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)         Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)         Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)        Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)          Exercise of Option.

(i)          Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with fully payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14.

(ii)         Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of Cause or of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)        Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)        Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)         Termination for Cause. If a Participant’s employment is terminated by the Company for Cause, upon the date of Participant’s termination of employment all of the Participant’s outstanding an unexercised Options (whether vested or unvested) will be immediately forfeited for no consideration. Effective as of the date of Participant’s termination of employment, the Participant shall have no rights with respect to the Option and the Shares covered by such Option will revert to the Plan.

7.            Restricted Stock.

(a)          Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)          Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)          Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)          Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)          Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)          Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)          Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions, including, without limitation, restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.

(h)          Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.            Restricted Stock Units.

(a)          Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b)          Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis (including the passage of time) determined by the Administrator in its discretion.

(c)          Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)          Dividend Equivalents. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.

(e)          Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)          Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.            Unrestricted Stock.

(a)          Grant of Unrestricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Unrestricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)          Unrestricted Stock Agreement. Each Award of Unrestricted Stock will be evidenced by an Award Agreement that will specify any Lock-Up Period, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Unrestricted Stock until the Lock-Up Period on such Shares have lapsed.

(c)          Transferability. Except as provided in this Section 9 or the Award Agreement, Shares of Unrestricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Lock-Up Period.

(d)          Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Unrestricted Stock as it may deem advisable or appropriate.

(e)          Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Unrestricted Stock covered by each Unrestricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)          Voting Rights. During the Lock-Up Period, Service Providers holding Shares of Unrestricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

(g)          Dividends and Other Distributions. During the Lock-Up Period, Service Providers holding Shares of Unrestricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions, including, without limitation, restrictions on transferability, as the Shares of Unrestricted Stock with respect to which they were paid.

10.         Stock Appreciation Rights.

(a)          Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)          Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)          Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)          Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)          Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)          Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)          The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)         The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

11.          Performance Units and Performance Shares.

(a)          Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b)          Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)          Performance Objectives and Other Terms. The Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)          Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:

(i)          Performance Measures. For each Performance Period, the Committee shall establish and set forth in writing the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more objectively defined and non-discretionary factors preestablished by the Committee. Performance Measures may be one or more of the following, as determined by the Committee: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) power purchase agreement backlog; (xiv) gross margin; (xv) operating margin or profit margin; (xvi) capital expenditures, cost targets, reductions and savings and expense management; (xvii) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (xviii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xix) performance warranty and/or guarantee claims; (xx) stock price or total stockholder return; (xxi) earnings or book value per share (basic or diluted); (xxii) economic value created; (xxiii) pre-tax profit or after-tax profit; (xxiv) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals; (xxv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxvi) construction projects consisting of one or more objectives based upon meeting project completion timing milestones, project budget, site acquisition, site development, or site equipment functionality; (xxvii) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, headcount, performance management, completion of critical staff training initiatives; (xxviii) objective goals relating to projects, including project completion timing milestones, project budget; (xxix) key regulatory objectives; and (xxx) enterprise resource planning.

(ii)         Committee Discretion on Performance Measures. As determined in the discretion of the Committee, the Performance Measures for any Performance Period may (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more subsidiaries, divisions, departments, regions, stores, segments, products, functions or business units of the Company or individual project company, (c) be measured on a per share, per capita, per unit, per square foot, per employee, per store basis, and/or other objective basis (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. Awards that are not intended by the Company to comply with the performance-based compensation exception under Code Section 162(m) may take into account other factors (including subjective factors).

(e)          Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals or other vesting provisions have been achieved.

(f)          Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made upon the time set forth in the applicable Award Agreement. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(g)         Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

12.          Leaves of Absence/Transfer Between Locations. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13.          Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.          Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)          Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall, in such manner as it may deem equitable, adjust (i) the number, kind and class of securities or other property or cash that may be delivered under the Plan, (ii) the number, class, kind and price of securities or other property or cash covered by each outstanding Award, and/or (iii) the numerical Share limits in Section 3 of the Plan. Notwithstanding the forgoing, all adjustments under this Section 14 shall be made in a manner that does not result in taxation under Code Section 409A.

(b)          Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c)          Change in Control. In the event of a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed, cancelled or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. For the avoidance of doubt, any outstanding and unexercised Option as of the consummation of a Change in Control, whether vested or unvested, which has a per share exercise price that is less than or equal to the per share consideration paid for a Share in connection with a Change in Control, as determined by the Administrator in its sole discretion, may be cancelled effective as of the consummation of the Change in Control for no consideration payable to the Participant. The Administrator will not be required to treat all Awards similarly in the transaction.

Except as set forth in an Award Agreement, in the event that a successor or acquiror in a Change in Control does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units and Unrestricted Stock will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels (or such greater amount as determined by the Administrator) and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15.          Tax.

(a)          Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted with respect to such Award.

(b)          Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares, or (c) delivering to the Company already-owned Shares; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. Except as otherwise determined by the Administrator, the Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the amounts are required to be withheld or deducted.

(c)          Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Code Section 409A.

16.          No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, or (if different) the Participant’s employer, nor will they interfere in any way with the Participant’s right or the Participant’s employer’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.          Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.          Term of Plan. Subject to Section 22 of the Plan, the Plan will become effective upon the earlier of its adoption by the Board or the Company’s shareholders. It will continue in effect for a term of ten (10) years from such effective date, unless terminated earlier under Section 19 of the Plan.

19.          Amendment and Termination of the Plan.

(a)          Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)          Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)          Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.          Conditions Upon Issuance of Shares.

(a)          Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)          Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.          Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.          Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

23.          Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

Exhibit G

Sponsor Letter

EXECUTION VERSION

June 28, 2017

Ladies and Gentlemen:

Reference is made to that certain Investment Agreement, dated as of date hereof (as it may be amended, supplemented or otherwise modified, the “Investment Agreement”), by and among JH Capital Group Holdings, LLC, a Delaware limited liability company (the “Company”), Jacobsen Credit Holdings, LLC, a Delaware limited liability company and an entity controlled by Douglas Jacobsen (“Jacobsen Holdings”), NJK Holding LLC, a Delaware limited liability company and an entity controlled by Norman Kravetz (“NJK Holding”), Kravetz Capital Funding LLC, a California limited liability company and an entity controlled by Norman Kravetz (“KCF”, and, together with Jacobsen Holdings and NJK Holding, the “Founding Members”), and Easterly Acquisition Corp., a Delaware corporation (the “Investor”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Agreement. This letter agreement (“Letter Agreement”) is being entered into by and among the Investor, Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (“Easterly Sponsor”), the Company and the Founding Members in connection with the Investment Agreement and the Transactions contemplated thereby. This Letter Agreement represents the “Sponsor Letter” contemplated by the Investment Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor, Easterly Sponsor, the Company and the Founding Members hereby agree as follows:

1.          Share Cancellation and Issuance of New Investor Warrants. Easterly Sponsor acknowledges that, in accordance with the Section 1.2(b) of the Investment Agreement, effective as of the Closing, each share of Investor Pre-Closing Common Stock issued and outstanding immediately prior to the Closing (other than any Redemption Shares) shall be automatically converted into shares of Investor Class A Common Stock. Effective as of the Closing and contingent upon the consummation of the Transactions, the Investor shall cancel and Easterly Sponsor shall surrender 2,500,000 shares (the “Surrendered Sponsor Shares”) of the Investor Class A Common Stock held by Easterly Sponsor in exchange for the issuance by the Investor of 2,500,000 new warrants to purchase Investor Class A Common Stock at an exercise price of $0.01 per share of Investor Class A Common Stock exercisable for a term of 5 years after the date of issuance (the “New Investor Warrants”); provided that the New Investor Warrants shall only be exercisable as follows: (a) 1,000,000 of the New Investor Warrants will become exercisable in accordance with the terms of the New Warrant Agreement (as defined below) at any time after the VWAP (as defined below) is greater than $12.00 per share following the consummation of the Transactions, (b) an additional 1,000,000 of the New Investor Warrants will become exercisable in accordance with the terms of the New Warrant Agreement at any time after (A) the Investor has raised gross proceeds of at least $200,000,000 from the sale of its equity securities, including the gross proceeds released to the Investor from the Investor’s trust account on or about the Issuance Date, and (B) the VWAP is greater than $13.00 per share following the consummation of the Transactions, and (c) the final 500,000 of the New Investor Warrants will become exercisable in accordance with the terms of the New Warrant Agreement at any time after (A) the Investor has raised gross proceeds of at least $200,000,000 from the sale of its equity securities, including the gross proceeds released to the Investor from the Investor’s trust account on or about the Issuance Date, and (B) the VWAP is greater than $14.00 per share following the consummation of the Transactions. As used herein, (a) “New Warrant Agreement” means a Warrant Agreement, in substantially the form attached hereto as Exhibit A, to be executed and delivered by the Investor at, and contingent upon, the Closing, pursuant to which the New Investor Warrants shall be issued by the Investor to Easterly Sponsor and (b) “VWAP” means, as of a particular date, the average of the volume weighted averages of the trading prices of shares of Investor Class A Common Stock on the Nasdaq, or such other primary exchange on which the Investor Class A Common Stock is listed (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by the parties in good faith), on each of the ten (10) consecutive days on which shares of Investor Class A Common Stock are traded on the Nasdaq, or such other primary exchange on which the Investor Class A Common Stock is listed (each such day, a “Trading Day”), ending on (and including) the Trading Day of determination.

2.          Share Transfer. After giving effect to the cancellation and surrender of the Surrendered Sponsor Shares, Easterly Sponsor shall, for the purpose of incentivizing purchases of Investor Class A Common Stock and/or obtaining agreements from the Investor stockholders not to redeem such stockholders’ shares of Investor Pre-Closing Common Stock in connection with the Transactions, offer up to 1,000,000 shares of its Investor Class A Common Stock (the “Incentive Shares”) to such potential purchasers or current Investor stockholders at a purchase price equal to $0.005 per share, with the consummation of any such purchase of Incentive Shares being effective only as of and contingent upon the Closing. If, at the Closing, Easterly Sponsor has not transferred all of the Incentive Shares in accordance with the immediately preceding sentence, then, at the Closing and contingent upon the consummation of the Transactions, the Founding Members shall have the right (but not the obligation) to purchase from Easterly Sponsor, and if such right is exercised by either of the Founding Members, Easterly Sponsor shall sell to the exercising Founding Members, pro rata with respect to the exercising Founding Members’ ownership interest in the Company as of the Closing, fifty percent (50%) of the remaining Incentive Shares at a purchase price equal to $0.005 per share.

3.          Conditions to Effectiveness; Termination. The provisions set forth in this Letter Agreement shall take effect, and are conditioned in all respects, on the Closing of the Transactions contemplated by the Investment Agreement. In connection with any transfer of Incentive Shares of Investor Class A Common Stock to the Founding Members pursuant to paragraph 2, it is a condition to any such transfer that the Founding Members enter into a written agreement agreeing to be bound by the restrictions contained in that certain letter agreement, dated as of July 29, 2015, between the Investor, Easterly Sponsor and the other signatories thereto. In the event that the Investment Agreement is terminated in accordance with Section 7.1 of the Investment Agreement, this Letter Agreement shall terminate without any further action by the Investor, Easterly Sponsor, the Company or the Founding Members and shall be of no further force or effect.

4.          Miscellaneous.

a.           Notwithstanding anything to the contrary provided in this Letter Agreement, the Investor, Easterly Sponsor, the Company and the Founding Members shall not sell, convey, transfer, assign or deliver any equity securities or equity-linked securities in the Investor (i) contrary to applicable Law, including federal securities laws or any applicable state securities or “blue sky” or takeover Laws, or (ii) which would require a vote of the holders of the Investor Common Stock.

b.           This Letter Agreement may be amended only by a written instrument executed by the Investor, Easterly Sponsor, the Company and the Founding Members.

c.           This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of each other party hereto, such consent not to be unreasonably withheld.

d.           This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into within the borders of such state and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in United States District Court for the District of Delaware or any Delaware State court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.  EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

e.           This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same letter agreement. The exchange of copies of this Letter Agreement and of signature pages hereto by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this letter agreement. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties’ original signatures for all purposes.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer

EASTERLY ACQUISITION SPONSOR, LLC

By:	/s/ Darrell Crate
	Name:	Darrell Crate
	Title:	Managing Director

JH Capital Group Holdings, LLC

By:	/s/ Douglas Jacobsen
	Name:	Douglas Jacobsen
	Title:	Manager

Founding Members:

Jacobsen Credit Holdings, LLC

By:	/s/ Douglas Jacobsen
	Name:	Douglas Jacobsen
	Title:	Manager

NJK Holdings, LLC

By:	/s/ Norman Kravetz
	Name:	Norman Kravetz
	Title:	Manager

[Signature Page to Letter Agreement]

Kravetz Capital Funding LLC

By:	/s/ Norman Kravetz
	Name:	Norman Kravetz
	Title:	Manager

[Signature Page to Letter Agreement]

Exhibit A

Warrant Agreement

(See attached)

EXHIBIT A

FORM OF WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE ISSUER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

JH CAPITAL GROUP HOLDINGS, INC.

Warrant To Purchase Common Stock

Number of Shares of Common Stock: 2,500,000

Date of Issuance: [             ], 2017 (“Issuance Date”)

JH Capital Group Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Easterly Acquisition Sponsor, LLC, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after the date hereof, but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), Two Million Five Hundred Thousand (2,500,000) fully paid nonassessable shares of Common Stock (as defined below) (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 13.

1.          EXERCISE OF WARRANT.

(a)          Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Sections 1(e) and 1(f)), this Warrant may be exercised by the Holder on any day on or after the date hereof, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii)  payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Business Day following the date on which the Company has received each of the Exercise Notice and the Aggregate Exercise Price (or notice of a Cashless Exercise) (the “Exercise Delivery Documents”), the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Delivery Documents to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date on which the Company has received all of the Exercise Delivery Documents (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise (or, if the Company desires to issue such shares of Common Stock in book-entry form in lieu of certificates representing such shares of Common Stock, then the Company shall notify the Holder of such issuance by any manner permitted under Section 6 hereof). Upon confirmation of receipt by the Company of the Exercise Delivery Documents, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates (or entries in book-entry form) evidencing such Warrant Shares, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as reasonably practicable after any such exercise and at the expense of the Holder, issue a new Warrant (in accordance with Section 5(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. The Company shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant.

(b)          Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.01, subject to adjustment as provided herein.

(c)          Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

      B

For purposes of the foregoing formula:

A= the total number of shares of Common Stock with respect to which this Warrant is then being exercised.

B= the VWAP.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(d)          Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 9.

(e)          Vesting of Warrant. This Warrant shall only be exercisable at such times and in such amounts as follows: (i) one million (1,000,000) Warrant Shares will become exercisable at any time after the VWAP is greater than $12.00 per share following the Issuance Date, (ii) an additional one million (1,000,000) of the Warrant Shares will become exercisable at any time after (A) the Company has raised gross proceeds of at least $200,000,000 from the sale of its equity securities, including the gross proceeds released to the Company from the Company’s trust account on or about the Issuance Date, and (B) the VWAP is greater than $13.00 per share following the Issuance Date, and (iii) the final five hundred thousand (500,000) of the Warrant Shares will become exercisable at any time after (A) the Company has raised gross proceeds of at least $200,000,000 from the sale of its equity securities, including the gross proceeds released to the Company from the Company’s trust account on or about the Issuance Date, and (B) the VWAP is greater than $14.00 per share following the Issuance Date; provided, however, that upon the occurrence of a Fundamental Transaction all of the Warrant Shares shall become exercisable immediately prior to the consummation of such Fundamental Transaction. The amounts of Warrant Shares and closing prices shall be subject to adjustment as provided herein in Section 2.

(f)          Registration Rights Agreement. The Company agrees that the Warrant Shares shall be Registrable Securities (as defined in the Registration Rights Agreement) pursuant to the terms of the Registration Rights Agreement.

(g)          Beneficial Ownership Limitation on Exercises. The Company shall not effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant, to the extent that after giving effect to such exercise, the Holder (together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (“Reported”), as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For purposes of enabling the Holder to comply with the restrictions in this Section, upon the written request of the Holder, the Company shall within as promptly as reasonably practicable confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was Reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.8% specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(g) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2.          ADJUSTMENTS.

(a)          Share Dividends. If after the date hereof, and subject to the provisions of Section 2(f), the number of outstanding shares of Common Stock is increased by a share dividend or capitalization payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of this Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the Fair Market Value shall be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 2(a), if the rights offering is for Convertible Securities, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.

(b)          Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 2(f), the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)          Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of this Warrant is adjusted, as provided in Section 2(a) or 2(b) above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of this Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(d)          Replacement of Securities Upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Section 2(a) or Section 2(b) or that solely affects the par value of such shares of Common Stock), or in the case of any Fundamental Transaction, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder of this Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which this Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the Holder of this Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if the Holders holder had exercised this Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 2. The provisions of this Section 2(d) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

(e)          Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of Warrant Shares, the Company shall give written notice thereof to the Holder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 2(a), 2(b), 2(c) or 2(d), the Company shall give written notice of the occurrence of such event to each the Holder. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(f)          No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares upon the exercise of this Warrant. If, by reason of any adjustment made pursuant to this Section 2, the Holder would be entitled, upon the exercise of this Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder.

(g)          Form of Warrant. The form of this Warrant need not be changed because of any adjustment pursuant to this Section 2.

(h)          Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 2 are strictly applicable, but which would require an adjustment to the terms of this Warrant in order to (i) avoid an adverse impact on this Warrant and (ii) effectuate the intent and purpose of this Section 2, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by this Warrant is necessary to effectuate the intent and purpose of this Section 2 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of this Warrant in a manner that is consistent with any adjustment recommended in such opinion.

3.          NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of this Warrant is outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the exercise of this Warrant, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the exercise of this Warrant (without regard to any limitations on exercise).

4.          WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 4, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

5.          REISSUANCE OF WARRANTS.

(a)          Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 5(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 5(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b)          Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 5(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)          Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 5(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)          Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 5(a) or Section 5(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

6.          NOTICES. Any notice, statement or demand authorized by this Warrant to be given or made by the Company or by the Holder shall be sufficiently given when so delivered if delivered by e-mail to the e-mail address set forth below, by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

If to the Holder:

Easterly Acquisition Sponsor, LLC

375 Park Avenue, 21st Floor

New York, NY 10152

Attention: Eric Colandrea

E-Mail: ecolandrea@easterlycapital.com

If to the Company:

JH Capital Group Holdings, Inc.

[             ]

[             ]

Attention: [             ]

E-Mail:

7.          AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

8.          GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

9.          DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

10.         REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled to seek, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

11.         TRANSFER. Subject to applicable law, this Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

12.         SEVERABILITY.  If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

13.         CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a)          “Bloomberg” means Bloomberg Financial Markets.

(b)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(c)          “Common Stock” means (i) the Company’s shares of Class A Common Stock, par value $0.0001 per share, and (ii) any stock capital into which such Common Stock shall have been changed or any stock capital resulting from a reclassification of such Common Stock.

(d)          “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(e)          “Expiration Date” means the date five (5) years after the Issuance Date or, if such date falls on a day other than a Business Day or on a day which is not a Trading Day (a “Holiday”), the next date that is not a Holiday.

(f)          “Fair Market Value” means the VWAP ending on the Trading Day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

(g)          “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (B) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (C) consummate a merger, consolidation, stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, reclassification of the Company’s Common Stock, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such merger, consolidation, stock purchase agreement or other business combination) or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(h)          “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(i)          “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the VWAP ending on the Trading Day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Section 2(a), then such adjustment shall be made pursuant to Sections 2(a), 2(b) or 2(d).

(j)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(k)          “Registration Rights Agreement” means that certain Registration Rights Agreement, dated July 29, 2015, between the Company and certain security holders.

(l)          “VWAP” means as of a particular date, the average of the volume weighted averages of the trading prices of shares of Investor Class A Common Stock on the Nasdaq Capital Market, or such other primary exchange on which the Investor Class A Common Stock is listed (as reported by Bloomberg L.P. or, if such information is no longer available from Bloomberg L.P., as available from a comparable internationally recognized source determined by the parties in good faith), on each of the ten (10) consecutive days on which shares of Investor Class A Common Stock are traded on the Nasdaq Capital Market, or such other primary exchange on which the Investor Class A Common Stock is listed (each such day, a “Trading Day”), ending on (and including) the Trading Day of determination.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

JH CAPITAL GROUP HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

JH CAPITAL GROUP HOLDINGS, INC.

The undersigned holder hereby exercises the right to purchase __________________ of the shares of Common Stock (“Warrant Shares”) of JH Capital Group Holdings, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________       a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________       a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock.

JH CAPITAL GROUP HOLDINGS, INC.

By:
Name:
Title: